As filed with the Securities and Exchange Commission on May 12, 2011

Registration No. 333-172196

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OMNOVA Solutions Inc.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	2890	34-1897652
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

175 Ghent Road

Fairlawn, Ohio 44333-3300

(330) 869-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James C. LeMay

Senior Vice President, Business Development; General Counsel

175 Ghent Road

Fairlawn, Ohio 44333-3300

(330) 869-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki, Esq.

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114-1190

Tel: (216) 586-7103

Fax: (216) 579-0212

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Decorative Products Thailand, Inc.	Ohio	2890	34-1921738
OMNOVA Wallcovering (USA), Inc.	Ohio	2890	34-1871507

This information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated May 12, 2011

PROSPECTUS

$250,000,000

Offer to Exchange

All Outstanding 7.875% Senior Notes Due 2018

For 7.875% Senior Notes Due 2018

of

OMNOVA Solutions Inc.

This Exchange Offer Will Expire at 5:00 P.M.

New York City Time, on     , 2011

The Exchange Notes

•

The terms of the exchange notes are substantially identical to the outstanding notes that we issued on November 3, 2010, except for terms concerning additional interest and transfer restrictions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the exchange notes accrues at the rate of 7.875% per year, payable in cash semi-annually in arrears on May 1 and November 1, commencing on May 1, 2011.

•

Our obligations under the exchange notes are fully and unconditionally and jointly and severally guaranteed by our existing and future material domestic subsidiaries that guarantee debt under our new term loan and our new revolving credit facility.

•

The exchange notes will be our senior obligations, will rank senior in right of payment to all of our and the guarantors’ future debt that is expressly subordinated in right of payment to the exchange notes, will rank equally in right of payment with all of our and the guarantors’ existing and future senior debt and will be effectively subordinated to the holders of our and the guarantors’ secured debt, to the extent of the value of the assets securing such debt, including the respective liens securing our new term loan and our new revolving credit facility.

Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on , 2011, unless extended.

•	This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes which are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	We will not receive any cash proceeds from the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Please consider carefully the “Risk Factors” beginning on page 20 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates or refers to important business and financial information about OMNOVA Solutions Inc. that is not included in or delivered with this prospectus. You may obtain documents that are filed by OMNOVA Solutions Inc. with the SEC without charge by requesting the documents, in writing or by telephone, from the SEC or:

OMNOVA Solutions Inc.

175 Ghent Road

Fairlawn, Ohio 44333-3300

Attention: Corporate Secretary

Telephone: (330) 869-4200

If you would like to request copies of these documents, to obtain timely delivery, please do so by     , 2011, which is five business days before the date the exchange offer expires. For additional information, see “Where You Can Find More Information” and “Incorporation by Reference.”

i

NON-GAAP FINANCIAL DATA

EBITDA and Net Debt as presented in this prospectus are supplemental measures that are not required by, or presented in accordance with, generally accepted accounting principles, or GAAP. EBITDA and Net Debt are not measurements of our financial performance or condition under GAAP and should not be considered as alternatives to net income, operating income or any other financial performance measures derived in accordance with GAAP or as a measure of our liquidity or financial condition. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies.

We believe EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management believes that presenting EBITDA is useful to investors because this measure is commonly used as an analytical indicator to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Our presentation of EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Management also believes that Net Debt is an important measure of our financial condition. Net Debt does not, however, take into account the need to maintain certain cash reserves to meet short-term liquidity demands, restrictions on the availability of cash to repay debt, including restrictions on cash repatriation, or possible currency gains or losses in connection with currency conversions.

For the definition of and additional information about EBITDA, a description of how EBITDA is calculated and a reconciliation of EBITDA to the most directly comparable GAAP financial measure, see note 2 to “Summary—Summary Unaudited Pro Forma Combined Financial Data,” note 5 to “Summary—OMNOVA Summary Historical Financial Data” and note 4 to “Summary—Eliokem Summary Historical Financial Data” in this prospectus. For the definition of Net Debt, a description of how Net Debt is calculated, and a reconciliation of Net Debt to the most directly comparable GAAP financial measure, see note  6 to “Summary—OMNOVA Summary Historical Financial Data” in this prospectus.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements.” Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategies, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which we operate or propose to operate. Other risks and uncertainties are more specific to our businesses, including businesses (such as Eliokem International SAS and its subsidiaries) that we acquire. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within our control. Such impacts could adversely affect our results and, in some cases, such effect could be material. Certain risk factors facing us are described below or elsewhere in this prospectus.

All written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the risk factors and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation, and specifically decline any obligation, other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: our ability to successfully integrate Eliokem into our operations; our ability to achieve fully the strategic and financial objectives related to the acquisition of Eliokem, including the acquisition becoming accretive to our earnings; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of Eliokem.

Additional risks and uncertainties that may cause actual results to differ materially from expected results include, among others:

•	economic trends affecting regional or global economies in general and/or our end-use markets;

•	supplier consolidation and prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles;

•	our ability to increase pricing to offset raw material cost increases;

•	product substitution and/or demand destruction due to product technology, performance or cost disadvantages;

•	loss of a significant customer;

•	customer and/or competitor consolidation;

•	customer bankruptcy, insolvency or inability to pay its obligations to us;

•	our ability to successfully develop and commercialize new products;

•	a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production;

•	our ability to successfully implement productivity enhancement and cost reduction initiatives;

•	unplanned full or partial suspension of plant operations;

•	losses from our strategic alliance, joint venture, acquisition and integration activities;

•	loss or damage due to acts of war or terrorism, natural disasters, accidents, including fires, floods, explosions and releases of hazardous substances;

•

our ability to comply, and cost of compliance, with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit certain products and raw materials;

•	rapid inflation in health care costs and assumptions used in determining health care cost estimates;

•	risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies;

•	prolonged work stoppage resulting from labor disputes with unionized workforce;

•	changes in and compliance with pension plan funding obligations;

•	stock price volatility;

•	infringement or loss of our intellectual property;

•

litigation and claims against us related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of our business and adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation, judgments, settlements or other losses;

•	availability of financing to fund operations at anticipated rates and terms; and

•	loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

You should refer to the section entitled “Risk Factors” for a discussion of risks and uncertainties, which have been identified by management, that may cause our actual results to differ from expected results. There can be no assurance that the actual results or developments anticipated by us in forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements.

MARKET SHARE, RANKING AND OTHER DATA

The market share, ranking and other similar data contained in this prospectus are based either on management’s own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, such data is subject to change and cannot always be verified due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. In addition, consumption patterns and customer preferences can and do change.

FISCAL YEARS

OMNOVA and Eliokem have different fiscal year-ends. OMNOVA’s fiscal year ends on November 30, while Eliokem’s fiscal year ends on December 31. When reference is made to any of OMNOVA’s fiscal years, it is a reference to the twelve-month period ending on November 30 of such year. All other references to years refer to calendar years. Additionally, OMNOVA’s fiscal quarters end February 28, May 31, August 31 and November 30, while Eliokem’s fiscal quarters end March 31, June 30, September 30 and December 31.

EXCHANGE RATE INFORMATION

The following table shows, for the periods indicated, information concerning the exchange rate between U.S. dollars and euros. The information in the following table is expressed in U.S. dollars per euro and is based on the closing rate in New York City for cable transfers in euros as certified for customs purposes by the Federal Reserve Bank of New York. The average rates for the monthly periods presented in these tables were calculated by taking the simple average of the daily closing rates. The average rates for the interim periods and annual periods presented in these tables were calculated by taking the simple average of the closing rates on the last day of each month during the relevant period. These translations should not be construed as a representation that the U.S. dollar amounts actually represent, or could be converted into, euros at the rates indicated.

	Period-End Rate	Average Rate
Monthly Data
September 2010	$1.3634	$1.3154
August 2010	1.2673	1.2853
July 2010	1.3033	1.2631
June 2010	1.2229	1.2267
May 2010	1.2304	1.2809
April 2010	1.3314	1.3412
March 2010	1.3509	1.3563
February 2010	1.3617	1.3740
January 2010	1.3863	1.4090
December 2009	1.4316	1.4667
November 2009	1.5017	1.4867
October 2009	1.4717	1.4676
September 2009	1.4634	1.4485
August 2009	1.4336	1.4295
July 2009	1.4253	1.4141
June 2009	1.4029	1.4085
May 2009	1.4140	1.3685
April 2009	1.3230	1.3258
March 2009	1.3286	1.2981
February 2009	1.2676	1.2741
January 2009	1.2805	1.3387
December 2008	1.3969	1.3335

Annual Data (Year ended December 31)
2009	1.4316	1.3954
2008	1.3969	1.4696
2007	1.4598	1.3750

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SUMMARY

The following summary may not contain all of the information that may be important to you in making a decision to participate in the exchange offer. You should read the entire prospectus, including the documents incorporated by reference and the financial statements and related notes, before making a decision to exchange your outstanding notes. In this prospectus, unless the context otherwise indicates, the terms “OMNOVA Solutions,” “OMNOVA,” the “Company,” “we,” “our” and “us” refer to OMNOVA Solutions Inc. and its consolidated subsidiaries, the term “Eliokem” refers to Eliokem International SAS and its consolidated subsidiaries and the term “Acquisition” refers to the acquisition of Eliokem by OMNOVA. Unless otherwise indicated, the term “notes” collectively refers to outstanding notes and exchange notes.

OMNOVA Solutions Inc.

OMNOVA Solutions is an innovator of emulsion polymers, specialty chemicals and functional and decorative surfaces for a variety of commercial, industrial and residential end uses. Our products provide important functional and aesthetic benefits to hundreds of products that people use daily. We hold leading positions in key product and market categories. These include chemicals for paper, carpet, nonwovens, construction and numerous other specialty applications and functional and decorative surfacing materials for commercial building refurbishment/construction, transportation, healthcare and numerous other industrial, commercial, and residential end uses. Our leading positions have been built through product innovation, customized product solutions, strong technical development expertise, cost-effective manufacturing, focused strategic global sourcing, well-established distribution channels, strong brands and long-standing customer relationships. Most of our products are specified by our customers, often after lengthy qualification and trialing. Frequently, our products are sole-sourced for a customer’s product or production line. Globally, we have about 1,500 customers who rely on over 1,000 OMNOVA products to differentiate themselves in the marketplace. We utilize strategically located manufacturing, development and design facilities in North America, Europe and Asia to service our broad customer base. OMNOVA Solutions came into existence in 1999 when it was spun-off from GenCorp Inc., formerly known as The General Tire & Rubber Company.

We operate two business segments: Performance Chemicals and Decorative Products. For the year ended November 30, 2010, approximately 62% of our net sales were derived from our Performance Chemicals segment and 38% of our net sales were derived from our Decorative Products segment. For the year ended November 30, 2010, we had net sales of $846.2 million, net income of $107.9 million and EBITDA of $47.8 million. Our business is geographically diverse, with approximately 74.1% of our net sales from North America, 14.4% from Asia and 8.5% from Europe in fiscal 2010.

Consistent with our previously stated growth strategy, on December 9, 2010, OMNOVA completed the acquisition of Eliokem, a worldwide producer of specialty emulsion polymers and chemicals, including coating resins, elastomeric modifiers, antioxidants, rubber reinforcing resins, oil and gas drilling chemicals, and specialty latices. For the nine months ended September 30, 2010, Eliokem had net sales of $221.3 million, net income of $5.2 million and EBITDA of $32.0 million. Pro forma after giving effect to the Acquisition, the combined company would have had net sales of $1,127.5 million, net income of $111.3 million and EBITDA of $90.4 million for the year ended November 30, 2010.

Strategic Rationale for Acquisition

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Growth Through Globalization. In 2009, Eliokem derived approximately 40% of its net sales from Asia and the Middle East, 36% from Europe and Africa and 24% from the Americas. Eliokem’s presence in Asia, including two manufacturing sites in China and one in India, will accelerate OMNOVA’s strategy of growing its specialty chemicals platform in this high growth region. OMNOVA’s Performance Chemicals segment had Asian sales of approximately $15.0 million for the year ended November 30, 2010, primarily through export. Eliokem’s manufacturing site in Le Havre, France is well-suited to enable improved growth of existing and new high margin specialty chemicals in Europe. OMNOVA’s Performance Chemicals segment had European sales in excess of $33.0 million for the year ended November 30, 2010, primarily through contract manufacturing agreements.

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Growth Through New Adjacent, Related Markets. Like OMNOVA, Eliokem is focused on emulsion polymerization chemistry targeted at applications where it can leverage its innovative technologies to provide value to its customers. While OMNOVA’s primary focus has been on styrene butadiene based emulsions, Eliokem’s business will add new emulsion and other chemistries serving both related and new applications. Approximately 75% of Eliokem’s sales go into adjacent markets that are not currently served by OMNOVA. This diversity makes us less dependent on any single application or market. In addition, we believe our combined technical resources will facilitate faster penetration of these new markets.

•

Higher Growth Applications. The Acquisition will provide OMNOVA with a significant position in certain higher growth market segments and applications, including specialty coatings and oil and gas drilling chemicals.

•

Cost Savings. The Acquisition will provide cost synergies in manufacturing, logistics, purchasing, selling, and administration by leveraging the resources and best practices of an integrated global team.

OMNOVA Performance Chemicals

Our Performance Chemicals segment produces a broad range of emulsion polymers and specialty chemicals based primarily on styrene butadiene (SB), styrene butadiene acrylonitrile (SBA), styrene butadiene vinyl pyridine, polyvinyl acetate, acrylic, styrene acrylic, vinyl acrylic, glyoxal, fluorochemical chemistries and hollow plastic pigment chemistries. We are North America’s second largest producer of SB latex and a leading supplier of SB latex to the paper and specialty markets. We operate well maintained, strategically located, cost competitive production facilities. Our custom-formulated products are tailored for coatings, binders and adhesives, which are used in paper, carpet, nonwovens, construction, oil/gas drilling services, adhesives, tape, tires, cord, floor polish, textiles, graphic arts, plastic parts, bio-based polymers and various other specialty applications. Our products provide a variety of functional properties to enhance our customers’ products, including greater strength, adhesion, dimensional stability, water resistance, flow and leveling, improved processibility and enhanced appearance. Our Performance Chemicals segment is recognized for its core capabilities in emulsion polymerization, for its ability to rapidly develop and deliver highly-customized products that provide innovative and value-added solutions to customers. Our products are specified by customers, often after lengthy qualification and trialing. Frequently, our products are sole-sourced for a customer’s product or production line. In most applications, our products represent a small portion of our customers’ overall end-product cost, but provide critical performance attributes to these end products.

Eliokem Business

The Acquisition provides OMNOVA with complementary chemistries and products and an expanded global reach. Like OMNOVA, Eliokem develops, manufactures and markets specialty emulsion polymers and chemicals for niche functional applications. Eliokem’s products deliver critical properties that add value to customers’ end products, such as adhesion in difficult applications, durability, wear resistance, stain-blocking, fire retardancy, flexibility, strength and stabilization. Eliokem has many long-standing and collaborative customer relationships that facilitate on-going product innovation. Eliokem’s capabilities are enhanced by its ability to provide products through a global network of strategically located manufacturing facilities. Eliokem’s business lines are diversified by product, end market and geography, and include the following:

•

Specialty Resins. We believe Eliokem is a leading supplier of specialty acrylic and SB based resins and latices for niche applications, including for the coatings, oil field and rubber industries. Products include high performance masonry and intumescent paints and additives for oil field drilling chemicals.

•

Elastomeric Modifiers. We believe Eliokem is a leading supplier of nitrile butadiene rubber (NBR) powder as performance enhancing polymers for the modification of plastics. These NBR polymers are blended with polyvinyl chloride (PVC) and other thermoplastics to enhance physical properties, chemical resistance, color retention and weather resistance. End-use applications include automotive, oil field and building/construction.

•

Antioxidants. We believe Eliokem is a leading supplier of antioxidants used for acrylonitrile butadiene styrene (ABS) plastic and natural rubber stabilization. Applications include gloves and other rubber products and ABS parts for automotive and other end-use applications.

•

Specialty Latices. We believe Eliokem is a leading provider of specialty latices used in fabric reinforced rubber products including tires, belting, hoses and similar applications. Eliokem has manufacturing capabilities in Europe and a new facility in China to serve the fast-growing Chinese markets.

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Specialty Rubbers. NBR bale, NBR-PVC master batch blends and specialty latices for rubber parts requiring oil, gasoline, chemical or wear resistance. We believe Eliokem has a leading market position in India and is well-positioned to serve other Asian markets. Applications include automotive parts, cables, hoses and industrial rubber parts.

Competitive Strengths—OMNOVA/Eliokem Combination

We believe that our Performance Chemicals business, together with Eliokem, will have the following competitive strengths:

Strong Core Business Positioned for Growth. OMNOVA’s actions during the recent recession have substantially improved the position of its business. Since the second half of 2008, we have renegotiated many of our significant customer contracts to index the pass-through of raw material price changes. Consequently, our Performance Chemicals segment presently generates approximately 65% of its net sales from indexed contracts resulting in higher and less volatile operating profit. Additionally, several competitors have chosen to close North American facilities, which we believe has led to improved demand for our products. We have also eliminated significant manufacturing and overhead costs from our business. In 2009, we achieved annual net cost reductions of approximately $17 million. Eliokem has also improved its profitability recently with a number of initiatives including new products and operating cost reductions of approximately $4 million through restructuring actions taken in 2009.

Leading Market Positions. Anchored by OMNOVA’s leading SB latex franchise in North America, the majority of our net sales are generated in product categories in which we maintain leading positions. These leading positions provide us advantages in new product development, distribution, manufacturing scale and establishing and influencing market trends. Eliokem will strengthen these leading positions by the addition of its strong product offerings. This includes leadership positions worldwide in certain high performance coating applications such as intumescent paints, odorless stainblockers and masonry paints. In addition, we believe Eliokem enjoys a leading worldwide position in antioxidants for natural rubber and ABS plastic stabilization, in NBR for PVC modification and in certain specialty latex applications for rubber products.

Long-Term, Strategic Customer Relationships. Both OMNOVA and Eliokem maintain long-term, strategic relationships with our key customers. The highly specified nature of our products drives close customer collaboration to develop new products that fit customer needs. Combined, we will have long-term customer relationships across an even broader range of applications and geographies. Eliokem has strong, well-recognized brand names that are used by customers to co-brand and jointly market customer products. An example is Hydro Pliolite, a water-based acrylic copolymer emulsion designed for high performance masonry coatings.

Enhanced Scale and Business Profile. The Acquisition will further augment the size and scale of our chemical business, with pro forma chemical sales for the year ended November 30, 2010 in excess of $809 million after giving effect to the Acquisition. Eliokem’s business would enhance our manufacturing and sales capability in China, India, Europe and North America. Approximately 40% of Eliokem’s manufacturing capability serves the high-growth Asian market. Furthermore, Eliokem has 75% of its sales in adjacent markets not currently served by OMNOVA. The addition of Eliokem supplements our robust product offering with entry into high value-added products and applications such as performance coatings, oil field chemicals, dry products and compounding additives for rubber and thermoplastics.

Diverse Products, Customers and End-Use Markets. OMNOVA sells approximately 650 chemical products to approximately 600 customers in a wide range of end-use markets. This diversity provides us with opportunities to leverage our capabilities across multiple end-use markets. The Acquisition will further diversify our business and increase the number of our products, customers and end-use markets in which we compete, further reducing our dependence on any one particular customer, product or end-use market. Combined, our businesses will serve over 1,500 customers, with an expanded range of products and technologies.

Strong Product Development Expertise. OMNOVA has broad capabilities in emulsion polymer synthesis and applications for a wide range of product platforms. We use our synthesis and applications expertise to develop unique solutions for our customers that improve the functionality of their products, lower their costs and increase their product differentiation, thereby allowing us to increase our market share. An example is our development of high-efficiency, high-strength latex binders for the coated paper industry. These high strength latices have reduced our customers’ costs and, in some cases, provided superior print quality. We then extended this same high strength technology to other market applications where strength and efficiency are important to our customers, such as the construction, paperboard and nonwovens segments.

As of November 30, 2010, OMNOVA had approximately 85 issued U.S. patents and approximately 18 U.S. patent applications pending. New products in the Performance Chemicals segment commercialized over the last five fiscal years generated approximately 38% of that segment’s fiscal 2010 net sales.

Eliokem also has developed many new products. Eliokem recently developed Hydro Pliolite, a low-volatile organic compound water-based technology that offers enhanced stainblock for coating applications. As of November 30, 2010, Eliokem maintained 148 patents with an additional 13 pending.

Well-Recognized Brand Names. Our portfolio of brand names has broad customer recognition and strengthens our position in the product categories in which we participate. OMNOVA’s brand names include GenFlo, GenCryl, Sequabond, GenTac, OmnaGlo and PolyFox. Eliokem also possesses well-recognized brand names and trademarks including Pliolite, Plioway, Hydro Pliolite, Pliotec, Chemigum, Sunigum, Wingstay and Pliocord. Eliokem’s brand strength is demonstrated by the fact that many customer products are co-branded using Eliokem brand names. For example, Pliolite and Hydro Pliolite are co-branded on customers’ product packaging for coatings.

Well-Invested, Strategically-Located Assets. OMNOVA production facilities are located near customers’ manufacturing sites, which is critical in reducing shipping costs and providing just-in-time inventory capabilities. Principal facilities include:

•	Green Bay, Wisconsin, located near our major paper industry customers in the upper Midwest, is the newest greenfield SB latex plant in North America.

•	Calhoun, Georgia, strategically located close to substantially all of the carpet manufacturers in the United States.

•	Mogadore, Ohio, which serves customers in the Northeast and Southeast and includes a state-of-the-art pilot plant that is devoted to development and manufacturing scale-up of new chemical products.

•	Fitchburg, Massachusetts and Chester, South Carolina, which provide acrylate emulsions and specialty chemicals.

The Acquisition will significantly diversify our geographic presence and provide immediate access to high-growth Asian countries. Eliokem’s principal facilities include:

•	Caojing, China, which is a new specialty latex production facility in fast-growing, low-cost China that commenced operations in the fourth quarter of 2010.

•	Ningbo, China, which manufactures antioxidants and provides direct access to fast-growing Asian countries and offers a low-cost position for worldwide export.

•	Valia, India, which manufactures specialty latex and rubbers primarily for India, but also for export.

•	Akron, Ohio, which is a leading manufacturer of specialty resins for the U.S. coatings market and oil field chemicals for worldwide export.

•	Le Havre, France, which manufactures products in nearly all of Eliokem’s business lines and serves customers throughout Europe and Asia.

Experienced, Successful Senior Management Team. OMNOVA’s senior management team has extensive experience in leadership roles of global chemical and industrial manufacturing businesses. This nine-member team collectively has 126 years with OMNOVA and an average of nearly 20 years experience in these industries. Furthermore, the addition of Eliokem brings us a very well-respected, experienced management team that has demonstrated success throughout its business lines.

Business Strategy and Financial Objectives

Combined with Eliokem, we intend to continue to grow and strengthen our businesses and enhance our profitability through the execution of the following strategies:

Grow through product innovation. We specialize in providing innovative, highly customized products that meet specific functional customer requirements. OMNOVA and Eliokem together will have a network of technology and application centers in China, India, Europe and the United States. In addition, the combined business will have technical and application development expertise in a broader set of chemistries and applications. We believe we can leverage these capabilities to accelerate development of the next generation of value-added products. Examples of our combined innovation strength include water-based and dry powder resins for oil and gas drilling, GenCryl Pt High Strength Binders for paper and other applications, NovaGreen High Solids for carpet and Hydro Pliolite for architectural coatings.

Expand business by leveraging technological leadership, customer intimacy and global presence. We expect to leverage Eliokem’s manufacturing assets in China and India to expand our existing Performance Chemicals business in these fast growing regions. Similarly, we expect to use Eliokem’s manufacturing footprint in Europe to increase sales of our existing products in the European region, where, in the year ended November 30, 2010, our Performance Chemicals segment achieved sales of approximately $33.0 million primarily through contract manufacturing agreements. We believe the Acquisition will enhance our ability to react to local markets and customer trends. Additionally, our global network of technology centers is expected to create opportunities for collaborative development across regions as well as for capitalizing on regional market trends.

Increase competitiveness and realize cost saving opportunities. The combination will create new opportunities to streamline our business and realize cost saving opportunities. These opportunities include global marketing and sales teams, lean manufacturing best practices and improved raw material purchasing and logistics. Additionally, the Acquisition will strengthen our global supply platform and allow us to take advantage of opportunities to shift production between regions and to source from areas with the lowest global raw material cost. Eliokem’s top three raw materials are the same as OMNOVA’s and represent nearly two-thirds of Performance Chemicals’ raw material purchases.

Decorative Products

Our Decorative Products segment develops, designs, produces and markets a broad line of functional and decorative surfacing products, including coated and performance fabrics, vinyl and paper specialty laminates, industrial films and commercial wallcoverings. These products are used in numerous applications, including commercial building refurbishment, remodeling and new construction; residential cabinets, flooring and furnishings; retail display; transportation markets including school buses and mass transit, marine and automotive; recreational vehicles, manufactured housing, medical equipment and devices and a variety of industrial film applications. Our core competencies in design, coating, compounding, calendering, casting, printing and embossing enable us to develop unique, aesthetically pleasing decorative surfaces that have functional properties important to customers, such as durability, cleanability, scratch and stain resistance and fire resistance. We have strong internal and external resources in design capabilities and an extensive design library covering a broad range of styles, patterns, textures and colors. We also have strong coating and processing capabilities to provide our products with functionality that adds value for our customers. Our broad range of products and end-use applications give us economies of scale in sourcing, manufacturing, design, sales and marketing, technology and process development.

Decorative Products Competitive Strengths

We believe our Decorative Products business has the following competitive strengths:

Leading Market Positions. Decorative Products holds leading positions in a number of product categories and end uses, including coated fabrics for the marine, contract furniture, healthcare, and specialty transportation markets and laminates for the retail store fixture, contract furniture, kitchen and bath cabinets, healthcare and recreational vehicle markets. In just a few years time, OMNOVA has become a leading supplier of seating upholstery to the fast-growing Chinese automotive original equipment manufacturer market.

Diverse Products, Customers and End-use Markets. Globally, we serve customers with numerous applications where our differentiated offerings provide value. Broad market categories include corporate/office, education, healthcare, hospitality/casino, recreation, residential, retail/restaurant and transportation. Our diverse portfolio includes a number of products with strong environmental profiles in response to the growing demand for eco-friendly solutions. Our brands are recognized and respected in their industries, and include:

•	Coated Fabrics—Diversiwall, Boltaflex, PreFixx, Nautolex and Boltasoft.

•	Decorative Laminates—Preempt, Radiance, Surf(x) 3D, Design4 and EFX.

•	Commercial Wallcoverings—Bolta, Essex, Genon, Tower, Muraspec, Murek, Viewnique, Avant and Scion.

Strong Product Development Expertise. Our Decorative Products customers typically require products that offer exceptional functionality, outstanding design flexibility and superior aesthetics. Examples where OMNOVA provides product differentiation include:

•

Our industry-leading coating technologies afford an extra level of performance with functional characteristics that include stain and scratch resistance, superior cleanability, chemical resistance, fire retardance and durability over a long product life. An example is our PreFixx protective finish for coated fabrics.

•

Decorative Products’ portfolio of three-dimensional laminates allows our customers to laminate over curved surfaces without edge-banding. This provides both style and functionality, eliminating creases where dirt and bacteria can collect. This is of particular interest in healthcare and store fixture applications.

•	Precise color-matching and embossing capabilities enable us to create realistic patterns, such as intricate wood grains and faux-stone finishes.

•

Our product development teams in the United States, Europe and Asia bring regional expertise to ensure compliance with relevant product specifications and regulatory standards and compatibility with the tastes and preferences of our international customers.

Well-Invested, Strategically-Located Assets. Our Decorative Products business has the ability to serve customers’ needs virtually anywhere in the world, which sets us apart from our competition. Manufacturing sites in the United States, China, Thailand and the United Kingdom provide options for our customers in terms of processing methods, cost and order turnaround time. Facilities include:

•

Auburn and Jeannette, Pennsylvania; Columbus, Mississippi; Monroe, North Carolina; and the United Kingdom, which have calendering, embossing, printing and coating capabilities for wallcovering, coated fabrics, and vinyl and paper laminates.

•	Thailand and China facilities include four low-cost manufacturing facilities for coated fabrics, decorative laminates and performance films.

Recent Developments

New Term Loan and New Revolving Credit Facility

On December 9, 2010, we amended and restated the credit agreements governing our secured term loan and senior secured revolving credit facility. The amended and restated credit agreements provide for a new term loan of up to $200.0 million in aggregate borrowings and a new revolving credit facility of up to $100.0 million in borrowing availability on a revolving basis, subject to borrowing base limitations. For additional information regarding our new term loan and new revolving credit facility, see “Description of Other Debt.”

The Acquisition

On December 9, 2010, OMNOVA acquired all of the outstanding ordinary shares of Eliokem, as well as all warrants to purchase Eliokem ordinary shares, debt securities convertible into Eliokem ordinary shares and debt securities redeemable for Eliokem ordinary shares, from the holders of all outstanding equity securities of Eliokem, which holders we refer to in this prospectus as the “Eliokem sellers,” for an aggregate purchase price of €227.5 million (approximately $299.8 million) in cash, less amounts for Eliokem’s net debt and debt-like items, and subject to working capital and capital expenditure adjustments, which are $2.0 million. OMNOVA used cash on hand, the net proceeds from the issuance of the outstanding notes and proceeds from a new term loan to fund the consummation of the Acquisition, including the repayment of Eliokem debt, and to repay OMNOVA’s existing term loan.

In February 2011, Eliokem, Inc. merged with and into Eliokem Topco, Inc. and Eliokem Topco, Inc. merged with and into OMNOVA. Also in February 2011, Archwood Land & Building Company, LLC merged with and into OMNOVA. Eliokem, Inc., Eliokem Topco, Inc. and Archwood Land & Building Company, LLC, former subsidiaries of Eliokem, were wholly-owned subsidiaries of OMNOVA that had guaranteed the outstanding notes before these mergers.

Information About OMNOVA

Our principal executive office is located at 175 Ghent Road, Fairlawn, Ohio 44333-3300, and our telephone number is (330) 869-4200. Our common shares are listed on The New York Stock Exchange under the symbol “OMN.”

The Exchange Offer

The Exchange Offer	We are offering to exchange $250.0 million in principal amount of our outstanding 7.875% senior notes due November 1, 2018, which we issued on November 3, 2010 in a private offering, for $250.0 million in principal amount of our 7.875% senior notes due November 1, 2018, which have been registered under the federal securities laws. You have the right to exchange your outstanding notes for exchange notes with substantially identical terms except that:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes; and

•	the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We sold the outstanding notes on November 3, 2010 to a limited number of initial purchasers. At that time, we entered into a registration rights agreement with the initial purchasers, which requires us to conduct this exchange offer. This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will not have any further rights under the registration rights agreement, including any right to require us to register any outstanding notes that you do not exchange or to pay you additional interest.

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011 unless we decide to extend the expiration date. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange. See “The Exchange Offer—Conditions.”

We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

•	to extend the expiration date of the exchange offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes;

•	to terminate the exchange offer if specified conditions have not been satisfied; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect. For additional information, see “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Procedure for Tendering Notes	If you wish to tender your outstanding notes for exchange, you must:

•	complete and sign the enclosed letter of transmittal by following the related instructions; and

•

send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See “The Exchange Offer—Procedures for Tendering.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer—Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of outstanding notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Resale of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

•	you are acquiring the exchange notes in the ordinary course of business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our affiliates, as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See “The Exchange Offer—Resale of the Exchange Notes.”

Exchange Agent	The exchange agent for the exchange offer is Wells Fargo Bank, National Association. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

See “The Exchange Offer” for more detailed information concerning the exchange offer.

The Exchange Notes

For a more complete description of the terms of the exchange notes, see “Description of the Notes.”

Issuer	OMNOVA Solutions Inc.

Exchange Notes	$250,000,000 principal amount of 7.875% senior notes due 2018.

Maturity	November 1, 2018.

Interest Rate	7.875% per year (calculated using a 360-day year of twelve 30-day months).

Interest Payment Dates	May 1 and November 1, beginning on May 1, 2011. Interest will accrue from November 3, 2010.

Guarantees	The exchange notes initially will be guaranteed fully and unconditionally and jointly and severally by all of our material domestic subsidiaries that guarantee our term loan and our revolving credit facility. Our immaterial domestic subsidiaries will not guarantee the exchange notes, and our foreign subsidiaries will not guarantee the exchange notes. See “Description of the Notes—Note Guarantees.”

Ranking	The existing notes and guarantees will constitute senior debt of the issuer and the guarantors. They will rank:

•	senior in right of payment to all of the issuer’s and the guarantors’ future debt that is expressly subordinated in right of payment to the exchange notes;

•	equally in right of payment with all of the issuer’s and the guarantors’ existing and future senior debt;

•

effectively subordinated in right of payment to all of the issuer’s and the guarantors’ debt and obligations that are secured by liens under our new term loan and new revolving credit facility to the extent of the value of the collateral securing the new term loan and new revolving credit facility; and

•	structurally subordinated to all existing and future debt and other liabilities of our non-guarantor subsidiaries (other than debt and liabilities owed to us or one of our guarantor subsidiaries).

As of February 28, 2011, the issuer and the guarantors had $199.5 million of secured debt outstanding, $2.7 million of issued but undrawn letters of credit and $89.0 million of additional borrowing capacity under our new revolving credit facility.

Security	The notes will be unsecured.

Optional Redemption	Except as described below, we cannot redeem the notes until November 1, 2014. On or after November 1, 2014, we may redeem some or all of the notes at the redemption prices listed under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest up to, but not including, the redemption date.

On or before November 1, 2013, we may, at our option and subject to certain requirements, use the net proceeds from one or more qualified equity offerings to redeem up to 35% of the aggregate principal amount of the notes outstanding at 107.875% of their principal amount, plus accrued and unpaid interest, as long as:

•	we redeem the notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of the notes issued remains outstanding afterwards.

We may also redeem some or all of the notes prior to November 1, 2014 at a price equal to 100% of the principal amount of notes, plus a make-whole premium described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, up to, but not including, the Redemption Date.

Change of Control Offer	If we experience a change in control of our company, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date, if any. For more details, you should read “Description of the Notes—Change of Control.”

Asset Sale Proceeds	If we engage in asset sales, we generally must either invest the net cash proceeds from such asset sales in our business within a period of time, repay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest. See “Description of the Notes—Certain Covenants—Limitation on Asset Sales.”

Covenants	The indenture governing the notes will contain certain covenants that will, among other things, limit the issuer’s ability and the ability of the restricted subsidiaries to:

•	pay dividends or distributions, repurchase equity, prepay subordinated debt or make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries; and

•	enter into transactions with affiliates.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes—Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of the factors you should carefully consider before deciding whether to exchange any outstanding notes.

Summary Unaudited Pro Forma Combined Financial Data

The following table presents OMNOVA’s and Eliokem’s summary unaudited pro forma combined financial data. The unaudited pro forma combined financial data was derived from the unaudited pro forma combined financial statements contained elsewhere in this prospectus. These pro forma financial statements give effect to the offering of the outstanding notes and related transactions and the Acquisition as if they occurred as of December 1, 2009 for statement of operations data. The summary pro forma financial data should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements” and related notes appearing elsewhere in this prospectus.

Year Ended November 30, 2010(1)
(in millions of U.S. Dollars)
Statement of Operations Data:
Net Sales	$1,127.5
Cost of goods sold	884.4

Gross profit	243.1
Selling, general and administrative	131.8
Depreciation and amortization	33.7
Fixed asset impairment	6.2
Restructuring and severance	2.1
Interest expense	34.8
Other (income) expense, net	12.6

221.2

Income from continuing operations before income taxes	21.9
Income tax benefit	(89.4)

Net income	$111.3

Earnings per share:
Basic	$2.50
Diluted	$2.48
Other Data:
EBITDA(2)	$90.4
Capital expenditures	$29.9
Ratio of EBITDA to interest expense(3)	2.6
Ratio of total debt to EBITDA	5.0
Ratio of earnings to fixed charges	1.6

(1)

OMNOVA and Eliokem have different fiscal year-ends. OMNOVA’s fiscal year ends November 30 while Eliokem’s fiscal year ends December 31. For ease of reference, all pro forma statements use OMNOVA’s period-end date. The unaudited pro forma condensed combined statement of operations for the year ended November 30, 2010 combines OMNOVA’s audited consolidated statement of operations for the fiscal year ended November 30, 2010 with Eliokem’s consolidated statement of operations for the nine months ended September 30, 2010 and the three months ended December 31, 2009 and is presented as if the Acquisition had occurred on December 1, 2009. All amounts for Eliokem have been translated into U.S. dollars for presentation purposes by converting the average monthly results of operations of Eliokem from euros into U.S. dollars using the average exchange rate for the statement of operating data as set forth elsewhere in this prospectus. While the euro was Eliokem’s functional currency, the underlying transactions for Eliokem were transacted in other currencies that were translated into Eliokem’s functional currency. The translation of Eliokem’s euro-reported amounts into U.S. dollars in the unaudited pro forma combined financial data does not contemplate or reflect any translation differences between the U.S. dollar and any underlying currency of Eliokem’s transactions other than Eliokem’s functional currency.

(2)	EBITDA is calculated as net income less interest expense, amortization of deferred financing costs, taxes and depreciation and amortization. Below is a reconciliation from net income to EBITDA.

Year Ended November 30, 2010
(in millions of U.S. Dollars)
Net income	$111.3
Interest expense	32.0
Amortization of deferred financing costs	2.8
Income tax	(89.4)
Depreciation and amortization	33.7

EBITDA	$90.4

(3)	The Ratio of EBITDA to Interest Expense is calculated by dividing the EBITDA for the relevant period by the sum of (a) the total interest expense for the same period and (b) deferred financing costs for the same period.

OMNOVA Summary Historical Financial Data

The following table presents our summary historical financial data as of the dates and for the periods indicated. The historical financial data as of and for each of the fiscal years ended November 30, 2008, 2009 and 2010 are derived from our audited consolidated financial statements. The historical financial data as of and for the three months ended February 28, 2010 and 2011 are derived from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial data have been prepared on the same basis as the annual consolidated financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. The summary historical financial data of OMNOVA should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and related notes incorporated by reference in this prospectus.

	Year Ended November 30,			Three Months Ended February 28,
	2008	2009	2010	2010	2011(1)
	(in millions of U.S. Dollars)
Statement of Operations Data:
Net Sales	$869.4	$696.4	$846.2	$183.9	$288.7
Cost of goods sold(2)	731.4	536.7	684.8	143.9	232.0

Gross profit	138.0	159.7	161.4	40.0	56.7
Selling, general and administrative	104.8	99.9	99.6	24.0	32.5
Depreciation and amortization	23.9	22.9	20.6	5.5	8.4
Fixed asset impairment(3)	—	1.1	6.2	—	—
Restructuring and severance(4)	.6	2.1	.6	.3	.8
Interest expense	13.0	8.1	8.7	1.8	9.3
Equity (earnings) loss in affiliates	(.2)	—	—	—	—
Deferred financing fees write-off	—	—	—	—	1.0
Acquisition and integration related expense	—	—	5.5	—	1.9
Other (income) expense, net	(2.1)	(2.3)	1.7	(.1)	(.5)

	140.0	131.8	142.9	31.5	53.4

Income (loss) from continuing operations before income taxes	(2.0)	27.9	18.5	8.5	3.3
Income tax expense	.2	1.7	(89.4)	.7	2.3

Net income (loss)	$(2.2)	$26.2	$107.9	$7.8	$1.0

Earnings (loss) per share:
Basic	$(.05)	$.59	$2.42	$.18	$.02
Diluted	$(.05)	$.59	$2.40	$.17	$.02

Balance Sheet Data:
Cash and cash equivalents	$17.4	$41.5	$75.6	$35.4	$74.0
Working capital(5)	82.7	57.5	297.1	73.1	118.9
Total assets	351.6	338.0	726.0	347.9	877.4
Total debt	188.3	144.1	394.2	143.7	454.7
Total liabilities	315.0	322.9	602.6	326.1	748.7
Shareholders’ equity	36.6	15.1	123.4	21.8	128.7

Cash Flow and Other Data:
EBITDA(6)	$34.9	$58.9	$47.8	$15.8	$21.0
Net Debt(7)	170.9	102.6	318.6	108.3	380.7
Capital expenditures	14.8	10.4	14.8	2.5	4.8
Ratio of earnings to fixed charges(8)	—	4.0	2.8	5.0	1.3

(1)	The three months ended February 28, 2011 include the results of the acquired Eliokem business since December 9, 2010.
(2)	During 2010, we recognized strike-related costs of $5.5 million, of which $3.3 million is recorded in cost of products sold and $2.2 million is recorded in other (income) expense.

(3)	During 2010 and 2009, we recorded asset impairment charges of $6.2 million and $1.1 million, respectively.
(4)	Restructuring and severance consisted primarily of severance costs in the three months ended February 28, 2011 and in 2010 and 2009 and costs for the closure of an extrusion facility and severance costs in 2008.
(5)	Working capital is defined as total current assets excluding cash less total current liabilities, excluding current portion of long-term debt.
(6)	EBITDA is calculated as income (loss) from continuing operations less interest expense, amortization of deferred financing costs, taxes and depreciation and amortization. Below is a reconciliation from income (loss) from continuing operations to EBITDA.

	Year Ended November 30,			Three Months Ended February 28,
	2008	2009	2010	2010	2011(1)
	(in millions of U.S. Dollars)
Income (loss) from continuing operations	$(2.2)	$26.2	$107.9	$7.8	$1.0
Interest expense	12.3	7.5	8.0	1.7	8.6
Amortization of deferred finance costs	.7	.6	.7	.1	.7
Income tax	.2	1.7	(89.4)	.7	2.3
Depreciation & amortization	23.9	22.9	20.6	5.5	8.4

EBITDA	$34.9	$58.9	$47.8	$15.8	$21.0

(7)	Net Debt is calculated as total debt less cash and cash equivalents, as follows:

	As of November 30,			As of February 28,
	2008	2009	2010	2010	2011(1)
	(in millions of U.S. Dollars)
Total debt	$188.3	$144.1	$394.2	$143.7	$454.7
Less: cash and cash equivalents	17.4	41.5	75.6	35.4	74.0

Net Debt	$170.9	$102.6	$318.6	$108.3	$380.7

(8)	The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and the estimated interest component of rent expense. For the year ended November 30, 2008, earnings were insufficient to cover fixed charges by $2.2 million. Accordingly, no such ratio is presented for such period.

Eliokem Summary Historical Financial Data

The following table presents summary historical financial data of Eliokem as of the dates and for the periods indicated. The historical financial data as of December 31, 2008 and 2009 and for each of the fiscal years ended December 31, 2007, 2008 and 2009 are derived from the audited consolidated financial statements of Eliokem incorporated by reference in this prospectus. The historical financial data as of September 30, 2010 and for the nine-month periods ended September 30, 2009 and 2010 are derived from the unaudited consolidated financial statements of Eliokem incorporated by reference in this prospectus and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of the full-year results. Although Eliokem’s historical financial statements were prepared in euros, they are translated below into U.S. dollars based on the monthly average exchange rate data in the “Exchange Rate Information” section of this prospectus. Eliokem’s historical financial statements have been prepared in accordance with U.S. GAAP.

The summary historical financial data of Eliokem should be read in conjunction with Eliokem’s financial statements and related notes incorporated by reference in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
	(in millions of U.S. Dollars)
Statement of Operations Data:
Net Sales	$228.1	$289.5	$229.4	$169.4	$221.3
Cost of goods sold	170.0	220.9	162.9	120.0	156.7

Gross profit	58.1	68.6	66.5	49.4	64.6

Selling, general and administrative	29.6	35.5	30.6	23.1	24.8
Depreciation and amortization	12.5	14.3	13.4	9.6	9.4
Restructuring and severance(1)	1.1	1.1	6.7	5.1	—
Interest expense	15.5	18.0	17.2	12.7	11.9
Other (income) expense, net	(8.9)	5.5	(3.9)	(5.5)	7.8

	49.8	74.4	64.0	45.0	53.9

Income (loss) before income taxes	8.3	(5.8)	2.5	4.4	10.7
Income tax expense (benefit)	2.5	(3.3)	1.3	2.3	5.5

Net income (loss)	$5.8	$(2.5)	$1.2	$2.1	$5.2

Balance Sheet Data (as of period end):
Cash and cash equivalents	$10.1	$15.1	$24.1	$32.5	$30.7
Working capital(2)	28.2	41.1	44.1	36.4	42.3
Total assets	264.9	280.9	285.8	302.3	298.5
Total debt(3)	166.8	198.4	205.2	207.4	201.6
Payable to third parties	124.0	144.9	144.8	147.2	139.9
Payable to equity owners(3)	42.8	53.5	60.4	60.2	61.7
Total liabilities	244.6	265.5	268.0	285.1	274.1
Shareholders’ equity	20.3	15.4	17.7	17.2	24.4
Other Data:
Capital expenditures	$10.1	$6.9	$8.4	$4.6	$11.1
EBITDA(4)	$36.3	$26.5	$33.1	$26.7	$32.0

(1)	Restructuring and severance consisted primarily of severance costs for all periods presented.

(2)	Working capital is defined as total current assets excluding cash less total current liabilities, excluding current portion of long-term debt.
(3)	Total debt includes convertible bonds that were payable to the equity owners or other related parties of Eliokem. These convertible bonds bore interest at 10.0%, with interest and principal due at maturity in 2016 and payable in cash upon a change in control in ownership of Eliokem. These convertible bonds could have been redeemed for ordinary shares of Eliokem at the election of Eliokem. As required under U.S. GAAP, these convertible bonds are included as debt in Eliokem’s consolidated financial statements due to the potential cash payment features of the convertible bonds.
(4)	EBITDA is calculated as net income (loss) less interest expense, amortization of deferred financing costs, taxes and depreciation and amortization. Below is a reconciliation from net income (loss) to EBITDA.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
Income (loss) from continuing operations	$5.8	$(2.5)	$1.2	$2.1	$5.2
Interest expense	15.0	17.5	16.7	12.4	11.6
Amortization of deferred finance costs	.5	.5	.5	.3	.3
Income tax	2.5	(3.3)	1.3	2.3	5.5
Depreciation and amortization	12.5	14.3	13.4	9.6	9.4

EBITDA	$36.3	$26.5	$33.1	$26.7	$32.0

RISK FACTORS

An investment in the notes involves a significant degree of risk. Before exchanging the notes, you should carefully consider the risk factors, which have been identified by management and set forth below, as well as the other information in this prospectus, including the documents incorporated by reference in this prospectus. The occurrence of one or more risks could materially and adversely affect our business, financial condition or results of operations.

Risks Relating to Our Debt, Including the Exchange Notes

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have substantial debt and, as a result, significant debt service obligations. As of February 28, 2011, we had outstanding debt of approximately $456.6 million (excluding $1.9 million of unamortized original issue discount). Our substantial debt could:

•	make it more difficult for us to satisfy our obligations with respect to the notes, the new term loan and the new revolving credit facility;

•

increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including those under the new term loan and the new revolving credit facility, are at variable rates of interest;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, joint ventures, pension contributions and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the product categories in which we participate;

•	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Despite our current debt levels, we and our subsidiaries may still incur significant additional debt. Incurring more debt could increase the risks associated with our substantial debt.

We and our subsidiaries may be able to incur substantial additional debt, including secured additional debt, in the future. The terms of the note indenture and the agreements governing our new term loan and our new revolving credit facility restrict, but do not completely prohibit, us from incurring substantial additional debt. As of February 28, 2011, we had $199.5 million outstanding under our new term loan and $89.0 million of undrawn availability under our new revolving credit facility. In addition, the note indenture will allow us to issue additional notes under certain circumstances, which will also be guaranteed by the guarantors. The note indenture will also allow us to incur certain other additional secured debt. Non-guarantor subsidiaries, which includes our foreign subsidiaries, may incur additional debt under the note indenture, which debt (as well as other liabilities at any such subsidiary) would be structurally senior to the notes. In addition, the note indenture will not prevent us from incurring certain other liabilities that do not constitute indebtedness (as defined in the note indenture). If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we default under our new term loan or our new revolving credit facility, we may not be able to service our debt obligations.

In the event of a default under our new term loan or our new revolving credit facility, the lenders under each of these facilities could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under the notes, we may not be able to repay the amounts due under our new term loan, our new revolving credit facility or the notes. This could have serious consequences to the holders of the notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

We may not be able to generate sufficient cash to service all of our debt, including the notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, and to fund planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We could be required to obtain the consent of the lenders under our new term loan and our new revolving credit facility to refinance material portions of our debt. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the agreements governing our new term loan and our new revolving credit facility and the indenture governing the notes will limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Debt under our new term loan and new revolving credit facility will be effectively senior to the notes to the extent of the value of the collateral securing our new term loan and our new revolving credit facility.

As of February 28, 2011, the issuer and the guarantors had $199.5 million outstanding under our new term loan and $89.0 million of undrawn availability under our new revolving credit facility (excluding $2.7 million of issued but undrawn letters of credit). Obligations under our new term loan and the new revolving credit facility will be effectively senior in right of payment to all of the issuer’s and the guarantors’ obligations under the notes to the extent of the value of the collateral securing the new term loan and the new revolving credit facility. In the event of a bankruptcy, claims by the holders of the notes will, therefore, be effectively junior to claims by our creditors under our new term loan to the extent of the realizable value of the collateral securing our new term loan and under our new revolving credit facility to the extent of the realizable value of the collateral securing our new revolving credit facility. In the same manner, the notes will also be effectively junior in right of payment to any other debt secured by a lien on our assets, to the extent of the realizable value of such collateral.

The indenture governing the notes will impose, and the agreements governing our new term loan and our new revolving credit facility impose, significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The agreements governing our new term loan and our new revolving credit facility and the indenture governing the notes impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	pay dividends or certain other distributions on our capital stock or repurchase our capital stock;

•	make certain investments or other restricted payments;

•	place restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or merge with or into other companies;

•	enter into sale and leaseback transactions;

•	guarantee debt;

•	create liens; and

•	enter into unrelated businesses.

Our new term loan and new revolving credit facility require us to meet certain financial covenants, including covenants relating to senior net debt leverage, minimum excess availability and a springing minimum fixed charge coverage ratio if average excess availability falls below a certain level.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future debt we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

There are limitations on our ability to incur the full $100.0 million of commitments under our new revolving credit facility. Borrowings under our new revolving credit facility are limited by a specified borrowing base consisting of a percentage of eligible accounts receivable and inventory, less customary reserves. In addition, under our new revolving credit facility, a quarterly fixed charge maintenance covenant will become applicable if excess availability under our credit facility is less than $25.0 million during any fiscal quarter. If the covenant trigger were to occur, the borrowers under our new revolving credit facility would be required to satisfy and maintain on the last day of each fiscal quarter a fixed charge coverage ratio of at least 1.1x for the last twelve-month period. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of any of these covenants could result in a default under our new revolving credit facility.

Moreover, our new revolving credit facility provides the lenders considerable discretion to impose reserves, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the lenders under our new revolving credit facility will not impose such actions during the term of our new revolving credit facility and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on the notes.

U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

Certain of our subsidiaries guarantee the obligations under the notes. The issuance of the guarantees by the subsidiary guarantors may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce a subsidiary guarantor’s guarantee, or may subordinate the notes or such guarantee to the applicable subsidiary guarantor’s existing and future debt. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable subsidiary guarantor entered into its guarantee, or, in some states, when payments became due under such guarantee, the applicable subsidiary guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for such guarantee if such subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also avoid a guarantee, without regard to the above factors, if the court found that the applicable subsidiary guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a subsidiary guarantor pursuant to its guarantee could be avoided and required to be returned to such subsidiary guarantor or to a fund for the benefit of such guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from such subsidiary guarantor.

To the extent a court avoids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against the applicable subsidiary guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s other liabilities, if any, and might not be applied to the payment of the guarantee. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

Not all of our subsidiaries will guarantee the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.

Not all of our subsidiaries will be required to guarantee the notes. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and other liabilities (including its trade creditors) generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Our subsidiaries that do not guarantee the notes are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes, or to make any funds available therefore, whether by dividends, loans, distributions or other payments. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in our non-guarantor subsidiaries.

Our non-guarantor subsidiaries may incur obligations that will constrain the ability of our subsidiaries to provide us with cash, which may affect our ability to make payments on our indebtedness, including the notes.

Our cash flows and our ability to service our debt, including our ability to pay the interest on and principal of the notes when due, will be dependent upon cash dividends and other distributions or other transfers from our subsidiaries. Dividends, loans and advances to us from our non-guarantor subsidiaries may be restricted by covenants in certain debt agreements. If our non-guarantor subsidiaries incur obligations with these restrictive covenants, it will constrain the ability of our non-guarantor subsidiaries to provide us with cash, which may affect our ability to make payments on the notes.

We may not be able to repurchase the notes upon a change of control or pursuant to an asset sale net proceeds offer.

Upon a change of control, as defined under the indenture governing the notes, the holders of notes will have the right to require us to offer to purchase all of the notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the notes will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources, including the ability to arrange necessary financing on acceptable terms or at all, to purchase all of the notes that are tendered upon a change of control. Our failure to offer to purchase all outstanding notes or to purchase all validly tendered notes would be an event of default under the note indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the note indenture. A recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of notes may not be able to require us to purchase notes as a result of the change in the composition of the directors on our board. The same court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, holders would not be able to require us to repurchase notes as a result of a change of control resulting from a change in the composition of our board. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

In addition, in certain circumstances specified in the indenture governing the notes, we will be required to commence a net proceeds offer, as defined in the indenture, pursuant to which we must repay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

Our other debt may contain restrictions that would limit or prohibit us from completing any such new proceeds offer or loss proceeds offer. Our failure to purchase any notes when required under the note indenture would be an event of default under the note indenture.

An active trading market may not develop for these exchange notes.

Prior to this exchange offer, there has been no public market for the exchange notes. The exchange notes are a new class of securities that have never been traded. We cannot assure you that an active trading market for the exchange notes will develop or, if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

If you do not exchange your outstanding notes, you may have difficulty in transferring them at a later time.

We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

Risk Relating to our Business

We are exposed to general economic, business and industry conditions. A significant or prolonged downturn could adversely affect demand for our products.

We are exposed to general economic, business and industry conditions, both in the United States and in global markets. A significant or prolonged economic downturn could have the potential to adversely affect the demand for our products and our results.

Raw material prices and availability have a significant impact on our profitability. If raw material prices increase, and we cannot pass those price increases on to our customers, or we cannot obtain sufficient raw materials in a timely manner, our results could be adversely affected.

The principal raw materials that we use in our business are derived from petrochemicals and chemical feedstocks. Specifically, Performance Chemicals uses monomers such as styrene, butadiene and acrylates extensively in its products, and Decorative Products uses PVC, plasticizer and Ti02 extensively in its products. Eliokem also uses styrene, butadiene and acrylates extensively in its products. If we are unable to pass along increased raw materials prices to our customers, our results could be adversely affected. The cost of these raw materials has a significant impact on our profitability. The prices of many of these raw materials are cyclical and volatile. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. While we generally attempt to pass along increased raw material prices on to our customers in the form of price increases, historically there has been a time delay between increased raw material prices and our ability to increase the prices of our products. Additionally, we may not be able to increase the prices of our products due to competitive pricing pressure and other factors.

We generally have multiple global sources of supply for our raw materials. However, in some cases there are a limited number of suppliers that are capable of delivering raw materials that meet our standards. Further industry consolidation may limit the number of these suppliers. Various factors, including feed stock shortages, production disruptions, the financial stability of our suppliers, and supplier commitments to others have reduced and eliminated, and in the future may reduce or eliminate, the availability of certain raw materials. Shortages could occur in the future. Additionally, disruptions in transportation could delay receipt of raw materials. If our supply of raw materials is reduced, disrupted or delayed, our results could be adversely affected.

Consolidation of our customers and competitors has created increased pricing pressure. If we are required to reduce our prices to remain competitive, this could adversely affect our results.

We face continued pricing pressure from our customers and competitors. Customers frequently seek price reductions and customer consolidation in certain markets has created customers with greater purchasing power. Additionally, consolidation among our competitors has created competitors with greater financial and other resources. If we are required to reduce prices to compete and we cannot improve operating efficiencies and reduce expenditures to offset such price decreases, our results could be adversely affected.

Our sales and profitability depend on our ability to continue to develop new products that appeal to customers. If we are unable to develop new products, our results could be adversely affected.

It is important for our business to have the ability to develop, introduce, sell and support cost effective new products and technologies on a timely basis. If we fail to develop and deploy new cost effective products and technologies on a timely basis, our products may no longer be competitive and our results could be adversely affected.

We are exposed to credit risk from our customers.

If our customers, and in particular, large customers, are unable to timely pay amounts due to us, it may adversely affect our results and cash flows and our ability to remain in compliance with our credit facilities.

A significant portion of Performance Chemicals sales is concentrated among several large customers.

Our Performance Chemicals segment has several large customers who account for a significant portion of Performance Chemicals’ total sales. The loss of, or a significant reduction in purchases by, any one of these large customers could adversely affect our results.

Our customers and suppliers may not be able to compete against increased foreign competition which could adversely affect the demand for our products, the cost of our raw materials and our results.

Our United States and European customers and suppliers are subject to increasing foreign competition. If the demand for products manufactured in those regions declines, then the demand for our products manufactured in those regions could decline, adversely affecting our results.

Our business could be adversely affected by risks typically encountered by international operations.

We conduct our business in many countries outside of the United States and are subject to risks associated with international operations, including the following:

•	fluctuations in currency exchange rates;

•	transportation delays and interruptions;

•	political and economic instability and disruptions;

•	the imposition of duties and tariffs;

•	import and export controls;

•	government control of capital transactions, including the borrowing of funds for operations or the expatriation of cash;

•	the risks of divergent business expectations or cultural incompatibility;

•	difficulties in staffing and managing multi-national operations;

•	limitations on our ability to enforce legal rights and remedies;

•	more stringent environmental, health and safety laws and regulations; and

•	potentially adverse tax consequences.

Any of these events could adversely affect our international operations and our results. These risks may intensify given Eliokem’s substantial international operations.

Our business is subject to the risks associated with the use of chemicals.

We are subject to risks associated with chemical use including explosions, fires, leaks, discharges, inclement weather, natural disasters, mechanical failure, unscheduled downtime, transportation interruption and acts of God. The occurrence of these risks may result in operating disruptions at our facilities and could adversely affect our results.

We may be unable to achieve, or may be delayed in achieving, our goals under certain cost reduction measures, which could adversely affect our results.

We have and are undertaking operational excellence processes using LEAN SixSigma, global supply chain management, Enterprise Resource Planning (ERP) and other initiatives in an effort to improve efficiencies and lower our cost structure. If we are unable to achieve, or if we meet unexpected delays in achieving our goals, our results could be adversely affected. Additionally, even if we achieve these goals, we may not receive the expected financial benefits of these goals, or the costs of implementing these initiatives could exceed the benefits of these initiatives.

From time to time, we participate in joint ventures whose success depends on performance of a joint venture partner. The failure of a partner to fulfill its obligations could adversely affect our results and require us to dedicate additional resources to these joint ventures.

From time to time, we participate in joint ventures. The nature of a joint venture requires us to share control with unaffiliated third parties. If our joint venture partners do not fulfill their obligations, the affected joint venture may not be able to operate according to its business plan. In that case, our results could be adversely affected or we may be required to increase our level of commitment to the joint venture. Also, differences in views among joint venture participants could result in delayed decisions or failures to agree on major issues. If these differences cause the joint ventures to deviate from their business plans, our results could be adversely affected.

We may not be able to identify or complete transactions with attractive acquisition candidates, which could adversely affect our business strategy.

As part of our business strategy, we have pursued, and may continue to pursue, targeted acquisition opportunities that we believe would complement our business, such as the Acquisition. We may not be successful in consummating any acquisition, which could adversely affect our business strategy.

We may not be able to successfully integrate acquisitions, including Eliokem, into our operations, which could adversely affect our business.

The integration of acquisitions into our operations involves a number of risks, including:

•	difficulty integrating operations and personnel at different locations;

•	diversion of management attention;

•	potential disruption of ongoing business because of the unknown reactions to the combination of OMNOVA and the acquisitions by customers, suppliers and other key constituencies;

•	difficulties in assimilating the technologies and products of the acquisitions;

•	inability to retain key personnel;

•	inability to successfully incorporate acquired business components with our existing operational and accounting infrastructure;

•	difficulty in expanding product manufacturing to new sites; and

•	inability to maintain uniform standards, controls, procedures and policies.

If we are unable to effectively integrate operations and personnel in a timely and efficient manner after an acquisition is completed, we may not realize the financial or other benefits expected from the acquisition. Failure to overcome these risks or any other problems encountered in connection with the acquisition could slow our growth or lower the quality of our products, which could reduce customer demand and adversely affect our results.

The occurrence or threat of extraordinary events, including natural disasters, political disruptions, domestic and international terrorist attacks and acts of war, could significantly decrease demand for our products.

Extraordinary events, including natural disasters, political disruptions, domestic and international terrorist attacks and acts of war could adversely affect the economy generally, our business and operations specifically and the demand for our products. The occurrence of extraordinary events cannot be predicted and their occurrence could adversely affect our results.

Extensive governmental regulations impact our operations and assets, and compliance with these regulations could adversely affect our results.

Our business operations are subject to numerous foreign, federal, state and local regulations which may have a significant effect on the costs of operations including extensive environmental, health and safety regulations.

We are and expect to continue to be subject to increasingly stringent environmental and health and safety laws and regulations. Non-compliance with these requirements may result in significant fines or penalties, or limitations on our operations. Such regulation could also restrict or prohibit the use of key raw materials or the sale of our products. Significant restrictions on or the prohibition of the use of key raw materials or the sale of our products could adversely affect our results. Certain environmental requirements provide for strict and, under certain circumstances, joint and several liability for investigation and remediation of releases of regulated materials into the environment at or from properties owned or operated by us or our predecessors (including Eliokem) or at or from properties where substances were sent for off-site treatment or disposal. It is difficult to predict the future interpretation and development of environmental and health and safety laws and regulations or their impact on our future results. Continued compliance could result in significant increases in capital expenditures and operating costs. Any increase in these costs, or unanticipated liabilities arising out of a release of regulated materials by us or our predecessors (including Eliokem) or out of a discovery of previously unknown conditions, more aggressive enforcement actions or new requirements, could adversely affect our results. Additionally, any such increase in costs or unanticipated liabilities may exceed our reserves, which could adversely affect our results.

Capital expenditures could be higher than expected.

Unanticipated maintenance issues, changes in government regulations, or significant technology shifts could result in higher than anticipated capital expenditures, which could impact our debt and cash flows.

Because we maintain a self-insured health care plan for our employees, increases in health care costs could adversely affect our results.

We maintain a self-insured health care plan for certain of our employees and certain retirees under which we generally share the cost of health care with our employees and retirees. Health care costs have been escalating over the past decade. Accordingly, as general health care costs increase, our health care expenses may also increase. Such increase in costs could adversely affect our results.

Some of our employees are covered by collective bargaining agreements. The failure to renew any of those agreements on terms acceptable to us could increase cost or result in a prolonged work stoppage, which could adversely affect our results.

Approximately 490 or about 16% of our United States employees are covered by collective bargaining agreements, of which approximately 145 employees are covered by agreements that expire within the next 12 months. On May 20, 2010, approximately 180 Columbus, Mississippi employees represented by United Steelworkers Local #748-L voted against ratification of a new contract proposal and subsequently went on strike on May 21, 2010. There can be no assurance that any of our collective bargaining agreements, including the agreement covering our employees in Columbus, Mississippi, will be renewed on similar terms or renegotiated on terms acceptable to us. Any prolonged work stoppages in one or more of our facilities could adversely affect our results. We have continued operating the Columbus, Mississippi facility having hired local replacement employees.

Our pension plan is underfunded requiring company contributions.

The amount of these contributions depends on plan performance, interest rates, pension funding legislation and other factors. We currently anticipate that we will be required under the Pension Protection Act of 2006 to make a contribution to our pension plan in 2011 of approximately $2.8 million. In addition, we cannot predict whether changing conditions including interest rates, pension assets performance, discount rates, government regulation or other factors will require us to make contributions in excess of our current expectations. Additionally, we may not have the funds necessary to meet future minimum pension funding requirements.

Failure to protect intellectual property could adversely affect our results.

For certain products we rely on trademark, trade secret, patent and copyright laws to protect our intellectual property. We cannot be sure that these intellectual property rights will be successfully asserted in the future or that they will not be invalidated or circumvented. In addition, laws of some foreign countries in which our products are or may be sold do not protect our intellectual property rights to the same extent as the laws of the United States. The failure or inability of us to protect our proprietary information could make us less competitive and could adversely affect our results.

From time to time, we may be subject to claims or allegations that we infringe or misappropriate the intellectual property of third parties. Defending against such claims is costly and intellectual property litigation often involves complex questions of law and facts and results are unpredictable. We may be forced to acquire rights to such third-party intellectual property on unfavorable terms (if rights are made available at all), pay damages, modify accused products to be non-infringing and/or stop selling the applicable product. Regardless of the outcome, defending against allegations of intellectual property infringement or misappropriation can divert the time and attention of management. Any of the foregoing could have a negative effect on our competitiveness and our results.

We could be subject to an adverse litigation judgment or settlement which could adversely affect our results.

From time to time, we are subject to various claims, proceedings and lawsuits related to products, services, contracts, employment, environmental, safety, intellectual property and other matters arising out of our business or that of our predecessors (including Eliokem). The ultimate resolution of such claims, proceedings, and lawsuits is inherently unpredictable and, as a result, our estimates of liability, if any, are subject to change and actual results may materially differ from our estimates. In addition, if there is an unfavorable resolution of a matter, there could be a material adverse effect on our financial condition, results of operations or cash flows depending on the amount of such resolution in comparison to our financial condition, results of operations and cash flows in the period in which such resolution occurs. Moreover, there can be no assurance that we will have any or adequate insurance coverage to protect us from any adverse resolution.

We maintain cash balances in foreign financial institutions.

While we monitor the financial institutions that we maintain accounts with, we cannot be assured that we would be able to recover our funds in the event that the financial institution would fail. In addition, we may be limited by foreign governments in the amount and timing of funds to be repatriated from foreign financial institutions. As a result, this could adversely affect our ability to fund normal operations, capital expenditures or service debt.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Year ended November 30,					Three Months ended February 28,
	2006	2007	2008	2009	2010	2011
Ratio of Earnings to Fixed Charges(1)	1.1	—	—	4.0	2.8	1.3

(1)	For the years ended November 30, 2007 and 2008, earnings were insufficient to cover fixed charges by $8.1 million and $2.2 million, respectively. Accordingly, no such ratio is presented for such periods.

The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes plus fixed charges. Fixed charges include interest, expensed or capitalized, including amortization of deferred financing costs and the estimated interest component of rent expense.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of February 28, 2011 on an actual basis, which gives effect to the Acquisition, including the application of borrowings under the new term loan as described under “Unaudited Pro Forma Combined Financial Statements—The Acquisition.” The table should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus, together with the unaudited combined pro forma financial statements included elsewhere in this prospectus.

As of February 28, 2011
Actual
(in millions of U.S. Dollars, except per share data)
Cash and cash equivalents	$74.0

Total debt:
Senior secured facilities:
New term loan(1)	199.5
New revolving credit facility	—
Outstanding notes	250.0
Foreign subsidiary borrowings	7.1

Total debt	456.6

Shareholders’ equity:
Common shares, par value $0.10 per share	4.5
Additional contributed capital	320.4
Retained deficit	(111.0)
Treasury stock	(1.3)
Accumulated other comprehensive loss	(83.9)

Total shareholders’ equity	128.7

Total capitalization	$585.3

(1)	Amount does not give effect to any original issue discount or upfront fees.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements, or pro forma statements, give effect to the Acquisition and related financings on the historical results of operations of OMNOVA and Eliokem. The historical financial information set forth below has been derived from, and should be read in connection with, the financial statements of OMNOVA and the financial statements of Eliokem, which are incorporated by reference in this prospectus.

The pro forma statements give effect to the Acquisition and the related financings as if the transactions had been consummated for the combined statements of operations on December 1, 2009 under the acquisition method of accounting.

The pro forma statements are provided for informational purposes only and do not purport to represent what the combined results of operations actually would have been had the Acquisition and related financings and other pro forma adjustments occurred on the dates indicated. Additionally, the pro forma statements are not necessarily indicative of the future financial condition or results of operations of OMNOVA.

We have translated the historical financial information of Eliokem set forth below from euros into U.S. dollars based on the exchange rate data included elsewhere in this prospectus.

The Acquisition

On December 9, 2010, OMNOVA acquired all of the outstanding ordinary shares of Eliokem, as well as all warrants to purchase Eliokem ordinary shares, debt securities convertible into Eliokem ordinary shares and debt securities redeemable for Eliokem ordinary shares, from the Eliokem sellers for an aggregate purchase price of $301.8 million, which includes a working capital adjustment of $2.0 million, less cash received in the business of $30.1 million. OMNOVA used cash on hand, the net proceeds from the issuance of the outstanding notes and proceeds from the new term loan to fund the consummation of the Acquisition, including the repayment of Eliokem debt, and to repay OMNOVA’s existing term loan.

OMNOVA SOLUTIONS INC.

Unaudited Pro Forma Combined Statements of Operations

For the Twelve Months Ended November 30, 2010

(Dollars in millions, except per share amounts)

	Historical
	Twelve Months Ended
	November 30, 2010	September 30, 2010	Pro Forma Adjustments
	OMNOVA	Eliokem	Debt Transactions		Acquisition Transactions		Pro Forma Combined
Net Sales	$846.2	$281.3	$—		$—		$1,127.5
Cost of goods sold	684.8	199.6	—		—		884.4

Gross profit	161.4	81.7	—		—		243.1
Selling, general and administrative	99.6	32.2	—		—		131.8
Depreciation and amortization	20.6	13.2			(.1)	(a)	33.7
Fixed asset impairment	6.2	—	—		—		6.2
Restructuring and severance	.6	1.5	—		—		2.1
Interest expense	8.7	16.5	9.6	(b)(c)			34.8
Other (income) expense, net	7.2	9.4	—		(4.0)	(d)	12.6

	142.9	72.8	9.6		(4.1)		221.2

Income from continuing operations before income taxes	18.5	8.9	(9.6)		4.1		21.9
Income tax (benefit) expense	(89.4)	4.6	—		(4.6)	(e)	(89.4)

Net income	$107.9	$4.3	$(9.6)		$8.7		$111.3

Weighted average shares outstanding:
Basic	43.4						43.4
Diluted	43.8						43.8
Earnings per share:
Basic	$2.42						$2.50
Diluted	$2.40						$2.48

See notes to unaudited pro forma combined financial statements.

1.    Basis of Pro Forma Presentation

The unaudited pro forma combined financial information was prepared using the acquisition method of accounting and was based on the historical consolidated financial statements of OMNOVA and Eliokem after giving effect to OMNOVA’s acquisition of Eliokem and related financing arrangements. All pro forma statements use OMNOVA’s period end date. All pro forma amounts for Eliokem have been translated into U.S. dollars for presentation purposes by converting the monthly results of operations of Eliokem from euros into U.S. dollars using the average exchange rate for the statement of operating data as set forth in the “Exchange Rate Information” section of this prospectus.

OMNOVA’s fiscal year ends on November 30 with interim periods ending on February 28 or 29, May 31 and August 31. Eliokem’s fiscal year ends on December 31 with interim periods that end on March 31, June 30 and September 30.

The unaudited pro forma combined statements of operations for all periods are presented as if the Acquisition had taken place on December 1, 2009. The unaudited pro forma combined statement of operations for the twelve months ended November 30, 2010 includes results of operations of (1) OMNOVA for the twelve months ended November 30, 2010 and (2) Eliokem for the (a) nine months ended September 30, 2010 and (b) three months ended December 31, 2009. No adjustments were made to Eliokem’s historical information for its different period end dates.

The preliminary allocation of the purchase price used in the unaudited pro forma combined financial statements is based on preliminary estimates of the fair value of assets acquired and liabilities assumed, and the related income tax impact of the acquisition accounting adjustments. OMNOVA is in the process of determining the fair value of tangible and intangible assets acquired as well as reviewing the impact of historical tax attributes and the related impact on the preliminary purchase price allocation. The final fair valuations may be different from the preliminary valuations. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of the tangible assets, identifiable intangible assets, and liabilities as of the date the Acquisition is complete. Increases or decreases in the fair value of the net assets may change the amount of the purchase price allocated to goodwill and other assets and liabilities. Goodwill arising from the Acquisition is primarily attributable to many factors including synergies expected from combining the operations of Eliokem with our existing Performance Chemicals operations, as well as benefits derived from expansion of Performance Chemicals’ manufacturing capabilities.

The acquisition method of accounting is based on Accounting Standards Codification, ASC, Subtopic 805-10, “Business Combinations,” and uses the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurements and Disclosures,” which OMNOVA has adopted. ASC Subtopic 805-10 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date

ASC Subtopic 820-10 defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC Subtopic 820-10 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, OMNOVA may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measures that do not reflect OMNOVA’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

1.    Basis of Pro Forma Presentation (continued)

Under the acquisition method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the Acquisition, at their respective fair values and added to those of OMNOVA. Financial statements and reported results of operations of OMNOVA issued after completion of the Acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of Eliokem.

Under ASC Subtopic 805-10, acquisition-related transaction costs (e.g., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by OMNOVA are estimated to be approximately $4.2 million, of which $4.0 million has been recognized through November 30, 2010. These costs are not reflected in the unaudited pro forma combined statements of operations due to their non-recurring nature. The unaudited pro forma combined financial statements do not reflect any acquisition-related restructuring charges incurred in connection with the Acquisition but these costs, if any, will be expensed as incurred.

The unaudited pro forma combined financial statements are not intended to represent or be indicative of the consolidated results of operations of OMNOVA that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations of OMNOVA. The unaudited pro forma combined financial statements should be read in conjunction with OMNOVA’s financial statements for the year ended November 30, 2010, which have been previously filed with the SEC and are incorporated by reference in this prospectus. Eliokem’s financial statements for the nine months ended September 30, 2010 have been previously filed with SEC in OMNOVA’s Current Report on Form 8-K filed on December 15, 2010, which is incorporated in this prospectus by reference in this prospectus.

2.    Eliokem Acquisition

OMNOVA entered into a sale and purchase agreement, dated as of November 17, 2010, with the holders of all outstanding equity securities of Eliokem. On December 9, 2010, pursuant to the terms of the sale and purchase agreement, OMNOVA acquired all of the outstanding ordinary shares of Eliokem, as well as all warrants to purchase Eliokem ordinary shares, debt securities convertible into Eliokem ordinary shares and debt securities redeemable for Eliokem ordinary shares, from the Eliokem sellers for an aggregate purchase price of $301.8 million, which includes a working capital adjustment of $2.0 million, less cash received in the business of $30.1 million.

Eliokem is a global emulsion polymers company headquartered in Villejust, France and with manufacturing facilities located in Le Harve, France; Valia, India; Akron, Ohio; and Ningbo and Caojing, China (which commenced operations in the fourth quarter of 2010). Eliokem also has sales offices in Ohio, Singapore, Shanghai and Mumbai. OMNOVA believes the Acquisition will enhance its Performance Chemicals’ product offerings, provide access to new, adjacent and related markets and enhance the Company’s global capacity while achieving synergies in manufacturing, logistics, purchasing and selling, general and administrative expenses.

3.    Financing

In connection with the Acquisition, on November 3, 2010, OMNOVA issued $250 million aggregate principal amount of outstanding notes with a 7.875% interest rate, payable semi-annually. The outstanding notes mature on November 1, 2018 and are unsecured. The proceeds of the outstanding notes were held in escrow subject to completion of the Acquisition. OMNOVA may redeem a portion of the outstanding notes any time after October 31, 2014 at a premium above par, subject to certain restrictions.

3.    Financing (continued)

Additionally, on December 9, 2010, OMNOVA refinanced its existing $150 million term loan that had a balance of $140.9 million with a new $200 million term loan. The new term loan is secured by the property, plant and equipment and intangible assets of the combined companies. The new term loan carries a variable interest rate based on, at OMNOVA’s option, either a eurodollar rate or a base rate in each case plus an applicable margin. The eurodollar rate is a periodic fixed rate equal to LIBOR subject to a floor of 1.75%. The applicable margin for the eurodollar rate is initially 4.0%. However, if OMNOVA’s net leverage ratio falls below 2.75, the applicable margin will decrease to 3.75%. The base interest rate is a fluctuating rate equal to the higher of (i) the prime rate, (ii) the sum of the federal funds effective rate plus 0.50% or (iii) the one month eurodollar rate plus 1.0%. The applicable margin for the base rate is 3.0%. However, if OMNOVA’s net leverage ratio, as defined in the new term loan, falls below 2.75, the applicable margin will decrease to 2.75%. Annual principal payments consist of $2.0 million, due in quarterly installments, and annual excess free cash flow payments as defined in the new term loan agreement, with any remaining balance to be paid on May 31, 2017. OMNOVA can prepay any amount at any time without penalty upon proper notice and subject to a minimum dollar requirement. Prepayments will be applied towards any required annual excess free cash flow payment. The new term loan is secured by all real property and equipment of OMNOVA’s domestic facilities and guaranteed by the material domestic subsidiaries of OMNOVA. Additionally, the new term loan provides for additional borrowings of the greater of $75 million or an amount based on a senior secured leverage ratio, as defined in the new term loan, provided that certain requirements are met including an interest coverage ratio of 2.0. The new term loan contains affirmative and negative covenants, including limitations on additional debt, certain investments and acquisitions outside of OMNOVA’s line of business. The new term loan requires OMNOVA to maintain an initial senior secured net leverage ratio of less than 3.25 to 1, which decreases annually by 25 basis points through December 1, 2014 and then remains at 2.5 to 1 thereafter.

OMNOVA issued the new term loan at a discount of $2.0 million, receiving cash of $198.0 million. This discount is reflected as a reduction of outstanding debt and will be amortized over the term of the debt.

On May 22, 2007, OMNOVA amended its existing revolving credit facility. The existing revolving credit facility was increased to $80 million from $72 million and extended until May 2012. In January 2008, the existing revolving credit facility was increased to $90 million. In December 2010, OMNOVA entered into the new revolving credit facility by amending and restating the existing revolving credit facility, increasing potential availability to $100 million, which can be further increased up to $150 million subject to additional borrowing base assets and lender approval, and extended the existing revolving credit facility until December 8, 2015. The new revolving credit facility is secured by domestic accounts receivable, inventory (collectively, the “Eligible Borrowing Base”) and intangible assets. Availability under the new revolving credit facility will fluctuate depending on the Eligible Borrowing Base and is determined by applying customary advance rates to the Eligible Borrowing Base. The new revolving credit facility includes a $15 million sublimit for the issuance of commercial and standby letters of credit and a $10 million sublimit for swingline loans. Outstanding letters of credit on November 30, 2010 were $2.7 million. The new revolving credit facility contains affirmative and negative covenants, similar to the new term loan, including limitations on additional debt, certain investments and acquisitions outside of OMNOVA’s line of business. If the average excess availability of the new revolving credit facility falls below $25 million during any fiscal quarter, OMNOVA must then maintain a fixed charge coverage ratio greater than 1.1 to 1 as defined in the agreement. Average excess availability is defined as the average daily amount available for borrowing under the new revolving credit facility during OMNOVA’s fiscal quarter.

Net proceeds from the outstanding notes and the new $200 million term loan were used for the Acquisition (including the repayment of Eliokem’s debt), the repayment of amounts outstanding under our existing term loan, related fees and expenses and for general working capital purposes.

OMNOVA incurred approximately $15.7 million of deferred financing costs in connection with the issuance of the outstanding notes, the new term loan and the new revolving credit facility. These deferred financing costs will be amortized over the respective terms of the underlying debt. OMNOVA’s deferred financing fees of $1.0 million as of November 30, 2010 related to the existing term loan will be written-off. Additionally, Eliokem’s deferred financing fees of $1.3 million at September 30, 2010 will not be assumed in the Acquisition.

4.    Pro Forma Adjustments

Pro forma adjustments include the following (all adjustments in millions):

(a)	To record the estimated additional depreciation and amortization.

Year ended November 30, 2010
Reverse Eliokem depreciation and amortization recognized	$(13.2)
Estimated amortization of identifiable intangible assets	4.9
Estimated depreciation	8.2

Pro forma adjustment	$(.1)

(b)	To record incremental amortization of new deferred financing costs and original issue discounts.

Year ended November 30, 2010
Reverse OMNOVA’s amortization of existing deferred financing fees	(.3)
Reverse Eliokem’s amortization of existing deferred financing fees	(.5)
Record estimated amortization of original issue discount fees	.3
Record estimated amortization of new deferred financing fees	2.2

Pro forma adjustment	$1.7

OMNOVA incurred $15.7 million of deferred financing fees and $2.0 million of original issue discounts in connection with the issuance of the outstanding notes and the new term loan.

(c)	To record the estimated interest expense on debt.

Year ended November 30, 2010
Reverse OMNOVA’s existing term loan interest expense	$(6.2)
Reverse outstanding notes interest incurred in 2010	(1.5)
Reverse Eliokem’s interest expense	(16.1)
Estimated interest expense	31.7

Pro forma adjustment	$7.9

OMNOVA estimates a combined weighted average interest rate of 6.9% based on $250 million aggregate principal amount of outstanding notes and the new term loan in the aggregate principal amount of $200 million. An increase or decrease of 100 basis points in the actual combined weighted average interest rate would impact our interest expense by $4.5 million annually. Additionally, the new term loan will have required quarterly payments of $0.5 million.

(d)	To reverse acquisition costs of $4.0 million that have been recorded by OMNOVA during 2010. The associated costs are not reflected in the unaudited pro forma combined statements of operations due to their non-recurring nature.

(e)	OMNOVA performed an analysis of income by jurisdiction and concluded that existing deferred tax assets, specifically net operating loss carrryforwards, would be utilized to offset incremental Eliokem pro forma income and accordingly, recognized this benefit within the unaudited pro forma combined statements of operations.

OMNOVA SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical financial data as of the dates and for the periods indicated. The historical financial data as of and for each of the fiscal years ended November 30, 2006, 2007, 2008, 2009 and 2010 are derived from our audited consolidated financial statements. The historical financial data as of and for the three months ended February 28, 2010 and 2011 are derived from our unaudited interim consolidated financial statements. The unaudited interim consolidated financial data have been prepared on the same basis as the audited annual consolidated financial data and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results. The summary historical financial data of OMNOVA should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its consolidated financial statements and related notes incorporated by reference in this prospectus.

	Year Ended November 30,					Three Months Ended February 28,
	2006	2007	2008	2009	2010	2010	2011(1)
	(in millions of U.S. Dollars, except per share data)
Statement of Operations Data:
Net Sales	$699.1	$745.5	$869.4	$696.4	$846.2	$183.9	$288.7
Cost of goods sold	549.2	605.2	731.4	536.7	684.8	143.9	232.0

Gross profit	149.9	140.3	138.0	159.7	161.4	40.0	56.7
Selling, general and administrative	105.6	99.1	104.8	99.9	99.6	24.0	32.5
Depreciation and amortization	20.2	20.1	23.9	22.9	20.6	5.5	8.4
Indefinite lived trademark impairments(2)	1.0	—	—	—	—	—	—
Fixed asset impairment(3)	.1	—	—	1.1	6.2	—	—
Restructuring and severance(4)	1.3	1.0	0.6	2.1	.6	.3	.8
Interest expense	21.3	16.5	13.0	8.1	8.7	1.8	9.3
Equity (earnings) loss in affiliates	(2.3)	(1.2)	(0.2)	—	—	—	—
Debt redemption expense	—	12.4	—	—	—	—	—
Deferred financing fee write-off	—	—	—	—	—	—	1.0
Acquisition and integration related expense	—	—	—	—	5.5	—	1.9
Other (income) expense, net	(.6)	(0.7)	(2.1)	(2.3)	1.7	(.1)	(.5)

	146.6	147.2	140.0	131.8	142.9	31.5	53.4

Income (loss) from continuing operations before income taxes	3.3	(6.9)	(2.0)	27.9	18.5	8.5	3.3
Income tax expense (benefit)	0.1	0.1	0.2	1.7	(89.4)	.7	2.3

Income (loss) from continuing operations	3.2	(7.0)	(2.2)	26.2	107.9	7.8	1.0
Discontinued Operations, net of tax:
Income from discontinued operations	18.1	0.3	—	—	—	—	—

Net income (loss)	$21.3	$(6.7)	$(2.2)	$26.2	$107.9	$7.8	$1.0

Basic Income (loss) per share:
Income (loss) from continuing operations	$0.08	$(0.17)	$(0.05)	$0.59	$2.42	$.18	$.02
Income from discontinued operations	.44	0.1	—	—	—	—	—

Net income (loss) per share—basic	$.52	$(0.16)	$(0.05)	$0.59	$2.42	$.18	$.02

Diluted Income (loss) per share:
Income (loss) from continuing operations	$0.08	$(0.17)	$(0.05)	$0.59	$2.40	$.17	$.02
Income from discontinued operations	0.43	0.01	—	—	—	—	—

Net income (loss) per share—diluted	$0.51	$(0.16)	$(0.05)	$0.59	$2.40	$.17	$.02

General:
Cash and cash equivalents	$26.4	$12.6	$17.4	$41.5	$75.6	$35.4	$74.0
Capital expenditures	$13.0	$16.2	$14.8	$10.4	$14.8	$2.5	$4.8
Total assets	$338.9	$326.4	$351.6	$338.0	$726.0	$347.9	$877.4
Long-term debt(5)	$165.0	$144.6	$182.1	$140.8	$389.4	$140.5	$445.6

(1)	The three months ended February 28, 2011 includes the results of the acquired Eliokem business since December 9, 2010.
(2)	During 2006, we recorded indefinite-lived intangible asset impairment charges of $1.0 million.
(3)	During 2010 and 2009, we recorded asset impairment charges of $6.2 million and $1.1 million, respectively.
(4)	Restructuring and severance consisted primarily of severance costs in the three months ended February 28, 2011 and in 2010 and 2009, costs for the closure of an extrusion facility and severance costs in 2008 and severance costs in 2007.
(5)	Long-term debt at February 28, 2011 includes $1.9 million of unamortized original issue discount.

ELIOKEM SELECTED HISTORICAL FINANCIAL DATA

The following table presents summary historical financial data of Eliokem as of the dates and for the periods indicated. The historical financial data as of December 31, 2008 and 2009 and for each of the fiscal years ended December 31, 2007, 2008 and 2009 are derived from the audited consolidated financial statements of Eliokem incorporated by reference in this prospectus. The historical financial data as of and for the nine-month periods ended September 30, 2009 and 2010 are derived from the unaudited consolidated financial statements of Eliokem incorporated by reference in this prospectus and include, in the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary to present fairly the data for such periods and may not necessarily be indicative of the full-year results. Although Eliokem’s historical financial statements were prepared in euros, they have been prepared in accordance with U.S. GAAP.

The summary historical financial data of Eliokem should be read in conjunction with Eliokem’s financial statements and related notes incorporated by reference in this prospectus.

	Year Ended December 31,			Nine Months Ended September 30,
	2007	2008	2009	2009	2010
		(in millions of euros)
Statement of Operations Data:
Net Sales	€166.4	€195.0	€164.3	€123.6	€168.3
Cost of goods sold	123.9	148.9	116.7	87.7	119.3

Gross profit	42.5	46.1	47.6	35.9	49.0
Selling, general and administrative	21.6	24.0	22.0	16.9	18.8
Depreciation and amortization	9.0	9.9	9.6	7.0	7.1
Restructuring and severance(1)	.8	.8	4.6	3.6	—
Interest expense	11.3	12.4	12.4	9.3	9.0
Other (income) expense, net	(6.6)	3.8	(2.8)	(3.9)	5.9

	36.1	50.9	45.8	32.9	40.8

Income (loss) before income taxes	6.4	(4.8)	1.8	3.0	8.2
Income tax expense (benefit)	1.8	(2.8)	.9	1.5	4.2

Net income (loss)	€4.6	€(2.0)	€.9	€1.5	€4.0

Balance Sheet Data (as of period end):
Cash and cash equivalents	€6.9	€10.8	€16.9	€22.2	€22.5
Working capital(2)	19.3	29.5	30.8	24.9	31.0
Total assets	181.4	201.1	199.6	206.6	219.0
Total debt	114.3	142.0	143.4	141.7	147.8
Payable to third parties	85.0	103.7	101.2	100.5	102.5
Payable to equity owners(3)	29.3	38.3	42.2	412	45.3
Total liabilities	167.5	190.1	187.2	194.8	201.0
Shareholders’ equity	13.9	11.0	12.4	11.7	18.0
Other Data:
Capital expenditures	€7.4	€4.7	€6.0	€3.3	€8.4

(1)	Restructuring and severance consisted primarily of severance costs for all periods presented.
(2)	Working capital is defined as total current assets excluding cash less total current liabilities, excluding current portion of long-term debt.
(3)	Total debt includes convertible bonds that were payable to the equity owners or other related parties of Eliokem. These convertible bonds bore interest at 10.0%, with interest and principal due at maturity in 2016 and payable in cash upon a change in control in ownership of Eliokem. These convertible bonds could have been redeemed for ordinary shares of Eliokem at the election of Eliokem. As required under U.S. GAAP, these convertible bonds are included as debt in Eliokem’s consolidated financial statements due to the potential cash payment features of the convertible bonds.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with OMNOVA’s consolidated financial statements and the notes to those statements and other financial information included elsewhere in or incorporated by reference into this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in the forward looking statements. See “Disclosure Regarding Forward-Looking Statements” and “Risk Factors.”

Overview

OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. As discussed in Note K to OMNOVA’s unaudited interim consolidated financial statements included in its Quarterly Report on 10-Q for the quarter ended February 28, 2011 incorporated by reference in this prospectus, OMNOVA operates two reportable business segments: Performance Chemicals and Decorative Products. The Performance Chemicals segment produces a broad range of emulsion polymers and specialty chemicals based primarily on styrene butadiene, styrene butadiene acrylonitrile, vinyl pyridine, polyvinyl acetate, acrylic, styrene acrylic, vinyl acrylic, glyoxal and fluorochemical chemistries. Performance Chemicals’ custom-formulated products are tailored for coatings, binders and adhesives, which are used in paper, carpet, nonwovens, construction, oil/gas drilling services, adhesives, tape, tire cord, floor polish, automotive and industrial rubber components, architectural coatings, textiles, graphic arts, plastic parts, bio-based polymers and various other specialty applications. The Decorative Products segment develops, designs, produces and markets a broad line of functional and decorative surfacing products, including commercial wallcoverings, coated fabrics, performance fabrics, printed and solid color surface laminates and performance films. These products are used in numerous applications, including commercial building refurbishment, remodeling and new construction; kitchen and bath cabinets; transportation including automotive, bus and other mass transit, marine and motorcycle; recreational vehicles and manufactured housing; flooring; commercial and residential furniture; retail display fixtures; home furnishings and consumer electronics; and performance films for pool liners, banners, tents, ceiling tiles and medical devices. Please refer to Item 1, Business, of OMNOVA’s 2010 Annual Report on Form 10-K for the year ended November 30, 2010 incorporated by reference in this prospectus for further description of and background on OMNOVA’s operating segments.

OMNOVA’s products are sold to manufacturers, independent distributors and end users directly and through agents.

OMNOVA has strategically located manufacturing facilities in the United States, China, France, India, Thailand and the United Kingdom.

Historically, OMNOVA’s sales and income have been seasonal. OMNOVA’s performance in the first quarter (December through February) has historically been weaker due to generally lower levels of customer manufacturing, construction and refurbishment activities during the holidays and cold weather months. OMNOVA has historically experienced stronger sales and income in its second, third and fourth quarters, comprised of the three-month periods ending May 31, August 31 and November 30, respectively.

OMNOVA’s chief operating decision maker evaluates performance and allocates resources by operating segment. Segment information has been prepared in accordance with the segment-reporting authoritative guidance promulgated by the Financial Accounting Standards Board, or FASB. OMNOVA’s two operating segments were determined based on products and services provided. Accounting policies of the segments are the same as those described in Note A of OMNOVA’s unaudited interim consolidated financial statements included in its Quarterly Report on 10-Q for the quarter ended February 28, 2011 incorporated by reference in this prospectus. For a reconciliation of OMNOVA’s segment operating performance information, please refer to Note K of OMNOVA’s unaudited interim consolidated financial statements included in its Quarterly Report on 10-Q for the quarter ended February 28, 2011 incorporated by reference in this prospectus.

A majority of OMNOVA’s raw materials are derived from petrochemicals and chemical feedstocks whose prices are cyclical and volatile. Generally, OMNOVA attempts to pass along increased raw material prices to customers in the form of price increases of its products; however, due to sales contracts with certain customers, there may be a time delay between increased raw material prices and OMNOVA’s ability to increase the prices of its products. Additionally, OMNOVA may also experience, from time to time, competitive price pressures and other factors which may not allow it to increase the prices of its products.

OMNOVA’s Performance Chemicals segment has sale price index contracts related to approximately 40% of its sales in the first quarter of 2011 and approximately 65% of its sales for 2009 and 2010. Customers with sales price index contracts are primarily in the paper and carpet chemicals product line. The index is generally comprised of four components: a negotiated fixed contribution margin per pound; the market price of styrene; the market price of butadiene; and the price per barrel of oil. The contract mechanisms generally allow for the pass-through of the changes, either increases or decreases, in the prices of styrene, butadiene and oil within a 30 to 60 day period. Contracts vary in length from 12 to 36 months.

The remainder of Performance Chemicals’ sales are not indexed. OMNOVA periodically negotiates with each customer regarding pricing changes based on the raw material components and the value-add and performance attributes of OMNOVA’s product. OMNOVA’s pricing objective, which may or may not be met, is to recover raw material price increases within a 30 to 60 day period.

Styrene, a key raw material component, is generally available worldwide, and OMNOVA has supply contracts with several producers. OMNOVA believes there is adequate global capacity to serve demand. OMNOVA’s styrene purchases for 2008 through 2010 and estimated purchases for 2011 are:

	Pounds purchased (in millions)	Price range per pound
2011 (estimated) *	220	$0.65 - $0.78
2010	180	$0.54 - $0.68
2009	170	$0.38 - $0.61
2008	200	$0.47 - $0.87

*	The increase over 2010 is partially due to estimated requirement for the acquired Eliokem business.

Butadiene, a key raw material component, is generally available worldwide. OMNOVA has supply contracts with several producers. At times, when the demand of butadiene exceeds supply, it is sold on an allocated basis. New capacity is expected to become operational in Asia over the next two years. OMNOVA’s butadiene purchases for 2008 through 2010 and estimated purchases for 2011 are:

	Pounds purchased (in millions)	Price range per pound
2011 (estimated) *	180	$0.86 - $1.50
2010	135	$0.63 - $0.94
2009	125	$0.25 - $0.68
2008	140	$0.57 - $1.22

*	The increase over 2010 is partially due to estimated requirement for the acquired Eliokem business.

OMNOVA’s Decorative Products segment does not utilize sales price index contracts with its customers; rather, it negotiates pricing with each customer. OMNOVA’s pricing objective, which may or may not be met, is to recover raw material price increases within a 90 day period. Key raw materials utilized by the Decorative Products segment include polyvinyl chloride (PVC) resins, textiles, plasticizers and titanium dioxide (TiO2), These raw materials are generally readily available worldwide from multiple suppliers.

Key Indicators

Key economic measures relevant to OMNOVA include coated paper production, print advertising spending, U.S. commercial real estate and hotel occupancy rates, U.S. office furniture sales, manufactured housing shipments, housing starts and sales of existing homes and forecasts of raw material pricing for certain petrochemical feed stocks. Key OEM industries which provide a general indication of demand drivers to OMNOVA include paper, commercial and residential construction and refurbishment, furniture manufacturing and flooring manufacturing. These measures provide general information on trends relevant to the demand for OMNOVA’s products but the trend information does not necessarily directly correlate with demand levels in the markets which ultimately use OMNOVA’s products.

Key operating measures utilized by the business segments include orders, sales, working capital turnover, inventory, productivity, new product vitality, cost of quality and order fill-rates which provide key indicators of business trends. These measures are reported on various cycles including daily, weekly and monthly depending on the needs established by operating management.

Key financial measures utilized by management to evaluate the results of its businesses and to understand the key variables impacting the current and future results of OMNOVA include: sales, gross profit, selling, general and administrative expenses, adjusted operating profit, consolidated earnings before interest, taxes, depreciation and amortization as set forth in the agreement governing OMNOVA’s new term loan, working capital, operating cash flows, capital expenditures and adjusted earnings per share including applicable ratios such as inventory turnover, working capital turnover, return on sales and assets and leverage ratios. These measures, as well as objectives established by the Board of Directors of OMNOVA, are reviewed at monthly, quarterly and annual intervals and compared with historical periods.

Acquisition of Eliokem Business

On December 9, 2010, OMNOVA completed the acquisition of all the outstanding shares of Eliokem from AXA Investment Managers Private Equity Europe and the Eliokem sellers for an aggregate purchase price of $301.8 million in cash, which includes $2.0 million for working capital and capital expenditure adjustments. OMNOVA used its cash on hand, the net proceeds from the issuance of the outstanding notes and net proceeds from the new $200 million term loan to fund the Acquisition, including the repayment of Eliokem debt. The balance of the proceeds were used for repayment of OMNOVA’s existing term loan and related costs.

Eliokem is a worldwide manufacturer of specialty chemicals used in a diverse range of niche applications including coating resins, elastomeric modifiers, antioxidants, oilfield chemicals and latices for specialty applications. Eliokem is headquartered in Villejust, France and has facilities located in France, the United States, China and India. Eliokem’s operations are included in the Performance Chemicals segment.

The Acquisition was accounted for under the acquisition method using the fair value concepts defined in ASC Subtopic 820-10, “Fair Value Measurements and Disclosures.” ASC Subtopic 805-10, “Business Combinations” requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date.

The preliminary estimate of the fair values of assets acquired and liabilities assumed as of the closing of the Acquisition was allocated to each of Eliokem’s assets, liabilities and identifiable intangible assets. The excess of purchase price over the estimated fair values of assets acquired and liabilities assumed is allocated to goodwill.

The preliminary estimate of the fair values of assets acquired and liabilities assumed (in millions) is as follows:

Fair Value
Current assets	$117.0
Property, plant and equipment	118.8
Identifiable intangible assets	80.7
Deferred tax assets	4.3
Other assets	9.5
Goodwill	85.0

Total assets acquired	415.3
Current liabilities	(50.3)
Deferred tax liabilities	(46.1)
Other liabilities	(17.1)

Net assets acquired	$301.8

The allocation of the purchase price is based on preliminary estimates of the fair value of assets acquired and liabilities assumed, and the related income tax impact of the Acquisition accounting adjustments. OMNOVA is in the process of determining the fair value of the pension benefit obligations as well as reviewing the impact of historical tax attributes and the related impact on the preliminary purchase price allocation. Goodwill arising from this acquisition is attributable to many factors including synergies expected from combining the operations of Eliokem with our existing Performance Chemicals operations, as well as benefits derived from expansion of Performance Chemicals’ manufacturing capabilities.

The preliminary fair value of the identifiable intangible assets and their weighted-average useful lives have been estimated as follows (dollars in millions):

	Estimated Fair Value	Estimated Useful Life
Definite lived assets:
Trademarks	$1.2	13 years
Customer relationships	36.2	10 – 14 years
Other intangibles	12.4	4 – 14 years

Total definite lived assets	49.8
Indefinite lived assets:
Trademarks	30.9	N/A

Total identifiable intangible assets	$80.7

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment annually.

The results of operations for Eliokem have been included in OMNOVA’s Performance Chemicals’ results of operations since December 9, 2010. The unaudited pro forma results for OMNOVA’s net sales, net income and net income per share had the acquisition of Eliokem occurred on December 1, 2009 is as follows:

Three Months Ended February 28, 2010
(Dollars in millions, except per share amounts)
Net sales	$253.4
Net income	$.6
Net income per share, basic	$.01
Net income per share, diluted	$.01

Results of Operations for the Three Months Ended February 28, 2011 Compared to the Three Months Ended February 28, 2010

OMNOVA’s net sales in the first quarter of 2011 were $288.7 million compared to $183.9 million in the first quarter of 2010. The sales improvement was driven by $74.7 million of net sales from Eliokem while OMNOVA’s legacy net sales increased $30.1 million. Excluding the Eliokem net sales, OMNOVA’s legacy Performance Chemicals business segment revenue increased by 22.4% while the Decorative Products business segment revenue increased 6.8%. Contributing to the legacy net sales increase in 2011 were volumes increases of $12.7 million, higher pricing of $16.6 million and favorable foreign exchange translation of $0.8 million.

Gross profit in the first quarter of 2011 was $56.7 million with a gross profit margin of 19.6% compared to gross profit of $40.0 million and a gross profit margin of 21.8% in the first quarter of 2010. The increase in gross profit was primarily due to the Acquisition. The decline in gross profit margin was primarily due to a one time inventory valuation adjustment of $2.7 million related to the Acquisition, raw material inflation, the effect of Performance Chemicals index pricing in which higher raw material costs are passed to customers, increasing revenues with no gross margin benefit, new plant start-up costs and changes in product mix.

Selling, general and administrative expense in the first quarter of 2011 increased $8.5 million, to $32.5 million, or 11.3% of sales, compared to $24.0 million, or 13.1% of net sales in the first quarter of 2010. The increase was primarily due to the addition of Eliokem, while the decline as a percentage of sales was due to higher sales and OMNOVA’s focused ongoing efforts to control costs and leverage selling, general and administrative costs across its global operations and growing revenue base.

Interest expense was $9.3 million in the first quarter of 2011, compared to $1.8 million for the same period a year ago, due to higher borrowing levels and interest rates resulting from OMNOVA’s refinancing for the Acquisition (see “Debt” for further discussion of OMNOVA’s borrowing activities). The effective interest rate on OMNOVA’s debt was 6.89% during the first quarter of 2011, compared to 4.5% in the first quarter of 2010. Total debt at February 28, 2011, including the original issue discount, was $454.7 million, compared to $394.2 million on November 30, 2010.

Income tax expense was $2.3 million with an effective rate of 69% in the first quarter of 2011 compared to $0.7 million with an effective rate of 8% in the first quarter of 2010. Included in the first quarter of 2011 is a one-time charge of $1.1 million for foreign taxes related to the merger of Eliokem’s U.S. operations into OMNOVA’s domestic operations and a higher year-over-year effective tax rate. OMNOVA recognized income tax expense in the first quarter of 2011 at its current estimated tax rate of 33.5%, plus the impact of the one-time charge of $1.1 million. In the first quarter of 2010, OMNOVA recognized income tax expense at its then current estimated tax rate, however, the impact of OMNOVA’s valuation allowance in the U.S. reduced the tax expense. Due to the improvement in OMNOVA’s earnings and outlook, the U.S. deferred tax valuation allowance was reversed in the fourth quarter of 2010. At the end of its 2010 fiscal year, OMNOVA previously estimated its effective rate for 2011 to be 42%. However, based on more recent information, OMNOVA now expects its estimated effective tax rate to be approximately 36.5% for the full year and 33.5% for the remaining three quarters of 2011. Global cash income taxes paid are expected to be minimal. OMNOVA has $118.9 million of U.S. federal net operating loss carryforwards and $3.5 million of state and local net operating loss carryforwards with expiration dates between 2021 and 2030.

OMNOVA has not provided U.S. income taxes on certain of its non-U.S. subsidiaries undistributed earnings as such amounts are considered permanently reinvested outside the U.S. To the extent that foreign earnings previously treated as permanently reinvested are repatriated, the related U.S. tax liability may be reduced by any foreign income taxes paid on these earnings. However, based on OMNOVA’s policy of permanent reinvestment, it is not practicable to determine the U.S. federal income tax liability, if any, which would be payable if such earnings were not permanently reinvested. As of November 30, 2010, the non-U.S. subsidiaries have a cumulative unremitted foreign loss position of $21.8 million for which U.S. income taxes have not been provided.

OMNOVA generated net income of $1.0 million or $0.02 per diluted share in the first quarter of 2011. Included in the first quarter of 2011 are the higher interest expense of $7.5 million, a $1.0 million write-off of deferred financing fees as a result of refinancing actions, $1.9 million of acquisition and integration expense and the $1.1 million tax charge resulting from the liquidation transaction. Net income in the first quarter of 2010 was $7.8 million or $0.17 per diluted share.

Segment Discussion

The following Segment Discussion presents information used by OMNOVA in assessing the results of operations by business segment. OMNOVA believes that this presentation is useful for providing the investor with an understanding of OMNOVA’s business and operating performance because these measures are used by the chief operating decision maker in evaluating performance and allocating resources.

The following table reconciles segment sales to consolidated net sales and segment operating profit (loss) to consolidated income before income taxes:

	Three Months Ended
	February 28,
	2011	2010
	(Dollars in millions)
Segment Sales:
Performance Chemicals
Paper and Carpet Chemicals	$87.1	$71.3
Specialty Chemicals	125.7	41.5

Total Performance Chemicals	$212.8	$112.8

Decorative Products
Commercial Wallcovering and Coated Fabrics	$52.9	$50.9
Decorative Laminates and Performance Films	23.0	20.2

Total Decorative Products	75.9	71.1

Consolidated Net Sales	$288.7	$183.9

Segment Gross Profit:
Performance Chemicals	$42.5	$23.8
Decorative Products	14.2	16.2

Consolidated Gross Profit	$56.7	$40.0

Segment Operating Profit (Loss):
Performance Chemicals	$21.4	$13.8
Decorative Products	(1.8)	(.1)
Interest expense	(9.3)	(1.8)
Corporate expenses	(4.1)	(3.4)
Write-off of deferred financing fees	(1.0)	—
Acquisition and integration related expense	(1.9)	—

Consolidated Income Before Income Tax	$3.3	$8.5

Performance Chemicals

Performance Chemicals’ net sales increased $100.0 million to $212.8 million during the first quarter of 2011 compared to $112.8 million during the first quarter of 2010. The inclusion of Eliokem sales within Specialty Chemicals added $74.7 million in net sales compared to the prior year. Performance Chemicals’ legacy business net sales were up $25.3 million as a result of price increases of $14.0 million and volume improvements of $11.5 million, partially offset by $0.2 million of unfavorable foreign currency translation. Selling price changes were implemented across the product lines. Net sales for the Paper and Carpet Chemicals product line increased $15.8 million to $87.1 million during the first quarter of 2011 compared to $71.3 million during the first quarter of 2010 driven by price and volume increases. Paper chemical volumes increased over 9% in the first quarter of 2011 compared to the first quarter of 2010 as customers replenished inventories that had been depleted during the strong 2010 holiday season, which saw increased demand for paperboard products for shipping and direct mail advertising. Carpet chemical volumes decreased almost 8% in the first quarter of 2011 compared to the first quarter of 2010 as weakness continued in the U.S. housing market due to foreclosures remaining high and sales of existing homes and construction of new homes remaining low. Net sales for the Specialty Chemicals product line, excluding Eliokem, increased $9.5 million to $51.0 million during the first quarter of 2011 compared to $41.5 million during the first quarter of 2010, also due to price and volume increases. Specialty chemical volumes increased 9% in the first quarter of 2011 compared to the first quarter of 2010 as strength continued in the U.S. economy and OMNOVA increased sales to new customers with higher performance products in floor care and coatings applications.

Performance Chemicals’ gross profit was $42.5 million with a gross profit margin of 20.0% during the first quarter of 2011 compared to $23.8 million and a gross profit margin of 21.1% in the first quarter of 2010.

This segment generated an operating profit of $21.4 million in the first quarter of 2011 compared to $13.8 million in the first quarter of 2010. Eliokem provided operating profit of $5.8 million in the first quarter of 2011. The additional increase in segment operating profit was primarily due to the higher pricing of $14.0 million, margin on improved volumes of $2.0 million and lower selling, general and administrative and manufacturing costs of $0.5 million as a result of lower headcount and higher capacity utilization, partially offset by higher raw material costs of $14.7 million. The segment operating profit also includes items which management excludes when evaluating the results of OMNOVA’s segments. Those items include $2.7 million due to a one-time fair value adjustment for Eliokem inventory and workforce reduction costs for Eliokem of $0.7 million in the first quarter of 2011 and workforce reduction costs of $0.2 million in the first quarter of 2010 for legacy operations.

Decorative Products

Decorative Products net sales increased $4.8 million, or 6.8%, to $75.9 million in the first quarter of 2011 from $71.1 million in the first quarter of 2010 primarily due to higher selling prices of $2.6 million, higher volumes of $1.2 million and favorable foreign exchange translation benefit of $1.0 million. Commercial Wallcovering and Coated Fabrics net sales were $52.9 million in the first quarter of 2011 compared to $50.9 million in the first quarter of 2010 as sales improved in all product lines and geographic regions with the exception of coated fabrics in China. Net sales for the Decorative Laminates and Performance Films product line increased to $23.0 million during the first quarter of 2011 compared to $20.2 million during the first quarter of 2010 as sales improved in all product lines as a result of the improving economic recovery.

Decorative Products’ gross profit was $14.2 million with a gross profit margin of 18.7% during the first quarter of 2011 compared to $16.2 million and a gross profit margin of 22.8% in the first quarter of 2010.

Segment operating loss was $1.8 million for the first quarter of 2011 compared to a loss of $0.1 million for the first quarter of 2010. However, this segment’s operating loss was an improvement compared to its loss of $8.5 million, which included curtailment charges of $3.2 million, during the fourth quarter of 2010. The year-over-year decline was primarily due to higher raw material costs of $4.3 million, partially offset by higher selling prices of $2.6 million. Price recovery in the first quarter of 2011 improved to approximately 60% of raw material inflation compared to 30% in 2010. Segment operating profit also includes items which management excludes when evaluating the results of OMNOVA’s segments. Those items include workforce reduction costs of $0.1 million for both the first quarters of 2011 and 2010.

Corporate

Corporate expenses were $4.1 million in the first quarter of 2011 compared to $3.4 million in the first quarter of 2010. The increase is primarily due to higher incentive and employee expense.

Results of Operations of 2010 Compared to 2009

OMNOVA’s net sales in 2010 were $846.2 million compared to $696.4 million in 2009. OMNOVA’s Performance Chemicals business segment revenue increased by 33.0% and the Decorative Products business segment revenue increased 6.2%. Contributing to the sales increase in 2010 were higher volumes of $56.2 million, increased pricing of $89.6 million and favorable foreign exchange translation of $4.0 million.

Gross profit in 2010 was $161.4 million with a gross profit margin of 19.1% compared to gross profit of $159.7 million and a gross profit margin of 22.9% in 2009. Gross profit margins declined due to the impact of Performance Chemicals index pricing, in which raw material costs are passed on to the customer without margin benefit, raw material costs exceeding new pricing in Decorative Products and changes in product mix. Also included in gross profit for 2010 were $6.5 million of strike-related and net retirement benefit plan curtailment charges.

Selling, general and administrative expenses in 2010 were $99.6 million, or 11.8% of sales, compared to $99.9 million, or 14.3% of net sales in 2009. Despite rising volumes, selling, general and administrative expense decreased due to our focused cost controlling efforts.

Interest expense was $8.7 million for 2010 compared to $8.1 million in 2009. Included in 2010 is $1.6 million of additional interest expense relating to the outstanding notes, which were issued on November 3, 2010 in connection with the pending Acquisition. The effective interest rate on our debt was 4.9% and 4.5% for 2010 and 2009, respectively. Total debt at November 30, 2010 was $394.2 million compared to $144.1 million at November 30, 2009. Total cash, which included proceeds from the outstanding notes which were held in escrow until the completion of the Acquisition, was $328.7 million at November 30, 2010 and $41.5 million at November 30, 2009.

Other expense was $1.7 million in 2010 compared to income of $2.3 million in 2009. Expense items included in 2010 were a fair value adjustment expense of $9.2 million related to a euro currency option collar which we put in place to hedge currency risk for the pending Acquisition, strike-related costs of $2.2 million, losses on foreign currency transactions of $0.8 million and a customs duty settlement of $0.3 million. These expense items were partially offset by a gain of $9.7 million related to the dissolution of our joint venture marketing alliance with Rohm and Haas Company and a net gain of $0.7 million on the reversal of indemnification obligations.

Other income in 2009 included flood-related costs of $0.6 million, foreign currency transaction gains of $0.5 million, licensing revenue of $0.4 million and a gain of $0.3 million on the reversal of an indemnification obligation.

There was an income tax benefit of $89.4 million in 2010 and income tax expense was $1.7 million in 2009. The benefit in 2010 was primarily related to the reversal of $98.2 million of OMNOVA’s U.S. deferred tax valuation allowance partially offset by tax expense of $8.8 million related to U.S. and foreign related income taxes. Prior to 2010, valuation allowances had been provided for deferred tax assets in the U.S. as a result of OMNOVA’s prior losses, uncertainty of predicting future taxable earnings due to market demand, and price and raw material cost volatility. OMNOVA has determined in 2010 that it is more likely than not that it will realize the future benefits of its net operating loss carryforwards and accordingly, has reversed a significant portion of its tax valuation allowance. OMNOVA’s effective rate was (483.2)% in 2010. Excluding the reversal of the U.S. valuation allowance, the effective rate was 47.6% compared to the U.S. statutory rate of 35%. The higher rate in 2010 is primarily due to acquisition costs of $3.1 million which are non-deductible for tax purposes, utilization of state net operating loss carryforwards, or NOLC, of $1.5 million and a change in the state tax rate applied to deferred tax assets. At present, OMNOVA has $118.9 million of domestic federal net operating loss carryforwards that expire from 2021 through 2028, which could be used to offset future cash taxes.

OMNOVA generated net income of $107.9 million or $2.40 per diluted share in 2010 compared to net income of $26.2 million or $0.59 per diluted share in 2009.

Segment Discussion

The following Segment Discussion presents information OMNOVA used in assessing the results of operations by business segment. OMNOVA believes that this presentation is useful for providing the investor with an understanding of OMNOVA’s business and operating performance because these measures are used by the chief operating decision maker in evaluating performance and allocating resources.

The following table reconciles segment sales to consolidated net sales and segment operating profit (loss) to consolidated income before income taxes:

	Year Ended November 30,
	2010	2009
	(Dollars in millions)
Segment Sales:
Performance Chemicals
Paper and Carpet Chemicals	$330.1	$249.2
Specialty Chemicals	197.8	147.6

Total Performance Chemicals	$527.9	$396.8

Decorative Products
Commercial Wallcovering and Coated Fabrics	$219.9	$217.7
Decorative Laminates and Performance Films	98.4	81.9

Total Decorative Products	241.5	221.6

Consolidated Net Sales	$846.2	$696.4

Segment Gross Profit:
Performance Chemicals	$104.4	$90.8
Decorative Products	57.0	68.9

Consolidated Gross Profit	$161.4	$159.7

Segment Operating Profit (Loss):
Performance Chemicals	$73.3	$48.0
Decorative Products	(18.0)	(1.6)
Interest expense	(8.7)	(8.1)
Corporate expense	(28.1)	(13.6)

Consolidated Income Before Income Tax	$18.5	$27.9

Performance Chemicals

Performance Chemicals’ net sales increased $131.1 million, or 33.0%, to $527.9 million during 2010 compared to $396.8 million during 2009. The higher sales were driven by stronger volume of $45.8 million and higher selling prices of $85.3 million. Selling price changes were implemented across all product lines. Net sales for the Paper and Carpet Chemicals product line increased $80.9 million to $330.1 million during 2010 compared to $249.2 million during 2009. Paper chemical volumes increased 10% in 2010 compared to 2009 as print ad and direct mail spending increased, resulting in higher demand for coated paper as the U.S. economy gradually improved. Carpet chemical volumes declined 4% in 2010 compared to 2009 as weakness persisted in the U.S. housing market, as evidenced by high foreclosure activity and low levels of sales of existing homes and new construction. Net sales for the Specialty Chemicals product line increased $50.2 million to $197.8 million during 2010 compared to $147.6 million during 2009. Specialty chemical volumes increased 16% in 2010 compared to 2009 as global economy activity improved and customers restored normal inventory levels. Volumes rebounded to their pre-2008 levels.

Performance Chemicals’ gross profit in 2010 was $104.4 million with a gross profit margin of 19.8% compared to $90.8 million and a gross profit margin of 22.9% in 2009. While gross profit dollars improved by 15.0%, the decline in gross profit margin was primarily due to the effect of index pricing, in which higher raw material costs of $83.5 million were passed through without any gross margin benefit.

This segment generated an operating profit of $73.3 million in 2010. Included in the operating profit is the gain of $9.7 million for the dissolution of the RohmNova joint venture in the second quarter of 2010. Excluding this gain, operating profit would have been $63.6 million for 2010 compared to $48.0 million in 2009, an improvement of 32.5%. The increase in segment operating profit was primarily due to higher volumes of $14.6 million, and $6.3 million of lower utility, transportation and employee costs. Higher pricing of $85.3 million was mostly offset by higher raw material costs of $83.5 million. Additionally, this segment recorded LIFO expense of $2.8 million in 2010 compared to LIFO income of $5.3 million in 2009. Segment operating profit also includes other items which management excludes when evaluating the results of OMNOVA’s segments. Those items for 2010 include workforce reduction costs of $0.4 million and a defined benefit pension plan curtailment charge of $0.1 million and for 2009, asset write-offs of $0.6 million, workforce reduction costs of $0.2 million and a defined benefit pension plan curtailment charge of $0.2 million.

During May 2010, OMNOVA acquired certain intangible assets of The Dow Chemical Company’s hollow plastic pigment product line for $2.5 million. Those intangible assets included patents, trademarks and customer lists. The purchase of these intangible assets will allow OMNOVA to enhance its leading product offering to the coated paper and paperboard industry and provide an opportunity for growth in other applications. In accordance with the applicable accounting guidance, OMNOVA determined the fair value of these assets to be $2.5 million on the acquisition date.

Decorative Products

Decorative Products net sales increased $18.7 million, or 6.2%, to $318.3 million in 2010 from $299.6 million in 2009 primarily due to improved volumes of $10.4 million, higher pricing of $4.3 million and currency translation effects of $4.0 million. Commercial Wallcovering and Coated Fabrics net sales were $219.9 million in 2010 compared to $217.7 million in 2009. Net sales for the Laminates and Performance Films product line increased to $98.4 million during 2010 compared to $81.9 million during 2009 primarily due to sales to new customers and the introduction of new products in Laminates.

Decorative Products’ gross profit was $57.0 million with a gross profit margin of 17.9% during 2010 compared to $68.9 million and a gross profit margin of 23.0% in 2009. The decrease in gross profit margin is primarily due to higher raw material costs of $13.3 million, strike-related costs of $3.3 million at OMNOVA’s Columbus, Mississippi plant, product mix and higher manufacturing overhead costs of $1.7 million.

This segment had an operating loss of $18.0 million for 2010. Included in the operating loss are several charges related to the Columbus, Mississippi facility including a non-cash asset impairment charge of $6.2 million for the write-down of machinery and equipment to fair value, strike-related costs of $5.5 million and a non-cash pension plan curtailment charge of $3.2 million. The impairment was caused by the loss of business from weaker market conditions for commercial wallcovering which is not expected to recover to historical levels and transfer of certain products to other OMNOVA facilities to better meet customer demand. The assets were written down to their estimated fair value using a cost approach. Excluding the above items, segment operating loss would have been $3.1 million compared to an operating profit of $1.6 million in 2009. The decrease in segment operating profit was primarily due to higher raw material costs of $13.3 million, higher manufacturing, overhead and other costs of $1.7 million and foreign exchange transaction losses of $1.3 million, partially offset by higher volumes of $7.8 million and higher pricing of $4.3 million. Additionally, this segment recorded a LIFO inventory charge of $0.8 million in 2010 compared to LIFO income of $0.7 million in 2009. Segment operating profit also includes other items which management excludes when evaluating the results of OMNOVA’s segments. Those items for 2010 included a foreign import duty claim of $0.3 million, a reversal of an indemnification receivable of $0.3 million, legal settlement expense of $0.3 million and workforce reduction costs of $0.2 million and for 2009, a pension curtailment gain of $0.7 million, flood-damage costs of $0.6 million, workforce reduction costs of $1.8 million, asset impairment charges of $0.5 million and a reversal of an indemnification receivable of $0.3 million.

Interest and Corporate

Interest expense was $8.7 million in 2010 compared to $8.1 million for 2009. The increase was primarily due to $1.6 million of interest expense on the outstanding notes, which were issued on November 3, 2010 in connection with the pending Acquisition and held in escrow until the Acquisition was completed on December 9, 2010.

Corporate expenses were $28.1 million in 2010 compared to $13.6 million in 2009. The increase is primarily due to a $9.2 million charge for a fair value adjustment for a euro currency option collar which was related to the Acquisition and was settled with the counter-party on December 1, 2010 and acquisition and integration related costs for the Acquisition of $5.5 million.

Results of Operations of 2009 Compared to 2008

OMNOVA’s net sales in 2009 were $696.4 million as compared to $869.4 million in 2008. OMNOVA’s Performance Chemicals business segment revenue decreased by 23.9% and the Decorative Products business segment revenue decreased 13.9%. Contributing to the sales decrease in 2009 were volume declines of $108.6 million or 12.5% as a result of weak market conditions, lower pricing of $68.7 million as a result of lower raw material costs and unfavorable foreign exchange translation of $16.1 million, which were partially offset by additional sales of $20.4 million from the Decorative Products Asian operations. The Decorative Products Asian operations were acquired on December 31, 2007. Net sales in 2009 included thirteen months from the Decorative Products Asian operations as compared to 2008, which includes ten months. The thirteenth month in 2009 resulted in additional net sales and net income of $8.0 million and $0.2 million, respectively.

Gross profit in 2009 was $159.7 million with a gross profit margin of 22.9% compared to gross profit of $138.0 million and a gross profit margin of 15.9% in 2008. The improved margin was primarily due to lower costs for raw materials of $106.8 million and a reduction in manufacturing costs as a result of significant prior restructuring actions, lower transportation costs of $2.7 million and lower costs for resale merchandise of $5.9 million.

Selling, general and administrative expenses of $99.9 million in 2009 were $4.9 million, or 4.7% lower than 2008. The decrease in 2009 was primarily due to lower employee costs of $2.9 million as a result of a reduction in the number of employees and cost controlling efforts, which resulted in $2.0 million of lower costs for advertising, supplies and utilities.

Interest expense of $8.1 million in 2009 compared to $13.0 million in 2008. The lower interest expense in 2009 is primarily due to significantly lower debt levels and lower average interest rates. Total debt at November 30, 2009 was $144.1 million, down $44.2 million from November 30, 2008.

Other (income)/expense, net was $(2.3) million in 2009 and $(2.1) million in 2008. Included in 2009 are flood related costs of $0.6 million net of insurance proceeds.

Income tax expense was $1.7 million in 2009 compared to a tax expense of $0.2 million in 2008. The tax expense in 2009 was primarily related to foreign income taxes as a result of improved earnings, a provision for alternative minimum tax expense of $0.2 million and state and local income taxes of $0.2 million. The effective rates of 6.4% in 2009 and 6.4% in 2008 were below the U.S. statutory rate of 35% primarily due to the utilization of tax loss carryforwards. Valuation allowances have been provided for deferred tax assets in the United States as a result of OMNOVA’s prior losses and the uncertainty of predicting future taxable earnings due to price and raw material cost volatility. At present, OMNOVA has $131.8 million of domestic federal net operating loss carryforwards that expire by 2030.

OMNOVA had net income of $26.2 million, or $0.59 per diluted share, in 2009 compared to a net loss of $2.2 million, or $0.05 per diluted share, in 2008. The increase in net income was primarily due to margin improvement, cost reductions, lower interest expense and improved Asian business performance.

Segment Discussion

The following Segment Discussion presents information used by OMNOVA in assessing the results of operations by business segment. OMNOVA believes that this presentation is useful for providing the investor with an understanding of OMNOVA’s business and operating performance because these measures are used by the chief operating decision maker in evaluating performance and allocating resources.

The following table reconciles segment sales to consolidated net sales and segment operating profit to consolidated income (loss) before income taxes:

	Year Ended November 30,
	2009	2008
	(Dollars in millions)
Segment Net Sales:
Performance Chemicals
Paper and Carpet Chemicals	$249.2	$337.0
Specialty Chemicals	147.6	184.6

Total Performance Chemicals	$396.8	$521.6

Decorative Products
Commercial Wallcovering and Coated Fabrics	$217.7	$252.2
Decorative Laminates and Performance Films	81.9	95.6

Total Decorative Products	299.6	347.8

Consolidated Net Sales	$696.4	$869.4

Segment Gross Profit:
Performance Chemicals	$90.8	$68.3
Decorative Products	68.9	69.7

Consolidated Gross Profit	$159.7	$138.0

Segment Operating Profit (Loss):
Performance Chemicals	$48.0	$25.2
Decorative Products	1.6	(6.5)
Interest expense	(8.1)	(13.0)
Corporate expense	(13.6)	(7.7)

Consolidated profit (loss) from continuing operations before income tax	$27.9	$(2.0)

Performance Chemicals

Performance Chemicals’ net sales decreased 23.9% to $396.8 million during 2009 compared to $521.6 million during 2008, driven by lower selling prices of $72.0 million as a result of lower raw material costs, volume decreases of $47.2 million due to weak demand as a result of economic conditions and $5.6 million of unfavorable foreign exchange translation. Selling price changes were implemented across the product lines. Net sales for the Paper and Carpet Chemicals product line decreased to $249.2 million during 2009 compared to $337.0 million during 2008. Paper chemical volumes declined approximately 10% in 2009 compared to 2008, primarily due to a sharp drop in demand for print ad and direct mail spending as a result of the recessionary U.S. economy. Carpet chemical volumes declined approximately 9% in 2009 compared to 2008, primarily due to the accelerating weakness in the U.S. housing market and the recessionary U.S. economy. Net sales for the Specialty Chemicals product line decreased to $147.6 million during 2009 compared to $184.6 million during 2008. Specialty chemical volumes declined approximately 13% in 2009 compared to 2008, primarily due to the accelerating weakness in the global economy, which impacted all product lines including nonwovens, floor care, and tires end-use markets.

Performance Chemicals’ gross profit was $90.8 million in 2009 with a gross profit margin of 22.9% compared to $68.3 million and a gross profit margin of 13.1% in 2008.

Performance Chemicals generated an operating profit of $48.0 million and an operating profit margin of 12.1% for 2009 compared to $25.2 million and an operating profit margin of 4.8% for 2008. The increase in segment operating profit was due to lower raw material costs of $98.8 million, lower transportation and manufacturing overhead costs of $3.3 million, partially offset by lower pricing of $72.0 million, lower volumes of $12.0 million and asset write-offs of $0.7 million. Included in 2009 is a decrease in the LIFO reserve, which increased income by $5.4 million.

Decorative Products

Decorative Products’ net sales decreased by 13.9% to $299.6 million in 2009 from $347.8 million in 2008, primarily due to decreased volumes of $61.4 million and $10.5 million of unfavorable foreign exchange rates, partially offset by improved pricing of $3.3 million and additional sales at the Decorative Products Asian businesses of $20.4 million. Commercial Wallcovering and Coated Fabrics net sales were $217.7 million during 2009 compared to $252.2 million in 2008. Net sales for the Laminates and Performance Films product line were $81.9 million during 2009 compared to $95.6 million in 2008. Sales for both the Commercial Wallcovering and Coated Fabric and Laminates and Performance Films product lines were adversely impacted by the economic recession, particularly in commercial office renovation and refurbishment and new construction markets.

Decorative Products’ gross profit was $68.9 million with a gross profit margin of 23.0% for 2009 compared to $69.7 million and a gross profit margin of 20.1% for 2008.

Decorative Products generated operating income of $1.6 million with an operating profit margin of 1.0% for 2009 compared to an operating loss of $6.5 million and an operating profit margin of (1.9)% in 2008. The improvement in 2009 was primarily due to improved profit at the Asian businesses of $9.8 million, lower raw material costs of $8.0 million, improved pricing of $3.3 million and lower health care, utilities and transportation costs of $5.6 million, partially offset by lower volume of $16.7 million, flood related costs, net of insurance proceeds, of $0.5 million and higher restructuring and severance charges of $2.1 million. Included in 2009 is a decrease in the LIFO reserve, which increased income by $0.7 million.

Interest and Corporate

Interest expense decreased to $8.1 million in 2009 from $13.0 million in 2008. The lower interest expense in 2009 is primarily due to significantly lower debt levels and lower average interest rates.

Corporate expense increased to $13.6 million in 2009 from $7.7 million in 2008, primarily due to higher compensation expenses as a result of the increase in OMNOVA’s stock price and the achievement of certain operating result metrics. Included in 2009 is a pension plan curtailment gain of $0.4 million and included in 2008 is a gain of $0.4 million related to a settlement with an insurer.

Financial Resources and Capital Spending

The following table reflects key cash flow measures from continuing operations:

	Three Months Ended February 28,
	2011	2010	2010	2009	2008
	(Dollars in millions)
Cash provided by operating activities	$(32.6)	$(.5)	$45.0	$74.2	$17.6
Cash used in investing activities	$(21.3)	$(2.1)	$(259.8)	$(9.0)	$(40.0)
Cash provided by (used) in financing activities	$46.3	$(.4)	$250.0	$(44.2)	$35.0
Increase in cash and cash equivalents	$(1.6)	$(6.1)	$34.1	$24.1	$4.8

Cash used in operating activities was $32.6 million in the first quarter of 2011 compared to $0.5 million in the first quarter of 2010. Cash provided by operating activities was $45.0 million in 2010, $74.2 million in 2009, and $17.6 million in 2008. Cash provided by operations decreased in 2011 primarily due to lower pre-tax profitability (partially as a result of acquisition related costs) and an increase in funds used for working capital compared to 2010 primarily due to the acquired Eliokem businesses and an increase in accounts receivable and inventory as a result of higher sales and prices. Cash provided by operations decreased in 2010 primarily due to lower pre-tax profitability (partially as a result of strike-related and acquisition related costs) and a reduction in funds provided from working capital compared to 2009 primarily to an increase in inventory due to higher prices. Cash provided by operations increased in 2009 primarily due to improved profitability and a decrease in working capital. Days sales outstanding was 48.1 days in the first quarter of 2011, 50.1 days in 2010, 49.9 days during 2009 and 48.1 days during 2008. The improvement in 2011 compared to 50.1 days during fiscal 2010 was primarily due to improved collection efforts. The increase in 2009 from 2008 is primarily due to an increase in foreign sales which have a longer collection period and extended terms.

Cash used in investing activities was $21.3 million in the first quarter of 2011, compared to $2.1 million in the first quarter of 2010. Cash used in investing activities was $259.8 million in 2010, compared to $9.0 million in 2009 and $40.0 million in 2008. Included in 2011 is the cash paid for the Acquisition of $299.8 million, less cash acquired in the businesses of $30.1 million. Also included was the use of $253.2 million of restricted cash, which primarily consisted of $250.0 million in proceeds from the issuance of the outstanding notes and certain debt issuance fees, which was placed in an escrow account in November 2010 until the completion of the Acquisition and refinancing of OMNOVA’s existing debt on December 9, 2010. Included in 2010 was the restricted cash of $253.1 million. During the first quarter of 2008, OMNOVA purchased the minority interests in its joint venture businesses for $28.0 million, which was funded through borrowings under its new revolving credit facility. Additionally, OMNOVA incurred $4.8 million and $2.5 million of capital expenditures during the first quarters of 2011 and 2010, respectively. Capital expenditures were $14.8 million in 2010, $10.4 million in 2009 and $14.8 million in 2008. Capital expenditures were made and are planned principally for asset replacement, new product capability, cost reduction, safety and productivity improvements and environmental protection.

Cash provided by financing activities in the first quarter of 2011 was $46.3 million due to the refinancing and increase of the existing term loan from $140.9 million to $200 million. This increase was used to complete the Acquisition. Cash used in financing activities was $0.4 million in the first quarter of 2010 primarily due to debt repayments. Cash provided by financing activities in 2010 was due to the issuance of the outstanding notes. The proceeds of the outstanding notes were held in escrow as of November 30, 2010. On December 9, 2010, OMNOVA used the proceeds, along with existing cash and the new term loan to complete the Acquisition. Cash used in financing activities was $44.2 million in 2009 primarily due to debt repayments. Cash provided by financing activities in 2008 was $35.0 million. Total debt was $456.6 million as of February 28, 2011, which includes the outstanding notes, $199.5 million for the new term loan and $7.1 million of foreign debt, compared to $394.2 million as of November 30, 2010 and $144.1 million as of November 30, 2009. OMNOVA’s cash balance of $74.0 million at February 28, 2011 consists of $35.2 million in the U.S., $13.5 million in Europe and $25.3 million in Asia. OMNOVA is not aware of any restrictions regarding the repatriation of its non-U.S. cash.

Debt

Amounts due banks consist of the following debt obligations that are due within the next twelve months:

	February 28, 2011	November 30, 2010
New term loan—current portion (interest at 5.75%)	$2.0	$—
Existing term loan—current portion (interest at 2.8%)	—	1.5
Foreign subsidiaries borrowings (interest at 5.4%–10.75%)	7.1	3.3

Total	$9.1	$4.8

OMNOVA has borrowing facilities at certain of its foreign subsidiaries in China, India, and Thailand which consist of working capital credit lines and facilities for the issuance of letters of credit. Borrowings by certain of OMNOVA’s China subsidiaries, totaling $3.3 million as of February 28, 2011 and November 30, 2010, are secured by equipment and land use rights of the foreign borrower. As of February 28, 2011, total borrowing capacity for these foreign working capital credit lines was $13.2 million of which $7.1 million has been utilized. Also, as of February 28, 2011, there were $14.9 million in letters of credit issued under the foreign letters of credit facilities.

OMNOVA’s long-term debt consists of the following:

	February 28, 2011	November 30, 2010
New term loan (interest at 5.75%)	$199.5	$—
Existing term loan (interest at 2.8%)	—	140.9
Outstanding notes (interest at 7.875%)	250.0	250.0
Existing revolving credit facility (interest at 2.5%)	—	—

	449.5	390.9
Less: current portion	(2.0)	(1.5)
Unamortized original issue discount	(1.9)	—

Total long-term debt	$445.6	$389.4

In connection with the Acquisition, as described below and in Note B of OMNOVA’s unaudited interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended February 28, 2011 incorporated by reference in this prospectus, on November 3, 2010, OMNOVA issued the outstanding notes. The outstanding notes mature on November 1, 2018 and are unsecured. As of November 30, 2010, the proceeds of the outstanding notes were held in escrow subject to completion of the Acquisition and, accordingly, were recognized as restricted cash. OMNOVA may redeem a portion of the outstanding notes any time after October 2014 at a premium above par, subject to certain restrictions. The outstanding notes are fully and unconditionally and jointly and severally guaranteed on a senior, unsecured basis by all of OMNOVA’s existing and future material domestic subsidiaries that from time to time guarantee obligations under OMNOVA’s new term loan and new revolving credit facility. In connection with the issuance of the outstanding notes, OMNOVA entered into a registration rights agreement among OMNOVA, the guarantors and the initial purchasers of the outstanding notes. Under the registration rights agreement, OMNOVA and the guarantors agreed, among other things, to use reasonable best efforts to file the registration statement of which this prospectus forms a part within 150 days after the consummation of the Acquisition.

Additionally, on December 9, 2010, OMNOVA refinanced its existing term loan that had a balance of $140.9 million with a new term loan. The new term loan is secured by the property, plant and equipment and intangible assets of the combined companies. The new term loan carries a variable interest rate based on, at OMNOVA’s option, either a eurodollar rate or a base rate, in each case plus an applicable margin. The eurodollar rate is a periodic fixed rate equal to LIBOR subject to a floor of 1.75%. The applicable margin for the eurodollar rate is initially 4.0%. However, if OMNOVA’s net leverage ratio falls below 2.75, the applicable margin will decrease to 3.75%. The base interest rate is a fluctuating rate equal to the higher of (i) the prime rate, (ii) the sum of the federal funds effective rate plus 0.50% or (iii) the one month eurodollar rate plus 1.0%. The applicable margin for the base rate is 3.0%. However, if OMNOVA’s net leverage ratio, as defined in the new term loan, falls below 2.75, the applicable margin will decrease to 2.75%. Annual principal payments consist of $2.0 million, due in quarterly installments, and annual excess free cash flow payments as defined in the new term loan agreement, with any remaining balance to be paid on May 31, 2017. OMNOVA can prepay any amount at any time without penalty upon proper notice and subject to a minimum dollar requirement. Prepayments will be applied towards any required annual excess free cash flow payment. The new term loan is secured by all real property and equipment of OMNOVA’s domestic facilities and guaranteed by the material domestic subsidiaries of OMNOVA. Additionally, the new term loan provides for additional borrowings of the greater of $75 million or an amount based on a senior secured leverage ratio, as defined in the new term loan, provided that certain requirements are met including an interest coverage ratio of 2.0. The new term loan contains affirmative and negative covenants, including limitations on additional debt, certain investments and acquisitions outside of OMNOVA’s line of business. The new term loan requires OMNOVA to maintain an initial senior secured net leverage ratio of less than 3.25 to 1, which decreases annually by 25 basis points through December 1, 2014 and then remains at 2.5 to 1 thereafter. OMNOVA is in compliance with this covenant with a senior secured net leverage ratio of 1.1 at February 28, 2011.

OMNOVA issued the new term loan at a discount of $2.0 million, receiving cash of $198 million. This discount is reflected as a reduction of debt outstanding and is being amortized over the term of the debt.

On May 22, 2007, OMNOVA amended its existing revolving credit facility. The existing revolving credit facility was increased to $80 million from $72 million and extended until May 2012. In January 2008, the existing revolving credit facility was increased to $90 million. In December 2010, OMNOVA entered into the new revolving credit facility by amending and restating the existing revolving credit facility, increasing potential availability to $100 million, which can be further increased up to $150 million subject to additional borrowing base assets and lender approval, and extended the existing revolving credit facility until December 8, 2015. The new revolving credit facility is secured by domestic accounts receivable, inventory or (collectively the “Eligible Borrowing Base”), and intangible assets. Availability under the new revolving credit facility will fluctuate depending on the Eligible Borrowing Base and is determined by applying customary advance rates to the Eligible Borrowing Base. The new revolving credit facility includes a $15 million sublimit for the issuance of commercial and standby letters of credit and a $10 million sublimit for swingline loans. Outstanding letters of credit on November 30, 2010 were $2.7 million. The new revolving credit facility contains affirmative and negative covenants, similar to the new term loan, including limitations on additional debt, certain investments and acquisitions outside of OMNOVA’s line of business. If the average excess availability of the new revolving credit facility falls below $25 million during any fiscal quarter, OMNOVA must then maintain a fixed charge coverage ratio greater than 1.1 to 1 as defined in the agreement. Average excess availability is defined as the average daily amount available for borrowing under the new revolving credit facility during OMNOVA’s fiscal quarter. OMNOVA was in compliance with this requirement as the average excess availability did not fall below $25 million during the first quarter of 2011 and averaged $60.8 million.

Advances under the new revolving credit facility bear interest, at OMNOVA’s option, at either an alternate base rate or a eurodollar rate, in each case plus an applicable margin. The alternate base interest rate is a fluctuating rate equal to the higher of the prime rate or the sum of the federal funds effective rate plus 0.50%. The eurodollar rate is a periodic fixed rate equal to LIBOR. Applicable margins are based on OMNOVA’s average daily excess availability during the previous fiscal quarter. If average excess availability is greater than or equal to $50 million, the applicable margin will be 2.25% on eurodollar loans, 1.25% on base rate borrowings and .625% on commitments for unused credit lines. If average excess availability is greater than or equal to $25 million but less than $50 million, the applicable margin will be 2.5% on eurodollar loans, 1.5% on base rate borrowings and 0.5% on commitments for unused credit lines. If average excess availability is less than $25 million, the applicable margin will be 2.75% on eurodollar loans, 1.75% on base rate borrowings and 0.375% on commitments for unused credit lines.

At February 28, 2011, OMNOVA had $91.7 million of eligible inventory and receivables to support the borrowing base, which is capped at $100 million under the new revolving credit facility. At February 28, 2011, outstanding domestic letters of credit under the new revolving credit facility were $2.7 million, there were no amounts borrowed under the new revolving credit facility and the amount available for borrowing under the new revolving credit facility was $89.0 million.

The effective interest rate on OMNOVA’s debt was 6.9% during the first quarter of 2011 and 4.5% during the first quarter of 2010.

Net proceeds from the outstanding notes and the new term loan were used for the Acquisition (including the repayment of Eliokem’s debt), the repayment of amounts outstanding under OMNOVA’s existing term loan, related fees and expenses and for general working capital purposes. The Acquisition was completed on December 9, 2010. The new revolving credit facility was not used to fund the Acquisition.

OMNOVA incurred approximately $15.7 million of deferred financing costs in connection with the issuance of the outstanding notes, the new term loan and the new revolving credit facility. These new deferred financing costs are being amortized over the respective terms of underlying debt. Amortization expense in 2011 is expected to be $2.2 million. OMNOVA’s prior deferred financing fees of $1.0 million, related to the existing term loan, were written-off in the first quarter of 2011.

The fair value of OMNOVA’s debt at February 28, 2011 approximated $286.0 million, which is lower than the carrying value as a result of prevailing market rates on OMNOVA’s debt.

Contractual Obligations

	Payments Due by Period
	Total	Less than 1 year	2—3 years	4—5 years	More than 5 Years
	(Dollars in millions)
Long-term debt and amounts due banks(1)	$453.3	$5.3	$4.0	$4.0	$440.0
Interest payments on long-term debt(2)	232.4	31.2	60.9	60.5	79.8
Operating leases	19.3	4.4	6.4	3.1	5.4
Purchase obligations	4.0	4.0	—	—	—
Pension funding obligations(3)	78.9	2.8	23.0	25.3	27.8
Other long-term liabilities	23.8	.4	6.9	2.8	13.7

Total	$811.7	$48.1	$101.2	$95.7	$566.7

(1)	Comprised of OMNOVA’s outstanding debt at December 9, 2010, including the $250.0 million in outstanding notes, the $200 million new term loan and foreign debt of $3.3 million.
(2)	Based on outstanding debt balances as of December 9, 2010 and estimated interest rates. As those are based on estimates, actual future payments may differ substantially.
(3)	Payments are based on our estimates and current funding laws. Actual results may differ substantially.

Significant Accounting Policies and Management Judgments

OMNOVA’s discussion and analysis of its results of operations, financial condition and liquidity are based upon OMNOVA’s consolidated financial statements as of November 30, 2010, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of these financial statements requires OMNOVA to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities as of the date of the financial statements. Periodically, OMNOVA reviews its estimates and judgments including those related to product returns, accounts receivable, inventories, litigation, environmental reserves, pensions and income taxes. OMNOVA bases its estimates and judgments on historical experience and on various assumptions that it believes to be reasonable under the circumstances. Actual results may materially differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect its more significant estimates and assumptions used in the preparation of its consolidated financial statements:

Revenue Recognition

Sales must meet the following criteria in order to be recognized as revenue: 1) persuasive evidence of an arrangement exists; 2) product must be shipped to the customer, whereby shipment results in the transfer of ownership risk to the customer; 3) an established sales price has been set with the customer; 4) collection of the sale revenue from the customer is reasonably assured; and 5) no contingencies exist. OMNOVA estimates and records provisions for quantity rebates, sales returns and allowances in the period the revenue is recognized, based upon its experience. These items are included as a reduction in net sales.

Allowance For Doubtful Accounts

OMNOVA’s policy is to identify all customers that are considered doubtful of collection based upon the customer’s financial condition, payment history, credit rating and other relevant factors and to reserve the portion of such accounts receivable for which collection does not appear likely. If the financial condition of our customers were to deteriorate, resulting in an inability to make payments, additional allowances may be required. The allowance for doubtful accounts was approximately $3.1 million, $2.0 million and $2.3 million at February 28, 2011, November 30, 2010 and 2009, respectively.

Allowance For Inventory Obsolescence

OMNOVA’s policy is to maintain an inventory obsolescence reserve based upon specifically identified, discontinued or obsolete items and a percentage of quantities on hand compared with usage and sales levels over the last year to two years. The policy has been applied on a consistent basis for all years presented. A sudden and unexpected change in design trends and/or preferences for patterns, colors and/or material could reduce the rate of inventory turnover and require OMNOVA to increase its reserve for obsolescence. The reserve for inventory obsolescence, which applies primarily to our Decorative Products segment, was approximately $9.0 million at February 28, 2011 and $7.2 million at both November 30, 2010 and 2009.

Litigation and Environmental Reserves

From time to time, OMNOVA is subject to claims, lawsuits and proceedings related to product liability, product warranty, contract, employment, environmental and other matters. OMNOVA provides a reserve for such matters when it concludes a loss is probable and the amount can be estimated. Costs related to environmental compliance are also accrued when it is probable a loss has been incurred and the amount of loss can be estimated.

Pensions and Other Post-retirement Plans

OMNOVA accounts for its pension and other post-retirement plans by recognizing in its balance sheets the overfunded or underfunded status of defined benefit post-retirement plans, measured as the difference between the fair value of plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated post-retirement benefit obligation for other post-retirement plans). OMNOVA recognizes the change in the funded status of the plan in the year in which the change occurs through Accumulated Other Comprehensive Loss. Effective November 30, 2009, OMNOVA adopted measurement date provisions which require that plan assets and obligation be measured as of the balance sheet date. Prior to 2009, OMNOVA measured plan assets and obligations at August 31.

The most significant elements in determining OMNOVA’s pension expense are the expected return on plan assets and the discount rate. The assumed long-term rate of return on assets is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years. This produces the expected return on plan assets that is included in pension (expense) income. The difference between this expected return and the actual return on plan assets is deferred and amortized over the estimated remaining service life of employees remaining in the plan. The net deferral of past asset gains (losses) affects the calculated value of plan assets and, ultimately, future pension (expense) income.

OMNOVA recorded pension expense of $8.2 million in 2010 and $2.8 million in 2009. Included in 2010 is a non-cash curtailment expense of $4.2 million. Pension expense is calculated using the discount rate, as determined below, to discount plan liabilities at the prior year measurement date. The rates of 6.05% and 7.27% were used to calculate the pension expense in 2010 and 2009, respectively. OMNOVA anticipates 2011 non-cash expense to be approximately $2.6 million using a discount rate of 5.83%. An increase or decrease of 25 basis points in the discount rate would decrease or increase expense on an annual basis by approximately $0.1 million. Cash contributions to the pension plan were $5.1 million in 2010 and no contributions were made in 2009.

OMNOVA determined the discount rate used to discount the plan liabilities at the plan’s measurement date, which was November 30, 2010. The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the measurement date. In estimating this rate, OMNOVA considered rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized investment ratings agency. Changes in discount rates, as well as the net effect of other changes in actuarial assumptions and experience, have been recognized in Accumulated Other Comprehensive Loss. OMNOVA determined the discount rate used to measure the defined benefit pension plan obligations as of November 30, 2010 should be 5.83% compared to 6.05% in 2009.

To develop the expected long-term rate of return on assets assumption, OMNOVA considered the historical returns and the future expectations for returns for each asset class, as well as the target allocation of the pension portfolio. This resulted in the selection of a long-term rate of return on assets assumption of 8.0% for plan years 2010 and 2009. The measurement dates of November 30, 2010 and 2009 were used to determine these rates. A 25 basis point change in the assumed rate of return for assets would increase or decrease the assets by approximately $0.5 million and would increase or decrease pension expense by approximately $0.5 million. Pension plan assets are measured at fair value on the measurement date.

Based on current estimates of pension asset performance, interest rate discount rate assumptions and credit balance, OMNOVA anticipates it will be required under the Pension Protection Act of 2006, or PPA-2006, to make a cash contribution to its pension plan of approximately $2.8 million in 2011. OMNOVA, under rules of the PPA-2006, has elected the fifteen year amortization schedule for the period beginning with the 2009 plan year.

Factors that could alter future cash requirements and timing of any such cash equivalents are:

•	investment returns which differ materially from OMNOVA’s 8.0% return assumption;

•	significant changes in interest rates, affecting the discount rate; and

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opportunities to reduce future cash requirements by accelerating contributions ahead of the minimum required schedule. Voluntary contributions in excess of minimally required amounts may prevent the need for larger contributions in the future.

Income Taxes

OMNOVA follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using the enacted tax rates that will be in effect in the period in which the differences are expected to reverse. OMNOVA records a valuation allowance to offset deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

As of November 30, 2010, OMNOVA had approximately $93 million of net federal, state and local deferred tax assets primarily related to federal domestic loss carryforwards, goodwill and indefinite lived intangible asset impairment losses, changes in pension liabilities, and other temporary differences for which a domestic valuation allowance of $1.2 million has been provided. In addition, as of November 30, 2010, OMNOVA had $1.3 million of net deferred tax liabilities related to the Decorative Products Asian businesses.

OMNOVA, after considering the guidance in ASC 740, “Income Taxes,” reversed a significant portion of its valuation reserve for the U.S. deferred tax asset. This resulted in a tax benefit of $98.2 million. For the year ended November 30, 2010, OMNOVA again considered the positive and negative evidence as required by ASC 740 and concluded that it is more likely than not that OMNOVA will realize the benefit from the U.S. deferred tax assets due to a preponderance of positive evidence, which includes a three-year U.S. cumulative income position, increased predictability over future taxable income and future taxable income from the reversal of deferred tax assets and liabilities in future years. This may result in OMNOVA recognizing higher income tax expense going forward. However, because of NOLCs, OMNOVA does not expect to incur significant cash payments for U.S. taxes over the next several years.

OMNOVA has not provided U.S. income taxes on certain of its non-U.S. subsidiaries undistributed earnings as such amounts are permanently reinvested outside the U.S. To the extent that foreign earnings previously treated as permanently reinvested are repatriated, the related U.S. tax liability may be reduced by any foreign income taxes paid on these earnings. However, based on OMNOVA’s policy of permanent reinvestment, it is not practicable to determine the U.S. federal income tax liability, if any, which would be payable if such earnings were not permanently reinvested. As of November 30, 2010, the non-U.S. subsidiaries have a cumulative unremitted foreign loss position of $21.8 million for which U.S. income taxes have not been provided.

OMNOVA utilizes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is more likely than not of being realized upon ultimate settlement.

OMNOVA’s accounting policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in tax expenses.

Share-Based Employee Compensation

OMNOVA uses the fair value method of recording share-based payments, based on the grant date fair value.

While OMNOVA regularly evaluates the use of share-based payments, its practice has been to issue fewer stock options than have been issued in the past, utilizing other forms of incentives such as restricted stock, which are required to be expensed using the fair value method. See Note N to OMNOVA’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended November 30, 2010 incorporated by reference in this prospectus for a further discussion of share-based payments.

Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and definite-lived intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell, and depreciation ceases.

Environmental Matters

OMNOVA’s policy is to conduct its businesses with due regard for the preservation and protection of the environment. OMNOVA devotes significant resources and management attention to comply with environmental laws and regulations. OMNOVA’s consolidated balance sheet as of November 30, 2010 reflects reserves for environmental remediation efforts of $0.4 million.

Capital expenditures for projects related to environmental matters were $0.3 million in 2010, $0.2 million in 2009 and $1.1 million in 2008. During 2010, non-capital expenditures for environmental compliance and protection totaled $5.7 million, all of which were for recurring costs associated with managing hazardous substances and pollution abatement in ongoing operations. Similar non-capital expenditures were $4.8 million and $5.0 million in years 2009 and 2008, respectively. OMNOVA anticipates that non-capital environmental expenditures for the next several years will be consistent with historical expenditure levels.

Employee Matters

OMNOVA employs approximately 3,030 employees at offices, plants and other facilities located principally throughout the United States, China, France, India, Thailand and the United Kingdom. Approximately 16.0%, or 490, of OMNOVA’s employees are covered by collective bargaining agreements in the United States. OMNOVA has two collective bargaining agreement covering 145 employees, which will expire during 2011. On May 20, 2010, approximately 180 Columbus, Mississippi employees represented by United Steelworkers Local #748-L voted against ratification of a new contract proposal and subsequently went on strike on May 21, 2010. OMNOVA has hired local replacement employees. OMNOVA generally would describe its relationship with employees as good even though its union-represented Columbus, Mississippi employees remain on strike.

New Accounting Pronouncements

In December 2010, the FASB issued authoritative guidance on when to perform step two of the goodwill impairment test for reporting units with zero or negative carrying amounts. Under the new guidance, modifications are made to step one of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform step two of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The new guidance will become effective for OMNOVA on December 1, 2011. OMNOVA is currently assessing the impact of the adoption of this guidance but does not anticipate any material impact.

In December 2010, FASB issued authoritative guidance on disclosure of supplementary pro forma information for business combinations. The new guidance specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. The new guidance will become effective for OMNOVA December 1, 2011. OMNOVA is currently assessing the impact of the adoption of this guidance but does not anticipate any material impact.

Quantitative and Qualitative Disclosures About Market Risk

OMNOVA is exposed to market risk from changes in interest rates on its long-term debt obligations. As described in Note E to OMNOVA’s unaudited interim consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended February 28, 2011 incorporated by reference in this prospectus, OMNOVA’s new term loan and non-domestic borrowings bear interest at various rates. Borrowings under the new term loan and the new revolving credit facility were $199.5 million and zero, respectively, as of February 28, 2011. Non-domestic borrowings with banks were $7.1 million as of February 28, 2011. The weighted average effective interest rate of OMNOVA’s outstanding debt was 6.9% as of February 28, 2011. A hypothetical increase or decrease of 100 basis points would impact OMNOVA’s interest expense on its variable rate debt by approximately $2.0 million annually. OMNOVA does not enter into derivatives or other financial instruments for trading or speculative purposes.

OMNOVA is subject to foreign currency exchange rate risk. OMNOVA has an accumulated currency translation gain of $2.6 million as of February 28, 2011, which is included in accumulated other comprehensive loss.

OMNOVA does not enter into derivatives or other financial instruments for trading or speculative purposes.

BUSINESS

Introduction

OMNOVA is an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Our products provide a variety of important functional and aesthetic benefits to hundreds of products that people use daily. We hold leading positions in key product and market categories. OMNOVA’s leading positions have been built through innovative products, customized product solutions, strong technical development expertise, cost effective manufacturing, focused strategic global sourcing, well-established distribution channels, recognized brands and long-standing customer relationships. We have about 1,500 customers who rely on over 1,000 OMNOVA products to differentiate themselves in the marketplace. We utilize strategically located manufacturing, technical and other facilities in North America, Europe and Asia to service our broad customer base. OMNOVA Solutions came into existence in 1999 when it was spun-off from GenCorp Inc., formerly known as The General Tire & Rubber Company.

OMNOVA operates two business segments: Performance Chemicals and Decorative Products. Of our 2010 net sales, 62% were derived from the Performance Chemicals segment and 38% were derived from the Decorative Products segment. Financial information relating to OMNOVA’s business segments is set forth in Note O to OMNOVA’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended November 30, 2010 incorporated by reference in this prospectus.

Consistent with our previously stated growth strategy, on December 9, 2010, OMNOVA completed the acquisition of Eliokem, a worldwide producer of specialty emulsion polymers and chemicals, including coating resins, elastomeric modifiers, antioxidants, rubber reinforcing resins, oil and gas drilling chemicals, and specialty latices. In 2009, Eliokem derived approximately 40% of its net sales from Asia and the Middle East, 36% from Europe and Africa and 24% from the Americas.

Performance Chemicals

Background

Our Performance Chemicals segment began in 1952 as part of GenCorp (then known as The General Tire & Rubber Company). Initially, the business focused on the manufacture of styrene butadiene latex for the paper industry and styrene butadiene vinyl pyridine latex for tires and other rubber products in a single facility in Mogadore, Ohio. Since that time, the business has grown through internal development and acquisitions to include five manufacturing facilities and numerous chemistries and product applications.

Products

OMNOVA Solutions’ Performance Chemicals segment produces a broad range of emulsion polymers and specialty chemicals based primarily on SB, SBA, styrene butadiene vinyl pyridine, polyvinyl acetate, acrylic, styrene acrylic, vinyl acrylic, glyoxal and fluorochemical and hollow plastic pigment chemistries. We are North America’s second largest producer of SB latex and the leading supplier of SB latex products to the paper and specialty markets. We operate well maintained, strategically located, cost competitive production facilities. Our custom-formulated products are tailored for coatings, binders and adhesives, which are used in paper, carpet, nonwovens, construction, oil and gas drilling, adhesives, tape, tire cord, floor polish, textiles, graphic arts, plastic parts and various other specialty applications. Our products provide a variety of functional properties to enhance our customers’ products, including greater strength, adhesion, dimensional stability, water resistance, flow and leveling, improved processibility and enhanced appearance. Our Performance Chemicals segment is recognized for its core capabilities in emulsion polymerization and emulsion polymer technology, for its ability to rapidly develop and deliver highly customized products that provide innovative and value-added solutions to customers.

The following table shows major Performance Chemicals products, end-use applications and brand names:

Product Category	% of Performance Chemicals Fiscal 2010 Net Sales	Primary Products	End-use Applications	Brand Names
Paper and Carpet Chemicals	62.5%	SB and SBA latex coating binders, carpet backing binders and paper chemicals including crosslinkers, lubricants, other coating additives and hollow plastic pigments.	Magazines, catalogs, direct mail advertising, brochures and printed reports, specialty papers, food cartons, household and other consumer and industrial packaging, and residential and commercial carpet	GENCAL, GENFLO, GENCRYL, GENCRYL PT, NOVAGREEN, REACTOPAQUE, SUNKOTE, SUNBOND, SUNKEM, UNIQ-PRINT, SEQUABOND, SUNREZ, SEQUAREZ, OMNABLOC, OMNAGLIDE, OMNATUF

Specialty Chemicals	37.5%	SB, SBA, styrene butadiene vinyl pyridine, acrylic, vinyl acrylic, styrene acrylic, and polyvinyl acetate emulsion polymers, glyoxal resins, silicone emulsions, polyethylene resins, fluorochemicals and fluorosurfactants	Nonwovens (such as hygiene products, engine filters, roofing mat, scrub pads, towels and wipes), construction, adhesives, masking tapes, tire and rubber products, floor polish, textiles, graphic arts, oil/gas drilling services and plastic part coatings	GENFLO, GENCRYL, GENTAC, OMNAGLO, OMNAPEL, SEQUABOND, SUNCRYL, SECOAT, SECRYL, MOR-GLO, MOR-SHINE, MOR-FLO, NOVACRYL, ACRYGEN, MYKON, PERMAFRESH, SEQUAPEL, POLYFOX, X-CAPE, GENGLAZE, MYKOSOFT, MYKOSIL, NOVANE, GENCEAL

Paper and Carpet Chemicals. OMNOVA is a leading North American supplier of custom-formulated SB and SBA latex and hollow plastic pigments for paper and paperboard coatings. In addition, we produce a broad variety of specialty chemical additives for coating applications in the paper industry. Our commitment to product innovation has enhanced our market position by creating products for the paper industry that improve the printability, strength, gloss, opacity, and moisture resistance of coated papers and paperboard. Applications for our products include paper and paperboard coatings used in magazines, catalogs, direct mail advertising, brochures and printed reports, specialty papers, food cartons and household and other consumer and industrial packaging.

OMNOVA is also a leading North American supplier of custom-formulated SB latex used as carpet backing binders. Our products for the carpet industry secure carpet fibers to the carpet backing and adhere the primary backing to the secondary backing and meet the stringent manufacturing, environmental, odor, flammability and flexible installation requirements of our customers. Our strong historic position in residential carpeting has been enhanced by new products to serve that market as well as innovations in commercial carpet backing binders that provide moisture barrier properties, enabling the replacement of higher-cost polyurethane binders. Sales of our Paper and Carpet Chemicals products represented 39.0% of our consolidated net sales for 2010, 35.8% for 2009 and 38.8% for 2008.

Specialty Chemicals. OMNOVA is a leading North American supplier of specialty polymers and chemicals for a variety of product categories. Applications for our specialty polymers and chemicals include nonwovens (such as hygiene products, engine filters, roofing mat, scrub pads, towels and wipes), floor polish, adhesives, tire and rubber products, textiles, construction, adhesive tape, oil field services, plastic part coatings and ink coating additives. Our focus is on developing unique products and custom applications that address specific customer needs, including enhanced functionality, improved environmental performance and lower cost through improved processibility and product substitution for higher-cost materials. Sales of our Specialty Chemicals products represented 23.4% of our consolidated net sales for 2010, 21.2% for 2009 and 21.2% for 2008.

Eliokem

Eliokem is a worldwide developer, manufacturer and distributor of specialty chemicals used in a diverse range of niche applications. Eliokem was founded in 2001 when certain assets of the specialty chemicals business of The Goodyear Tire & Rubber Company were divested to Littlejohn & Co., LLC. In 2006, Littlejohn sold Eliokem to AXA Private Equity. Eliokem is headquartered in Villejust, France.

Eliokem supplies products for a wide range of applications and end markets in more than 80 countries. Eliokem’s strengths include its innovative products, strong brands, product development and applications expertise, long-lasting customer relationships and a unique worldwide manufacturing footprint, which includes three facilities in Asia.

Eliokem focuses on high value, niche applications and works alongside its customers, providing a full range of value-added services from initial product conception, design and development, to final product launch and ongoing technical service. Many of Eliokem’s products benefit from high levels of brand recognition. Some Eliokem customers co-brand their products to final consumers using Eliokem’s trade names, such as Hydro Pliolite, Pliolite and Plioway.

Eliokem has pursued its emphasis on niche applications in mature markets like the United States and Western Europe as well as growing countries and regions like India, China, the Middle East and Southeast Asia. Approximately 40% of Eliokem’s manufacturing capacity is in Asia. Eliokem’s sales are diverse both from a geographic perspective, with approximately 40% of its net sales in 2009 originating from China, India, the Middle East, Korea, Southeast Asia and Oceania, and from a customer perspective, with no single customer representing more than 4% of its net sales in 2009.

Products

Eliokem’s specialty polymers and chemicals are used for a wide variety of applications and end products. Eliokem is organized along five main business lines: specialty resins; antioxidants; specialty latices; elastomeric modifiers; and specialty rubbers.

Specialty Resins

Eliokem’s specialty resins are primarily used in the paint and coatings industry to improve the adhesion, age resistance, waterproofing and stainblocking properties of its customers’ products. The specialty resins are also used as an additive for oil field chemical applications and as a modifier for rubber products. We believe Eliokem is a leader in Europe for all weather exterior masonry paints and worldwide for intumescent paints and odorless, solvent-based stainblockers. Sales of specialty resins accounted for approximately 43% of Eliokem’s net sales for the year ended December 31, 2009.

Antioxidants

Eliokem’s antioxidants are used for ABS plastic and natural rubber stabilization and in a diverse range of SB latex products. We believe Eliokem is a worldwide leader for ABS and natural rubber stabilization. Sales of antioxidants accounted for approximately 16% of Eliokem’s net sales for the year ended December 31, 2009.

Specialty Latices

Eliokem’s specialty latices are used to provide adhesion for reinforcing fabrics in tires, belts, hoses and other reinforced rubber products for automotive and industrial applications. Sales of specialty latices accounted for approximately 16% of Eliokem’s net sales for the year ended December 31, 2009.

Elastomeric Modifiers

Eliokem’s elastomeric modifiers are used to impart permanent flexibility to PVC and certain other thermoplastics used for high demand applications such as windows, gaskets, seals, weatherstripping, automotive and similar applications. Sales of elastomeric modifiers accounted for approximately 14% of Eliokem’s net sales for the year ended December 31, 2009.

Specialty Rubbers

Eliokem’s NBR bale, NBR-PVC master batch blends and other latex products are used for rubber parts requiring oil, gasoline, chemical or wear resistance. We believe Eliokem possesses a leading market position in India and is well-positioned to serve other Asian markets. Applications for Eliokem’s specialty rubbers include automotive parts, cables, hoses and other industrial rubber parts. Sales of specialty rubbers accounted for approximately 11% of Eliokem’s net sales for the year ended December 31, 2009.

Strategic Rationale for Acquisition

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Growth Through Globalization. In 2009, Eliokem derived approximately 40% of its net sales from Asia and the Middle East, 36% from Europe and Africa and 24% from the Americas. Eliokem’s presence in Asia, including two manufacturing sites in China and one in India, will accelerate OMNOVA’s strategy of growing its specialty chemicals platform in this high growth region. OMNOVA’s Performance Chemicals segment had Asian sales of approximately $15.0 million for the year ended November 30, 2010, primarily through export. Eliokem’s manufacturing site in Le Havre, France is well-suited to enable improved growth of existing and new high margin specialty chemicals in Europe. OMNOVA’s Performance Chemicals segment had European sales in excess of $33.0 million for the year ended November 30, 2010, primarily through contract manufacturing agreements.

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Growth Through New Adjacent, Related Markets. Like OMNOVA, Eliokem is focused on emulsion polymerization chemistry targeted at applications where it can leverage its innovative technologies to provide value to its customers. While OMNOVA’s primary focus has been on styrene butadiene based emulsions, Eliokem’s business adds new emulsion and other chemistries serving both related and new applications. Approximately 75% of Eliokem’s sales go into adjacent markets that are not currently served by OMNOVA. This diversity makes us less dependent on any single application or market. In addition, we believe our combined technical resources will facilitate faster penetration of these new markets.

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Higher Growth Applications. The Acquisition provides OMNOVA with a significant position in certain higher growth market segments and applications, including specialty coatings and oil and gas drilling chemicals.

•	Cost Savings. The Acquisition provides cost synergies in manufacturing, logistics, purchasing, selling, and administration by leveraging the resources and best practices of an integrated global team.

Competitive Strengths—OMNOVA/Eliokem Combination

We believe that our Performance Chemicals business, together with Eliokem, will have the following competitive strengths:

Strong Core Business Positioned for Growth. OMNOVA’s actions during the recent recession have substantially improved the position of its business. Since the second half of 2008, we have renegotiated many of our significant customer contracts to index the pass-through of raw material price changes. Consequently, our Performance Chemicals segment presently generates approximately 65% of its net sales from indexed contracts resulting in higher and less volatile operating profit. Additionally, several competitors have chosen to close North American facilities, which we believe has led to improved demand for our products. We have also eliminated significant manufacturing and overhead costs from our business. In 2009, we achieved annual net cost reductions of approximately $17 million. Eliokem has also improved its profitability recently with a number of initiatives including new products and operating cost reductions of approximately $4 million through restructuring actions taken in 2009.

Leading Market Positions. Anchored by OMNOVA’s leading SB latex franchise in North America, the majority of our net sales are generated in product categories in which we maintain leading positions. These leading positions provide us advantages in new product development, distribution, manufacturing scale and establishing and influencing market trends. Eliokem will strengthen these leading positions by the addition of its strong product offerings. This includes leadership positions worldwide in certain high performance coating applications such as intumescent paints, odorless stainblockers and masonry paints. In addition, we believe Eliokem enjoys a leading worldwide position in antioxidants for natural rubber and ABS plastic stabilization, NBR for PVC modification and certain specialty latex applications for rubber products.

Long-Term, Strategic Customer Relationships. Both OMNOVA and Eliokem maintain long-term, strategic relationships with our key customers. The highly specified nature of our products drives close customer collaboration to develop new products that fit customer needs. Combined, we have long-term customer relationships across a broad range of applications and geographies. Eliokem has strong, well-recognized brand names that are used by customers to co-brand and jointly market customer products. An example is Hydro Pliolite, a water-based acrylic copolymer emulsion designed for high performance masonry coatings.

Enhanced Scale and Business Profile. The Acquisition will further augment the size and scale of our chemical business, with pro forma chemical sales for the year ended November 30, 2010 in excess of $809 million after giving effect to the Acquisition. Eliokem’s business enhances our manufacturing and sales capability in China, India, Europe and North America. Nearly 40% of Eliokem’s manufacturing capability serves the high-growth Asian market. Furthermore, Eliokem has 75% of its sales in adjacent markets not currently served by OMNOVA. The addition of Eliokem supplements our robust product offering with entry into high value-added products and applications such as performance coatings, oil field chemicals, dry products and compounding additives for rubber and thermoplastics.

Diverse Products, Customers and End-use Markets. OMNOVA sells approximately 650 chemical products to approximately 600 customers in a wide range of end-use markets. This diversity provides us with opportunities to leverage our capabilities across multiple end-use markets. The Acquisition will further diversify our business and increase the number of our products, customers and end-use markets in which we compete, further reducing our dependence on any one particular customer, product or end-use market. Combined, our businesses will serve over 1,500 customers, with an expanded range of products and technologies.

Strong Product Development Expertise. OMNOVA has broad capabilities in emulsion polymer synthesis and applications for a wide range of product platforms. We use our synthesis and applications expertise to develop unique solutions for our customers that improve the functionality of their products, lower their costs and increase their product differentiation, thereby allowing us to increase our market share. An example is our development of high-efficiency, high-strength latex binders for the coated paper industry. These high strength latices have reduced our customers’ costs and, in some cases, provided superior print quality. We then extended this same high strength technology to other market applications where strength and efficiency are important to our customers, such as the construction, paperboard and nonwovens segments.

As of November 30, 2010, OMNOVA had approximately 85 issued U.S. patents and approximately 18 U.S. patent applications pending. New products in the Performance Chemicals segment commercialized over the last five fiscal years generated approximately 38% of that segment’s fiscal 2010 net sales.

Eliokem also has developed many new products. Eliokem recently developed Hydro Pliolite, a low-volatile organic compound water-based technology that offers enhanced stainblock for coating applications. As of November 30, 2010, Eliokem maintained 148 patents with an additional 13 pending.

Well-Recognized Brand Names. Our portfolio of brand names has broad customer recognition and strengthens our position in the product categories in which we participate. OMNOVA’s brand names include GenFlo, GenCryl, Sequabond, GenTac, OmnaGlo and PolyFox. Eliokem also possesses well-recognized brand names and trademarks including Pliolite, Plioway, Hydro Pliolite, Pliotec, Chemigum, Sunigum, Wingstay and Pliocord. Eliokem’s brand strength is demonstrated by the fact that many customer products are co-branded using Eliokem brand names. For example, Pliolite and Hydro Pliolite are co-branded on customers’ product packaging for coatings.

Well-Invested, Strategically-Located Assets. OMNOVA production facilities are located near customers’ manufacturing sites, which is critical in reducing shipping costs and providing just-in-time inventory capabilities. Principal facilities include:

•	Green Bay, Wisconsin, located near our major paper industry customers in the upper Midwest, is the newest greenfield SB latex plant in North America.

•	Calhoun, Georgia, strategically located close to substantially all of the carpet manufacturers in the United States.

•	Mogadore, Ohio, which serves customers in the Northeast and Southeast and includes a state-of-the-art pilot plant that is devoted to development and manufacturing scale-up of new chemical products.

•	Fitchburg, Massachusetts and Chester, South Carolina, which provide acrylate emulsions and specialty chemicals.

The Acquisition will significantly diversify our geographic presence and provide immediate access to high-growth Asian countries. Eliokem’s principal facilities include:

•	Caojing, China, which is a new specialty latex production facility in fast-growing, low-cost China that commenced operations in the fourth quarter of 2010.

•	Ningbo, China, which manufactures antioxidants and provides direct access to fast-growing Asian countries and offers a low-cost position for worldwide export.

•	Valia, India, which manufactures specialty latex and rubbers primarily for India, but also for export.

•	Akron, Ohio, which is a leading manufacturer of specialty resins for the U.S. coatings market and oil field chemicals for worldwide export.

•	Le Havre, France, which manufactures products in nearly all of Eliokem’s business lines and serves customers throughout Europe and Asia.

Experienced, Successful Senior Management Team. OMNOVA’s senior management team has extensive experience in leadership roles of global chemical and industrial manufacturing businesses. This nine-member team collectively has 126 years with OMNOVA and an average of nearly 20 years experience in these industries. Furthermore, the addition of Eliokem brings us a very well-respected, experienced management team that has demonstrated success throughout its business lines.

Business Strategy and Financial Objectives

Combined with Eliokem, we intend to continue to grow and strengthen our businesses and enhance our profitability through the execution of the following strategies:

Grow through product innovation. We specialize in providing innovative, highly customized products that meet specific functional customer requirements. OMNOVA and Eliokem together will have a network of technology and application centers in China, India, Europe and the United States. In addition, the combined business will have technical and application development expertise in a broader set of chemistries and applications. We believe we can leverage these capabilities to accelerate development of the next generation of value-added products. Examples of our combined innovation strength include water-based and dry powder resins for oil and gas drilling, GenCryl Pt High Strength Binders for paper and other applications, NovaGreen High Solids for carpet and Hydro Pliolite for architectural coatings.

Expand business by leveraging technological leadership, customer intimacy and global presence. We expect to leverage Eliokem’s manufacturing assets in China and India to expand our existing Performance Chemicals business in these fast growing regions. Similarly, we expect to use Eliokem’s manufacturing footprint in Europe to increase sales of our existing products in the European region, where, in the year ended November 30, 2010, our Performance Chemicals segment achieved sales in excess of $33.0 million primarily through contract manufacturing agreements. We believe the Acquisition will enhance our ability to react to local markets and customer trends. Additionally, our global network of technology centers is expected to create opportunities for collaborative development across regions as well as for capitalizing on regional market trends.

Increase competitiveness and realize cost saving opportunities. The combination will create new opportunities to streamline our business and realize cost saving opportunities. These opportunities include global marketing and sales teams, lean manufacturing best practices and improved raw material purchasing and logistics. Additionally, the Acquisition will strengthen our global supply platform and allow us to take advantage of opportunities to shift production between regions and to source from areas with the lowest global raw material cost. Eliokem’s top three raw materials are the same as OMNOVA’s and represent nearly two-thirds of Performance Chemicals’ raw material purchases.

Decorative Products

Background

Our Decorative Products segment began in 1945 when GenCorp (then known as The General Tire & Rubber Company) purchased a coated fabrics manufacturing facility located in Jeannette, Pennsylvania from the Pennsylvania Rubber Company. Since that time, the business has grown through internal development and acquisitions to include four domestic and five international manufacturing sites and a wide range of functional and decorative surfacing products.

In 1999 and 2000, the business established manufacturing joint ventures in Thailand and China with an affiliate of Thailand-based Charoen Pokphand Group to expand its coated fabrics and performance film capabilities into the Asia Pacific region and provide expanded product lines to North America and Europe. During the first quarter of 2008, we acquired the remaining equity interests in these joint ventures, which are now wholly-owned subsidiaries of OMNOVA.

Products

Our Decorative Products segment develops, designs, produces and markets a broad line of functional and decorative surfacing products, including coated fabrics, commercial wallcoverings, vinyl, paper and specialty laminates and performance films. These products are used in numerous applications, including commercial building refurbishment, remodeling and new construction; residential cabinets, flooring and furnishings; retail display; transportation markets including busses and mass transit, marine, motorcycle and automotive; recreational vehicles; manufactured housing; medical devices and products; and a variety of industrial film applications. Our core competencies in design, coating, compounding, calendering, casting, printing and embossing enable us to develop unique, aesthetically pleasing decorative surfaces that have functional properties, such as cleanability, durability and scratch and stain resistance that address specific customer needs. We have strong color and design capabilities, an extensive design library covering a broad range of patterns, textures and colors and strong product formulation and coating and processing capabilities. Together, these capabilities provide our products with the functionality that adds value for our customers. In addition, our broad range of products, end-use applications and end-use applications give us economies of scale in sourcing, manufacturing, design, sales and marketing, technology and process development.

The following table shows the products that our Decorative Products segment develops, designs, produces and markets.

Product Category	% of Decorative Products Fiscal 2010 Net Sales	Primary Products	End-use Applications	Brand Names
Commercial Wallcovering, Coated Fabrics	69.1%	Vinyl and non-vinyl nanofiber based wallcoverings, recyclable and 30% recycled content wallcovering, customized wall murals; vinyl and urethane coated fabrics	Decorative and protective wall and seating surfacing for offices, hotels, hospital and health care facilities, stores, schools, restaurants and public buildings; decorative and protective surfacing for transportation and marine seating, automotive soft top covers, commercial and residential furniture, performance fabrics for numerous applications including medical products	BOLTA, ESSEX, GENON, TOWER, MURASPEC, MUREK, VIEWNIQUE, DIVERSIWALL, ECORE, RECORE BOLTAFLEX, BOLTASOFT, NAUTOLEX, PREFIXX, PREVAILL

Laminates and Performance Films	30.9%	Vinyl, paper and specialty laminates; performance films	Decorative and protective surfacing for kitchen and bath cabinets, manufactured housing, recreational vehicle interiors, flooring, commercial and residential furniture, retail display fixtures, home furnishings and consumer electronics, performance films for pool liners, banners, tents, ceiling tiles and medical products	PREEMPT, RADIANCE, SURF(X) 3D, DESIGN4, EFX, DURAMAX

Commercial Wallcovering, Coated Fabrics. OMNOVA Solutions is a leading North American, European and Asian supplier of wallcoverings and coated fabrics used in commercial applications. Our commercial wallcoverings are recognized for their leading color and designs as well as their strength, durability and cleanability. Our wallcoverings, in addition to their aesthetic appeal, reduce repair and maintenance costs for building owners by protecting wall surfaces and having longer useful lives as compared to paint and paper wallcoverings. Applications for our commercial wallcoverings include refurbishment and new construction for the commercial office, hospitality, health care, retail, education and restaurant markets.

OMNOVA’s commercial wallcovering product lines include a broad range of fabric-backed vinyl, paper-backed vinyl and nanofiber based wallcoverings. Our industry leading styling and design library covers a broad range of styles, patterns, textures and colors, both traditional and contemporary. In addition to strong internal and external resources in design capabilities, strengths include a reputation for product durability and quality, a global distribution network, an extensive emboss and print roll library, strong brands, custom design and manufacturing capability and long-term customer relationships.

OMNOVA Solutions is a leading North American and Asian supplier of vinyl and urethane coated fabrics and performance fabrics for commercial, residential and medical applications. Our durable coated fabrics are well-suited for demanding, high-use environments and offer a cost effective alternative to other surfacing materials, such as leather and textile fabrics. Applications for our coated fabrics include transportation seating (automotive, OEM, bus and other mass transit, marine and motorcycle), automotive soft tops, automotive aftermarket applications, contract and medical furniture and product fabric applications. Sales of our commercial wallcovering and coated fabrics products represented 26.0% of our consolidated net sales for 2010, 31.3% for 2009 and 29.0% for 2008.

In late 2008, OMNOVA Solutions introduced RECORE™ Recycled Wall Technology—the “best in class” recycled commercial wallcovering platform for wallcoverings that look, perform and hang like traditional vinyl wallcoverings and feature a guaranteed minimum 30% recycled content. All new designs introduced in the leading OMNOVA brands—Bolta®, EssexTM, Genon® and Tower®—feature Recore® Recycled Wall Technology. OMNOVA also offers wallcoverings featuring ECORE™ Advanced Wall Technology, a non-PVC construction for architects and designers seeking alternatives to vinyl. These innovations further enhance OMNOVA’s leadership position for both branded and private label offerings while meeting the growing demand for sustainable products.

Laminates and Performance Films. OMNOVA Solutions is a leading North American supplier of vinyl and paper laminates and performance films. Our laminates are used as alternatives to wood, paint, stone, stainless steel and high-pressure laminates in markets where durability, design and cost are key requirements. We provide our customers with a broad range of designs and textures as well as proprietary coating technology that provides enhanced durability and scratch and stain resistance. Applications for our laminates include kitchen and bath cabinets, manufactured housing and recreational vehicle interiors, flooring, commercial and residential furniture, retail display fixtures, home furnishings, and consumer electronics. Performance film applications include banners, tents, medical devices, pool liners, movie screens and shower pan liners.

A key strength of our laminates business is our coating technology, including ultraviolet, melamine, urethane, thermal cured and others, which provides durable finishes for high-wear applications. In addition, our laminates business has differentiated itself in the market as a single-source supplier of integrated vinyl and paper laminate designs for the furniture and cabinet industries by building a unique library of matched vinyl and paper laminate designs with a variety of patterns and textures, and developing rapid make-to-order production capabilities. We also offer SURF(X) 3D Laminates for multi-dimensional applications for the office and health care furniture and retail display fixture markets. These laminates offer a cost effective alternative to high pressure laminates and provide furniture makers with design flexibility in rounded surfaces, eliminating the need for unsightly and expensive edge-banding and providing enhanced cleanability/disinfection. Sales of our Decorative Laminates and Performance Films products represented 11.6% of our consolidated net sales for 2010, 11.7% for 2009 and 11.0% for 2008.

Decorative Products Competitive Strengths

We believe our Decorative Products business has the following competitive strengths:

Leading Market Positions. Decorative Products holds leading positions in a number of product categories and end uses, including coated fabrics for the marine, contract furniture, healthcare, and specialty transportation markets and laminates for the retail store fixture, contract furniture, kitchen and bath cabinets, healthcare and recreational vehicle markets. In just a few years time, OMNOVA has become a leading supplier of seating upholstery to the fast-growing Chinese automotive original equipment manufacturer market.

Diverse Products, Customers and End-use Markets. Globally, we serve customers with numerous applications where our differentiated offerings provide value. Broad market categories include corporate/office, education, healthcare, hospitality/casino, recreation, residential, retail/restaurant and transportation. Our diverse portfolio includes a number of products with strong environmental profiles in response to the growing demand for eco-friendly solutions. Our brands are recognized and respected in their industries, and include:

•	Coated Fabrics—Diversiwall, Boltaflex, PreFixx, Nautolex and Boltasoft.

•	Decorative Laminates—Preempt, Radiance, Surf(x) 3D, Design4 and EFX.

•	Commercial Wallcoverings—Bolta, Essex, Genon, Tower, Muraspec, Murek, Viewnique, Avant and Scion.

Strong Product Development Expertise. Our Decorative Products customers typically require products that offer exceptional functionality, outstanding design flexibility and superior aesthetics. Examples where OMNOVA provides product differentiation include:

•

Our industry-leading coating technologies afford an extra level of performance with functional characteristics that include stain and scratch resistance, superior cleanability, chemical resistance, fire retardance and durability over a long product life. An example is our PreFixx protective finish for coated fabrics.

•

Decorative Products’ portfolio of three-dimensional laminates allows our customers to laminate over curved surfaces without edge-banding. This provides both style and functionality, eliminating creases where dirt and bacteria can collect. This is of particular interest in healthcare and store fixture applications.

•	Precise color-matching and embossing capabilities enable us to create realistic patterns, such as intricate wood grains and faux-stone finishes.

•

Our product development teams in the United States, Europe and Asia bring regional expertise to ensure compliance with relevant product specifications and regulatory standards and compatibility with the tastes and preferences of our international customers.

Well-Invested, Strategically-Located Assets. Our Decorative Products business has the ability to serve customers’ needs virtually anywhere in the world, which sets us apart from our competition. Manufacturing sites in the United States, China, Thailand and the United Kingdom provide options for our customers in terms of processing methods, cost and order turnaround time. Facilities include:

•

Auburn and Jeannette, Pennsylvania; Columbus, Mississippi; Monroe, North Carolina; and the United Kingdom, which have calendering, embossing, printing and coating capabilities for wallcovering, coated fabrics, and vinyl and paper laminates.

•	Thailand and China facilities include four low-cost manufacturing facilities for coated fabrics, decorative laminates and performance films.

Markets and Customers

The paper coating and carpet backing latex product lines are highly competitive based on product performance, quality, customer service, price, field technical support and product innovations. Major paper and carpet customers include NewPage, Verso, Shaw Industries, Sappi and Beaulieu. The specialties product line includes many product categories and applications such as tire and rubber products, nonwovens, oil field services, roofing mat and construction that are performance driven where product innovation, technical service and application support are key competitive differentiators. Major specialty chemical customers include PGI, Freudenburg Nonwovens, Synthomer, Shurtape, Fiberweb and Sherwin-Williams.

Many markets for Eliokem’s products are highly competitive based on product performance, quality, customer service, price, field technical support and product innovations. In 2009, Eliokem’s largest customer accounted for approximately 3.8% of its net sales, and its top ten customers accounted for approximately 26.3% of its net sales in the aggregate. Major customers include Halliburton, MI SWACO, RPM, PPG Industries and AkzoNobel.

We believe that our Decorative Products segment is a leader in its targeted product categories. The coated fabrics, commercial wallcovering, decorative laminates and performance films businesses are highly competitive based on decorative content, functional performance, price, quality, customer service, global capability, brand name recognition, distribution networks and reputation. Decorative Products markets its products under numerous brand names to different industries. Certain of our better-known customers in this segment include Steelcase, Armstrong, Stingray Boats, Ashley Furniture, Patrick Industries, Herculite and Merillat.

Marketing and Distribution

Our Performance Chemicals segment primarily sells its products directly to manufacturers through dedicated internal marketing, sales and technical service teams focused on providing highly responsive customized solutions to targeted markets and industries.

Eliokem’s sales operations are conducted through sales offices located throughout Europe (including Russia), the United States and Asia through a global direct sales force. Eliokem also conducts sales through an extensive network of worldwide distributors and agents selling into over 80 countries.

Our Decorative Products segment distributes its products through a variety of channels. Commercial wallcovering products are marketed primarily through independent distributors to building owners, contractors, architects, interior designers and other specifiers. Several of our distributors are national in scope, providing us with the capability to cost-effectively market products to both regional and national commercial purchasers. Coated fabrics, decorative laminates and performance films are sold directly and through agents to manufacturers of cabinets, furniture, seating, health care and medical, and other products. Many of our Decorative Products segment’s products have strong, well-recognized brand names that are promoted through trade shows, industry periodicals, our website (www.omnova.com) and other media.

Competition

Performance Chemicals competes with several large chemical companies including Styron and BASF. Performance Chemicals also competes with a variety of other suppliers of specialty chemicals including Lubrizol, Wacker, Celanese, Dow and Arkema. Depending on the products involved and markets served, the basis of competition varies and may include price, quality, customer and technical service, product performance and innovation and industry reputation. Overall, our Performance Chemicals segment regards its products to be competitive in its major categories and we believe that we are a leader in several North American categories, including SB and SBA latex paper coatings and carpet backing binders, nonwoven SB binders, SB vinyl pyridine, tire cord adhesives, floor care polymers and polymers used in the manufacturing of masking and other tapes.

Eliokem competes with several large chemical companies including Dow, BASF, Styron, Hexion, Zeon, Celanese, Chemtura and Raschig. Depending on the products involved and markets served, the basis of competition varies and may include price, quality, customer and technical service, product performance and innovation and industry reputation.

OMNOVA’s Decorative Products segment competes with numerous companies, many of which focus on only one product line and/or market and are smaller and privately-owned. Key competitors in Commercial Wallcovering and Coated Fabrics include RJF International, US Vinyl, J. Josephson, Vescam, Laminating Surfaces, Morbern, China General, Uniroyal and Spradling International. Key competitors in Laminates and Performance Films include Chiyoda Gravure, Dai Nippon Printing, Toppan Printing, Renolit Corporation, LG ChemAmerica, Riken USA Corporation and Spartech Industries.

OMNOVA’s International Operations

OMNOVA’s net sales from its foreign operations were $180.5 million in 2010, $166.5 million in 2009 and $170.4 million in 2008. These net sales represented 21.3% of our total net sales in 2010, 23.9% of our total net sales in 2009 and 19.6% of our total net sales in 2008. Long-lived assets primarily consist of net property, plant and equipment and net intangibles. Long-lived assets of our foreign operations totaled $39.3 million at November 30, 2010 and $41.4 million at November 30, 2009. Our consolidated long-lived assets totaled $137.3 million at November 30, 2010 and $146.3 million at November 30, 2009.

In January 2008, we completed the acquisition of the minority interests in its joint venture businesses, DPS, a Singapore limited company, and CPD, a Thailand limited company. DPS is a holding company which owns 100% of both CGO and Taicang. Both CGO and Taicang are registered and incorporated in the Peoples Republic of China. The minority interests of both DPS and CPD, representing approximately 49.9% of their respective registered equity, was acquired from CPPC Public Company Limited. The acquisition was effective December 31, 2007.

Intellectual Property

We regard patents, trademarks, copyrights and other intellectual property as important to our success, and we rely on them in the United States and foreign countries to protect our investments in products and technology. Our patents expire at various times, but we believe that the loss or expiration of any individual patent would not materially affect our business. We, like any other company, may be subject to claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business.

Seasonal Factors

We historically experience stronger sales and income in our second, third and fourth quarters, comprised of the three-month periods ending May 31, August 31 and November 30. Our performance in the first quarter (December through February) has historically been weaker due to generally lower levels of customer manufacturing, construction and refurbishment activities during the holidays and cold weather months.

Environmental Matters

The business operations of OMNOVA and Eliokem, like those of other companies in the industries in which they operate, are subject to numerous federal, state, local and foreign environmental laws and regulations, including those relating to the protection of human health and the environment. Non-compliance with applicable requirements may result in significant fines or penalties, or limitations on operations. These laws and regulations not only affect current operations of OMNOVA and Eliokem, but also could impose costs or liabilities for past operations that were conducted in compliance with applicable laws and regulations. There can be no assurance that these costs or liabilities will not have an adverse effect on our combined operations. For further discussion of

OMNOVA’s capital and noncapital expenditures for environmental compliance, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—OMNOVA—Environmental Matters.” For further discussion of Eliokem’s capital expenditures for environmental compliance, please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Eliokem—Environmental Matters.”

Employees

OMNOVA employs approximately 3,030 employees at offices, plants and other facilities located principally throughout the United States, China, France, India, Thailand and the United Kingdom. Approximately 16.0%, or 490, of OMNOVA’s employees are covered by collective bargaining agreements in the United States. OMNOVA has two collective bargaining agreement covering 145 employees, which will expire during 2011. On May 20, 2010, approximately 180 Columbus, Mississippi employees represented by United Steelworkers Local #748-L voted against ratification of a new contract proposal and subsequently went on strike on May 21, 2010. OMNOVA has hired local replacement employees. OMNOVA generally would describe its relationship with employees as good even though its union-represented Columbus, Mississippi employees remain on strike.

Raw Materials

Our Performance Chemicals segment utilizes a variety of raw materials, primarily monomers, in the manufacture of our products, all of which are generally available from multiple suppliers. Monomer costs are a major component of the emulsion polymers produced by this segment. Key monomers include styrene, butadiene, acrylates and acrylonitrile. These monomers represented approximately 76% of Performance Chemicals’ total raw materials purchased on a dollar basis in 2010 for this segment.

Eliokem utilizes a variety of raw materials, primarily monomers, in the manufacture of its products, all of which are generally available from multiple suppliers. Monomer costs are a major component of the products produced by Eliokem. Key monomers include styrene, butadiene and acrylonitrile.

Our Decorative Products segment utilizes a variety of raw materials that are generally available from multiple suppliers. Key raw materials include PVC resins, textiles, plasticizers, paper and titanium dioxide. PVC resins, plasticizers and textiles represented approximately 73% of Decorative Products’ total raw materials purchased on a dollar basis in 2010 for this segment.

At certain times, some raw materials, particularly butadiene in North America, are in short supply and may be put on allocation. This could require us to limit production. In addition, the cost of these raw materials can have a significant impact on our profitability. We generally attempt to respond to raw material cost increases through productivity programs and, as needed, price increases to our customers. The success of attempted price increases depends on a variety of factors including the specific market application and competitive environment. Under certain circumstances, we may not be able to pass along the increase. In addition, if accepted by customers, price increases generally lag the increase in raw material costs.

Research and Development

The OMNOVA Solutions technology centers in Akron, Ohio, Chester, South Carolina, Shanghai, China and Rayong, Thailand support research and development efforts across our businesses and complement the resources focused on innovation in each of our segments. Our efforts are focused on developing new applications with our base technologies, enhancing the functionality of our products in existing applications as well as developing new product and technology platforms.

Our research and development expenses were $8.8 million in 2010, $8.2 million in 2009 and $10.3 million in 2008. Research and development expenses include the costs of technical activities that are useful in developing new products, services or processes, as well as those expenses for technical activities to improve existing products, services or processes. Information relating to research and development expense is set forth in Note A to OMNOVA’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended November 30, 2010 incorporated by reference in this prospectus.

Eliokem is committed to new product development, which it carries out through four technology centers located in Villejust, France; Valia, India; Ningbo, China; and Akron, Ohio that support research and development efforts across its businesses. Eliokem’s research and development expenses were $7.1 million in 2009, $8.2 million in 2008 and $7.5 million in 2007.

Properties

Our significant operating, manufacturing, distribution, research, design and/or sales and marketing facilities are set forth below:

Corporate Headquarters:

OMNOVA Solutions Inc. *175 Ghent Road Fairlawn, OH		OMNOVA Solutions Technology Center 2990 Gilchrist Road Akron, OH

Performance Chemicals:

Headquarters: *175 Ghent Road Fairlawn, OH

Sales/Manufacturing/Technical/Distribution:

Akron, OH

Calhoun, GA

*Caojing, China

Chester, SC

Fitchburg, MA

Green Bay, WI

*Hertfordshire, England

Le Havre, France

Mogadore, OH

*Ningbo, China

*Shanghai, China

Valia, India

Villejust, France

Decorative Products:

Headquarters: *175 Ghent Rd Fairlawn, OH	Manufacturing Facilities: Auburn, PA Columbus, MS Jeannette, PA Kent, England Monroe, NC *Rayong, Thailand Shanghai, China Taicang, China	Sales/Marketing/Design/Distribution: Akron, OH *Asnieres, France *Bangkok, Thailand *Dubai, UAE *Hertfordshire, England *Rayong, Thailand *Shanghai, China *Warsaw, Poland

*	An asterisk next to a facility listed above indicates that it is a leased property.

For a further discussion of our leased properties, please refer to Note M to OMNOVA’s audited consolidated financial statements included in its Annual Report on Form 10-K for the year ended November 30, 2010 incorporated by reference in this prospectus.

During 2010, we generally made effective use of our productive capacity. We believe that the quality and productive capacity of our properties are sufficient to maintain our competitive position for the foreseeable future.

Eliokem’s corporate headquarters are located in Villejust, France. Eliokem has five manufacturing facilities located in Le Harve, France, Akron, Ohio, Valia, India and Ningbo and Caojing, China.

Legal Proceedings

From time to time, we are subject to various claims, proceedings and lawsuits related to products, services, contracts, employment, environmental, safety, intellectual property and other matters. The ultimate resolution of such claims, proceedings, and lawsuits is inherently unpredictable and, as a result, our estimates of liability, if any, are subject to change. Actual results may materially differ from our estimates and an unfavorable resolution of any such matter could have a material adverse effect on the financial condition, results of operations or cash flows of OMNOVA. However, subject to the above and taking into account such amounts, if any, as are accrued from time to time on OMNOVA’s balance sheet, we do not believe, based on the information currently available to us, that the ultimate resolution of these matters will have a material effect on the consolidated financial condition, results of operations or cash flows of OMNOVA.

MANAGEMENT

The following table sets forth names, ages and positions for each of our directors and executive officers as of February 1, 2011.

Name	Age	Position
Kevin M. McMullen	50	Chairman of the Board, Chief Executive Officer and President

Michael E. Hicks	52	Senior Vice President and Chief Financial Officer

James C. LeMay	54	Senior Vice President, Business Development; General Counsel

Douglas E. Wenger	54	Senior Vice President and Chief Information Officer

James J. Hohman	62	Vice President; President, Performance Chemicals

Robert H. Coleman	56	President, Decorative Products

Jay T. Austin	54	Vice President, Global Sourcing and Logistics

David J. D’Antoni	65	Director

Steven W. Percy	64	Director

Allan R. Rothwell	63	Director

Michael J. Merriman	54	Director

Larry B. Porcellato	52	Director

William R. Seelbach	62	Director

Robert A. Stefanko	68	Director

Kevin M. McMullen, Chairman of the Board, Chief Executive Officer and President. Mr. McMullen has been Chairman of the Board, Chief Executive Officer and President of OMNOVA Solutions since February 2001. Prior to that, Mr. McMullen served as Chief Executive Officer and President of OMNOVA Solutions from December 2000 and as a Director from March 2000. From January 2000 until December 2000, Mr. McMullen served as President and Chief Operating Officer of OMNOVA Solutions, and from September 1999 to January 2000, Mr. McMullen served as Vice President of OMNOVA Solutions and President, Decorative & Building Products. Previously, Mr. McMullen was Vice President of GenCorp Inc. and President of GenCorp’s Decorative & Building Products business unit from September 1996 until the spin-off of OMNOVA Solutions in October 1999. Prior to that, Mr. McMullen was General Manager of General Electric Corporation’s Commercial & Industrial Lighting business from 1993 to 1996 and General Manager of General Electric Lighting’s Business Development and Strategic Planning activities from 1991 to 1993. Mr. McMullen was a management consultant with McKinsey & Co. from 1985 to 1991.

Mr. McMullen brings to the Board strong leadership, extensive management and operating experience, and a deep understanding of the OMNOVA’s business and markets. During his almost 15 years at OMNOVA, including its predecessor GenCorp, Mr. McMullen has developed extensive knowledge of OMNOVA, its customers, investors, challenges and strengths, and has built strong relationships with OMNOVA’s customers, suppliers, and investors. He provides the Board with candid insights into OMNOVA’s industry, operations, management team, and strategic strengths and weaknesses.

Michael E. Hicks, Senior Vice President and Chief Financial Officer. Mr. Hicks has been Senior Vice President and Chief Financial Officer of OMNOVA Solutions Inc. since its formation. Prior to the spin-off of OMNOVA Solutions in October 1999, Mr. Hicks served as Senior Vice President, Chief Financial Officer and Treasurer of GenCorp Inc. from February 1999 and as Treasurer of GenCorp from September 1994 to February 1999.

James C. LeMay, Senior Vice President, Business Development; General Counsel. Mr. LeMay has been Senior Vice President, Business Development; General Counsel of OMNOVA Solutions Inc. since December 1, 2000; previously Senior Vice President, Law and General Counsel of OMNOVA Solutions Inc. since its formation. Prior to the spin-off of OMNOVA Solutions in October 1999, Mr. LeMay served as Assistant General Counsel of GenCorp Inc. from May 1997, and as Senior Counsel of GenCorp from May 1990 to May 1997.

Douglas E. Wenger, Senior Vice President and Chief Information Officer. Mr. Wenger has been Senior Vice President and Chief Information Officer of OMNOVA Solutions since November 2001. Prior to joining OMNOVA in October 2001, Mr. Wenger served as Director, Global I/T Strategy and Architecture from 2000 until 2001; as Global Program Director, Enterprise Business Applications from 1996 until 2000; Director, Business Information Development, Worldwide Research & Development from 1993 until 1996; and as Director, North American Information Systems and Database Development from 1991 until 1993, in each case for Kellogg Company, a manufacturer and marketer of ready-to-eat cereal and convenience foods.

James J. Hohman, Vice President; President, Performance Chemicals. Mr. Hohman has been Vice President of OMNOVA Solutions since November 2001 and President, Performance Chemicals since February 2005; President, Paper & Carpet Chemicals from December 2000 until February 2005; Vice President, Specialty Chemicals from March 2000 until November 2000; and Vice President, Paper Chemicals from the spin-off of OMNOVA Solutions from GenCorp Inc. in October 1999 until March 2000. Prior to the spin-off, Mr. Hohman served for GenCorp Inc. as Vice President, Paper Chemicals from November 1998 until October 1999 and as Director, Strategic Business Development, Performance Chemicals business unit from March 1996 until October 1998. Previously, Mr. Hohman held several key business and marketing management positions at BP Chemicals from 1982 until 1996, most recently serving as General Manager, Barex Resins.

Robert H. Coleman, President, Decorative Products. Mr. Coleman has been President, Decorative Products since July 2003. Prior to joining OMNOVA, Mr. Coleman served as Vice President and General Manager, Graphics North America from 2000 until 2002; as Vice President and General Manager, Fasson Roll, Europe from 1997 until 2000; as Vice President and General Manager, Packaging and Product Identification Sector in 1997; and as Vice President and General Manager, Fasson Films Division from 1993 until 1997, in each case for Avery Dennison Corporation, Pasadena, California, a manufacturer of pressure-sensitive adhesives and materials and consumer and converted products.

Jay T. Austin, Vice President, Global Sourcing and Logistics. Mr. Austin has been Vice President, Global Sourcing and Logistics of OMNOVA since December 2010. Prior to that, he had served as Vice President, Strategic Sourcing for OMNOVA since August 2008. Prior to joining OMNOVA, Mr. Austin had served as Vice President of Global Procurement for ICI Paints (a leading international paint business) since March 2006 and, prior to that, as Director of Purchasing, North America for The Glidden Company, a division of ICI Paints, since July 2002.

David J. D’Antoni, Director. Mr. D’Antoni has served as a Director of OMNOVA Solutions since November 2003. In September 2004, Mr. D’Antoni retired from his positions as Senior Vice President and Group Operating Officer of Ashland Inc., a chemical, energy and transportation construction company, positions which he had held since 1988 and 1999, respectively. Mr. D’Antoni also previously served as President of APAC, Inc. and as President of Ashland Chemical Company.

Mr. D’Antoni’s prior experience as a senior executive at Ashland and his current service on the boards of directors of two other publicly traded companies provides him with valuable chemicals industry experience and significant knowledge in the areas of corporate governance, general management, acquisitions and divestitures, environmental, health and safety matters, operations, purchasing and sales.

Steven W. Percy, Director. Mr. Percy has served as a Director of OMNOVA Solutions since October 1999. Mr. Percy was Senior Vice President—Refining, Marketing & Transportation of Phillips Petroleum, Bartlesville,

Oklahoma, a petroleum extraction, refining and distribution company, from June 2000 to March 2001. Previously, Mr. Percy served as Chairman and Chief Executive Officer of BP America, Inc., from 1996 to March 1999, and as Executive Vice President of BP America and President of BP Oil in the United States from 1992 to 1996.

Mr. Percy’s prior experience as Chairman and CEO of BP America, as well as his experience as the chief executive of BP Finance International, provides him with significant knowledge regarding the industries in which OMNOVA operates, the oil-based raw materials upon which OMNOVA depends, accounting and financial expertise, as well as valuable experience in the areas of general management and environmental, health and safety matters.

Allan R. Rothwell, Director. Mr. Rothwell has served as a Director of OMNOVA Solutions since January 2010. In April 2006, Mr. Rothwell retired from his position as Executive Vice President of Eastman Chemical Company, a global chemical company which manufactures and markets a broad portfolio of chemicals, fibers and plastics) and President of the Voridian division of OMNOVA Solutions, a position which he had held since January 2002. Previously, Mr. Rothwell had served as President, Polymer Group from 2001 to 2002, President, Chemicals Group from 1999 to 2001, and as Senior Vice President and Chief Financial Officer from 1998 to 1999, in each case for Eastman Chemical Company.

Mr. Rothwell’s prior experience as a senior executive officer of Eastman Chemical Company and his current service on the board of directors of another publicly traded company provides him with valuable chemicals industry experience and significant knowledge and expertise in the areas of general management, strategic planning, sales, finance, international business and acquisitions and divestitures.

Michael J. Merriman, Director. Mr. Merriman has served as a Director of OMNOVA Solutions since March 2008. Mr. Merriman has been an Operating Advisor for Resilience Capital Partners LLC since July 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co., a manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes. Previously, Mr. Merriman served as Chief Financial Officer of American Greetings Corporation, a consumer products company specializing in greeting cards, gift wrap, party goods and other social expressions, from September 2005 until November 2006. Prior to that, from August 1995 until April 2004, Mr. Merriman was the President and Chief Executive Officer of Royal Appliance Mfg. Co./Dirt Devil Inc., a publicly traded manufacturer of a full line of cleaning products for home and commercial use. In April 2003, Royal was sold to its largest supplier, Techtronic Industries Co., Ltd.

Mr. Merriman’s prior experience as the chief executive officer and chief financial officer of two public companies and his current service on the boards of directors of three other publicly traded companies, as well as his experience at Resilience, provides him with valuable experience and significant knowledge in the areas of executive management, corporate governance, acquisitions and divestitures, finance and financial reporting, and investor relations.

Larry B. Porcellato, Director. Mr. Porcellato has served as a Director of OMNOVA Solutions since September 2008. Mr. Porcellato is the Chief Executive Officer of The Homax Group, Inc., a leader in the worldwide do-it-yourself industry, a position he has held since January 2009. From July 2002 until January 2007 he served as Chief Executive Officer of ICI Paints North America, a division of ICI, a global specialty chemical and coatings company. Prior to that, from July 2000 until June 2002, he served as Executive Vice President and General Manager, ICI Paint Stores, North America. Previously, he served as President of Stanley Mechanics Tools from March 1999 until October 2000, and held various leadership positions with Rubbermaid Incorporated from 1988 to 1999.

Mr. Porcellato’s experience as the chief executive officer of The Homax Group, Inc. and previously ICI Paints North America, as well as his service on the board of directors of a publicly traded company, provides him with valuable experience in the building products industry as well as significant knowledge and expertise in the areas of general management and finance, accounting and financial reporting.

William R. Seelbach, Director. Mr. Seelbach has served as a Director of OMNOVA Solutions since April 2002. Mr. Seelbach has been an Operating Executive of the Riverside Company, a large private equity firm investing in premier companies at the smaller end of the middle market, since January 2007. Prior to that, Mr. Seelbach served as President and CEO of the Ohio Aerospace Institute. an organization that brings together participants from industry, universities, and federal laboratories to undertake research and development projects, training and information exchange activities, from April 2003 to December 2006. Previously, he was President of Brush Engineered Materials, Inc., Cleveland, Ohio, a manufacturer of high performance engineered materials, from 2001 to May 2002. Prior to that, he served as President, Brush Wellman Inc. from 2000 to 2001 and as President, Alloy Products division of Brush Wellman from 1998 to 2000. From 1987 to 1998, Mr. Seelbach was Chairman and Chief Executive Officer of Inverness Partners, a limited liability company engaged in acquiring and operating Midwestern manufacturing companies.

Mr. Seelbach’s prior experience as a public company executive officer and director, as well as his experience at Riverside and Inverness Partners, provides him with valuable experience and significant knowledge in the areas of executive management, strategy, operations, corporate governance, acquisitions and divestitures and finance.

Robert A. Stefanko, Director. Mr. Stefanko has served as a Director of OMNOVA Solutions since May 2006. In April 2006, Mr. Stefanko retired as Chairman of the Board and Executive Vice President—Finance and Administration of A. Schulman, Inc., an international supplier of plastic compounds and resins, positions which he had held since 1991 and 1989, respectively. Mr. Stefanko joined A. Schulman in 1972, was appointed Vice President—Finance in 1979 and became a member of A. Schulman’s Board of Directors in 1980.

Mr. Stefanko’s prior experience as Chairman of the Board and Executive Vice President—Finance and Administration at A. Schulman, and his current service on the board of directors of another publicly traded company, provides him with valuable specialty chemicals industry and international business experience and significant knowledge and expertise in the areas of general management, finance, accounting and financial reporting matters, tax, investor relations and risk management.

We have retained substantially all of Eliokem’s senior management following the completion of the Acquisition.

DESCRIPTION OF OTHER DEBT

New Term Loan

We are the borrower under a new $200.0 million senior secured term loan facility with Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc., which we refer to collectively in this section as Deutsche Bank, as administrative agent and a lender, and various financial institutions, as lenders. The new term loan facility initially provided us with a $200.0 million term loan. Additionally, we may request additional term loans in an aggregate amount up to the greater of (1) $75.0 million and (2) an aggregate principal amount such that, on a pro forma basis (giving effect to any additional term loans), our senior secured net leverage ratio will not be greater than 2.0 to 1.0 upon satisfaction of certain requirements, including that our pro forma interest coverage ratio (giving effect to any additional term loans) be greater than 2.0 to 1.0 on a pro forma basis giving effect to any additional term loans.

The new term loan facility matures on May 31, 2017, although additional term loans thereunder may have a longer maturity.

As of February 28, 2011, the principal amount outstanding under the new term loan was $199.5 million.

Guarantees

Our obligations under the new term loan facility are guaranteed by our domestic subsidiaries, other than certain non-material subsidiaries and by our foreign subsidiaries to the extent such guarantee does not cause material adverse tax consequences for us.

Security

Our obligations under the new term loan facility are secured by a first priority lien on all real property and equipment of our principal domestic facilities and all improvements thereto and the capital stock, other equity interests, promissory notes (including intercompany notes) owned by us or the guarantors and by a second priority lien on our domestic accounts receivable, inventory and intangible assets.

Interest Rates and Fees

The new term loan carries a variable interest rate based on, at OMNOVA’s option, either a eurodollar rate or a base rate, in each case plus an applicable margin. The eurodollar rate is a periodic fixed rate equal to LIBOR, provided that the eurodollar rate shall not be less than 1.75%. The applicable margin for the eurodollar rate is initially 4.0%. However, if OMNOVA’s net leverage ratio falls below 2.75, the applicable margin will decrease to 3.75%. The base interest rate is a fluctuating rate equal to the higher of (i) the prime rate, (ii) the sum of the federal funds effective rate plus 0.50% or (iii) the one month eurodollar rate plus 1.0%. The applicable margin for the base rate is 3.0%. However, if OMNOVA’s net leverage ratio falls below 2.75, the applicable margin will decrease to 2.75%.

Optional and Mandatory Prepayments

For the initial term loan, we are required to make annual principal payments of $2.0 million, due in quarterly installments beginning with the fiscal quarter ending February 28, 2011.

Under the new term loan facility, we are permitted to prepay loans bearing interest at the alternate base rate without penalty or premium and loans bearing interest at the eurodollar rate with customary breakage fees if the loans are prepaid prior to the expiration date of the interest period applicable to the loans. Subject to certain exceptions, we are required to prepay an amount equal to 100% of the net proceeds realized from the sale of assets, including the capital stock of any of our subsidiaries, the incurrence of debt permitted under the term loan facility and insurance recovery and condemnation events, except that we may be permitted to reinvest the net proceeds from any sale of assets. We are required to make prepayments in an amount equal to 50% of our excess cash flow, subject to reduction when our senior secured leverage ratio is below certain levels.

Covenants

Our new term loan facility contains affirmative and negative covenants customary for such financings, including, but not limited to, covenants limiting our ability to:

•	pay dividends on or purchase or redeem our capital stock;

•	incur debt;

•	prepay debt;

•	merge, acquire other entities, enter into joint ventures and partnerships;

•	acquire or sell assets;

•	make investments in other persons;

•	make capital expenditures;

•	incur liens or encumbrances;

•	enter into sale and leaseback transactions;

•	enter into certain types of transactions with affiliates; and

•	amend certain agreements in connection with our revolving credit facility.

Our new term loan facility also requires us to maintain specified ratios of (1) consolidated net senior secured debt to consolidated EBITDA and (2) consolidated EBITDA to interest expense, and also limits our annual capital expenditures to $60.0 million.

Default

Our new term loan facility contains events of default customary for such financings, including, but not limited to:

•	nonpayment of principal, interest or fees;

•	inaccuracies of representations and warranties;

•	violations of covenants;

•	cross-defaults to other debt if the effect of such other defaults is to accelerate, or permit the holders of such other debt to accelerate, the maturity of such other debt;

•	accelerations of the maturity of other debt;

•	unsatisfied judgments;

•	events of bankruptcy or insolvency;

•	certain adverse employee benefit liabilities; and

•	the occurrence of a change of control.

The affirmative covenants, negative covenants, events of default and definitions related thereto set forth in our new term loan facility differ materially from those affirmative covenants, negative covenants, events of default and definitions related thereto set forth in the indenture governing the exchange notes.

Waiver and Modification

The terms of our new term loan facility may be waived or modified upon approval by us and the required percentage of lenders thereunder (or, in certain instances, the affected lenders) and without the consent of the holders of the exchange notes.

New Revolving Credit Facility

We are the borrower under a new five-year senior secured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and lender, and various financial institutions, as lenders. The revolving credit facility matures on December 9, 2015.

The new revolving credit facility provides for up to $100.0 million in borrowings, including a $15.0 million sublimit for the issuance of commercial and standby letters of credit and a $10.0 million sublimit for swingline loans. Additionally, we may request an increase in additional availability of $50.0 million upon satisfaction of certain requirements. However, availability under the new revolving credit facility is limited to an eligible borrowing base determined by applying customary advance rates to eligible accounts receivable and inventory, in each case subject to reserves established by the lenders.

As of February 28, 2011, we had no borrowings outstanding and $89.0 million of availability under the new revolving credit facility.

Guarantees

Our obligations under the new revolving credit facility are guaranteed by our domestic subsidiaries, other than certain non-material subsidiaries.

Security

Our obligations under the new revolving credit facility are secured by a first priority lien on our domestic accounts receivable, inventory and intangible assets and by a second priority lien on all real property and equipment of our principal domestic facilities and all improvements thereto and capital stock of our subsidiaries.

Interest Rates and Fees

Advances under the new revolving credit agreement bear interest, at our option, at either a floating rate or a eurodollar rate, in each case plus an applicable margin. Applicable margins are based on OMNOVA’s average daily excess availability during the previous fiscal quarter. If average excess availability is greater than $50 million, the applicable margin will be 2.25% on eurodollar loans, 1.25% on base rate borrowings and .625% on commitments for unused credit lines. If average excess availability is greater than $25 million but less than $50 million, the applicable margin will be 2.5% on eurodollar loans, 1.5% on base rate borrowings and 0.5% on commitments for unused credit lines. If average excess availability is less than $25 million, the applicable margin will be 2.75% on eurodollar loans, 1.75% on base rate borrowings and 0.375% on commitments for unused credit lines.

Optional and Mandatory Prepayments

Under the new revolving credit facility, we are permitted to prepay loans bearing interest at the alternate base rate without penalty or premium and loans bearing interest at the eurodollar rate with customary breakage fees if the loans are prepaid prior to the expiration date of the interest period applicable to the loans. Subject to certain exceptions, we are required to prepay an amount equal to 100% of the net proceeds realized from the sale of collateral (excluding accounts receivable and inventory) and the capital stock of any of our subsidiaries and the net proceeds received from the issuance of equity and debt permitted to be incurred under the revolving credit facility, except that we may use the net proceeds from any sale of collateral or the issuance of equity for general corporate purposes so long as no default or event of default of has occurred and is continuing at the time of or after giving effect to any such sale or issuance.

Covenants

Our new revolving credit facility contains affirmative and negative covenants customary for such financings, including, but not limited to, covenants limiting our ability to:

•	pay dividends on or purchase or redeem our capital stock;

•	incur debt;

•	merge, consolidate or sell all or substantially all of our assets;

•	sell assets;

•	make investments in other persons;

•	incur liens or encumbrances;

•	enter into sale and leaseback transactions;

•	enter into certain types of transactions with affiliates;

•	amend certain agreements in connection with our existing term loan; and

•	prepay debt.

Our new revolving credit facility also requires us to meet certain financial covenants relating to minimum excess availability and a springing minimum fixed charge coverage ratio. If the average excess availability under our new revolving credit facility for any fiscal quarter is less than $25.0 million, then we must maintain a fixed charge coverage ratio (which is generally the ratio of EBITDA (as defined in the revolving credit facility) less capital expenditures to fixed charges) of equal to or greater than 1.1 to 1.0 for each period of four consecutive fiscal quarters tested on the last day of each fiscal quarter until average excess availability in any subsequent fiscal quarter is at least $25.0 million.

Default

Our new revolving credit facility contains events of default customary for such financings, including, but not limited to:

•	nonpayment of principal, interest or fees;

•	inaccuracies of representations and warranties;

•	violations of covenants;

•	cross-defaults to other debt if the effect of such other defaults is to accelerate, or permit the holders of such other debt to accelerate, the maturity of such other debt;

•	accelerations of the maturity of other debt;

•	unsatisfied judgments;

•	events of bankruptcy or insolvency;

•	certain adverse employee benefit liabilities; and

•	the occurrence of a change of control.

The affirmative covenants, negative covenants, events of default and definitions related thereto set forth in our new revolving credit facility will differ materially from those affirmative covenants, negative covenants, events of default and definitions related thereto as set forth in the indenture governing the exchange notes.

Waiver and Modification

The terms of our new revolving credit facility may be waived or modified upon approval by us and the required percentage of lenders thereunder (or, in certain instances, the affected lenders) and without the consent of the holders of the exchange notes.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On November 3, 2010, we sold $250.0 million in principal amount of the outstanding notes in a private placement through initial purchasers. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of November 3, 2010. Under that agreement, we must, among other things, use our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “—Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

As of the date of this prospectus, $250.0 million in principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.

The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes except that:

•	the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the outstanding notes; and

•	the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.

Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “—Consequences of Failure to Exchange.”

We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. See “—Procedures for Tendering.”

Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time on     , 2011, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “—Conditions.”

To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension and make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We reserve the right:

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” are not satisfied by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of at least five and up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. See “—Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder.

Conditions

Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•

the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•

any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.

If, in our reasonable judgment, we determine that any of these conditions are not satisfied, we may:

•

refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

•

extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•

waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of at least five and up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedure for Tendering

To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of The Depository Trust Company’s Automatic Tenders Over the Participant Terminal System, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at The Depository Trust Company. The term “agent’s message” means a message, transmitted to The Depository Trust Company and received by the exchange agent and forming a part of a book-entry transfer, that states that The Depository Trust Company has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•

the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available, into the exchange agent’s account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the Letter of Transmittal and other required documents at the address set forth below under “—Exchange Agent” before the expiration of the exchange offer.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions: or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “—Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “—Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes that the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company’s system may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•

before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date of the exchange offer.

Termination of Certain Rights

All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use reasonable best efforts to keep the registration statement continuously effective during the 90-day period following the closing of the exchange offer; and

•

to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “—Resale of the Exchange Notes.”

Exchange Agent

Wells Fargo Bank, National Association has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building - 12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or

By Facsimile Transmission:

(612) 667-6282

Telephone:

(800) 344-5128

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, will however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

We estimate that our cash expenses in connection with the exchange offer will be approximately $75,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•

to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act,

and in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

DESCRIPTION OF THE NOTES

General

The outstanding notes were, and the exchange notes will be, issued by OMNOVA Solutions Inc. As used below in this “Description of the Notes” section, references to “OMNOVA,” the “Issuer,” “we,” and “us” in this description refer to OMNOVA Solutions Inc. and not to its subsidiaries, and references to the “Notes” include the outstanding notes and the exchange notes.

The outstanding notes were, and the exchange notes will be, issued under an indenture, dated as of November 3, 2010 (the “Indenture”), among the Issuer, certain subsidiaries of OMNOVA, as guarantors, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the Indenture and the Notes. It does not restate the Indenture or the Notes in their entirety. We urge you to read the Indenture and the Notes. Copies of the Indenture and the Notes are available upon written request to the Issuer as described below under “Available Information.” Definitions of certain terms are set forth under “—Certain Definitions.”

The Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Terms of the Notes

We will issue up to $250.0 million aggregate principal amount of the exchange notes pursuant to the exchange offer. The Notes, including the exchange notes, will mature on November 1, 2018. Subject to compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness,” we can issue additional Notes from time to time in the future as part of the same series without consent from holders of the Notes. Any additional Notes that we issue in the future will be identical in all respects to the Notes exchanged hereby and will be treated as a single class for all purposes of the Indenture, except that Notes issued in the future may have different issuance prices and will have different issuance dates.

The Notes will bear interest at the rate of 7.875% per annum from the Issue Date, or from the most recent date to which interest has been paid or provided for, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2011, to holders of record at the close of business on the immediately preceding April 15 and October 15, respectively. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

There are no mandatory sinking fund payment obligations with respect to the Notes.

Ranking

The Notes and the Guarantees will rank equally with existing and future unsubordinated obligations of OMNOVA and the Guarantors, respectively. The Notes and the Guarantees will be structurally subordinated to the obligations of any Subsidiary of the Issuer that is not a Guarantor. If the Issuer or a Guarantor incurs any Indebtedness in the future that provides by its terms that it is subordinated to the Notes or the Guarantee of such Guarantor, as the case may be, the Notes or that Guarantee, as applicable, will rank senior to that Indebtedness.

The Notes and the Guarantees will be effectively subordinated to all secured indebtedness of the Issuer and each of the Guarantors to the extent of the assets securing such indebtedness.

As of February 28, 2011, the Issuer and the Guarantors had approximately $199.5 million of secured debt outstanding, $2.7 million of issued but undrawn letters of credit and approximately $89.0 million of additional borrowing capacity under our Credit Facilities.

As of the dates the outstanding notes were issued, all of the Issuer’s Subsidiaries were Restricted Subsidiaries. However, under the circumstances described in the definition of “Unrestricted Subsidiaries,” the Issuer is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not Guarantee the Notes.

Optional Redemption

At any time on one or more occasions prior to November 1, 2014, the Issuer may redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “Redemption Date”), subject to the rights of the holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The Notes will be redeemable at the option of the Issuer, in whole or in part, at any time on one or more occasions on or after November 1, 2014 at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on November 1 of the years indicated below:

Year	Redemption Price
2014	103.938%
2015	101.969%
2016 and thereafter	100%

Notwithstanding the foregoing, at any time on one or more occasions on or prior to November 1, 2013, the Issuer may, at its option on any one or more occasions, redeem Notes in an aggregate principal amount not to exceed 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest to, but not including, the redemption date, with the Net Cash Proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its Subsidiaries); and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

The Issuer may at any time on one or more occasions purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Selection and Notice

If less than all the Notes issued under the Indenture are to be redeemed at any time, subject to applicable DTC procedures for Global Notes, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be sent at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address or otherwise delivered in accordance with the procedures of DTC. Notices of redemption may not be conditional. If any Note other than a

Global Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note or if the Note is a Global Note, an adjustment will be made to the schedule attached thereto. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Guarantees

The Issuer and each of the Domestic Subsidiaries of OMNOVA that guarantees the obligations of OMNOVA or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities will deliver a Guarantee on the date that is the later of (x) the Issue Date and (y) the date on which such Domestic Subsidiary guarantees the obligations of OMNOVA or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities. Pursuant to the Guarantees, each of the Guarantors will fully and unconditionally and jointly and severally guarantee all Obligations of the Issuer under the Indenture and the Notes on a senior basis. Newly formed or acquired Domestic Subsidiaries that guarantee the obligations of OMNOVA or any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities are required to become Guarantors, as described under “—Additional Guarantees.”

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering such Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Each Guarantor that makes a payment or distribution under a Guarantee will be entitled to a contribution from each other Guarantor in an amount pro rata, based on the net assets of each Guarantor. See “Risk Factors—Risks Relating to the Notes—Federal and state laws allow courts, under certain circumstances, to void guarantees and require note holders to return payments received from guarantors.”

The Guarantee of any Restricted Subsidiary will be automatically and unconditionally released and discharged upon any of the following:

•

any sale, exchange, transfer or other disposition (including by way of consolidation or merger) by the Issuer or any Restricted Subsidiary to any Person or Persons, as a result of which the Restricted Subsidiary is no longer a Subsidiary of the Issuer, of a majority of the Capital Stock of, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in accordance with the provisions of the Indenture;

•	the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

•	the release of such Restricted Subsidiary’s Guarantee under the Credit Facilities;

provided, in each such case, that the Issuer has delivered to the Trustee an Officer’s Certificate and an opinion of counsel (and upon receipt of such Officer’s Certificate and opinion of counsel the Trustee will execute an instrument confirming such release upon request of the Issuer), each stating that all conditions precedent provided for in the Indenture relating to such transactions have been complied with and that such release is authorized and permitted under the Indenture.

Change of Control

If a Change of Control occurs, each noteholder will have the right to require the Issuer to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date fixed for purchase), in accordance with the provisions of the next paragraph.

Within 30 days following any Change of Control, the Issuer shall send a notice to each noteholder, with a copy to the Trustee, stating:

•

that a Change of Control has occurred and that such noteholder has the right to require the Issuer to purchase such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on an interest payment date that is on or prior to the date fixed for purchase);

•	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

•	the instructions as determined by the Issuer, consistent with this covenant, that a noteholder must follow in order to have its Notes purchased.

The Issuer will not be required to make an offer to purchase the Notes upon a Change of Control if (i) a third party makes such offer contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such offer or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional Redemption.”

Notwithstanding anything to the contrary contained herein, an offer to purchase the Notes upon a Change of Control may be made in advance of a Change of Control, conditional upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under any covenant of the Indenture by virtue of this compliance.

The occurrence of a Change of Control would constitute a default under the Credit Facilities. In addition, the Issuer’s ability to purchase the Notes for cash may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any purchases required in connection with a Change of Control. The Issuer’s failure to purchase the Notes in connection with a Change of Control would result in a default under the Indenture, which would, in turn, constitute a default under the Credit Facilities.

The provisions of the Indenture may not afford holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Issuer that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving a recapitalization of the Issuer will result in a Change of Control only if it is the type of transaction specified in such definition.

The definition of Change of Control includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of “all or substantially all” of the properties or assets of OMNOVA and the Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a noteholder to require us to repurchase its Notes as a result of a sale, assignment, transfer, lease, conveyance or other disposition of less than all of the assets of OMNOVA and the Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

Certain Covenants

The Indenture will contain certain covenants that will bind OMNOVA and its Restricted Subsidiaries, including, among others, the covenants described below.

Limitation on Incurrence of Indebtedness

The Issuer will not, and will not permit any Restricted Subsidiary to, incur, directly or indirectly, any Indebtedness; provided that the Issuer or any Restricted Subsidiary may incur Indebtedness if, immediately after giving effect to such incurrence, the Consolidated Coverage Ratio is at least 2.0 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, and the application of proceeds therefrom, had occurred at the beginning of the four-quarter period determined pursuant to the definition of “Consolidated Coverage Ratio” (this proviso, the “Coverage Ratio Exception”); provided that the maximum principal amount of Indebtedness outstanding at any time that may be incurred pursuant to this paragraph by Restricted Subsidiaries that are not Guarantors shall not exceed $50.0 million.

The foregoing paragraph will not prohibit incurrence of the following Indebtedness (collectively, “Permitted Indebtedness”):

(1)	the Notes issued on the Issue Date and any related Guarantees, and any Notes and any Guarantees issued in exchange for such Notes and Guarantees in an exchange offer conducted pursuant to the Registration Rights Agreement;

(2)	Indebtedness of the Issuer or any Restricted Subsidiary to the extent outstanding on the Issue Date (other than Indebtedness under the Credit Facilities);

(3)	Indebtedness of the Issuer or any Restricted Subsidiary under Credit Facilities in an aggregate amount at any time outstanding pursuant to this clause (3) (including amounts outstanding on the Issue Date) not to exceed the sum of (x) $275.0 million and (y) an amount equal to the sum of (i) 65% of the net book value of the Inventory of the Issuer and the Restricted Subsidiaries and (ii) 85% of the net book value of the accounts receivable of the Issuer and the Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, in each case, less the aggregate principal amount of all principal repayments with the proceeds from Asset Sales utilized in accordance with clause (a) of the first paragraph under the “Limitation on Asset Sales” covenant that permanently reduce the commitments thereunder;

(4)	Refinancing Indebtedness in respect of Indebtedness incurred pursuant to the Coverage Ratio Exception, clause (1) of this paragraph, clause (2) of this paragraph (other than any Indebtedness owed to the Issuer or any of its Subsidiaries), this clause (4), or clause (16) of this paragraph;

(5)	Indebtedness owed by the Issuer or any Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided that

•

any such Indebtedness owed by the Issuer shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Notes, and any such Indebtedness owed by any Guarantor (other than to the Issuer or any other Guarantor) shall be subordinated by its terms to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Guarantor; and

•

if such Indebtedness is held by a Person other than the Issuer or a Restricted Subsidiary, the Issuer or such Restricted Subsidiary shall be deemed to have incurred Indebtedness not permitted by this clause (5);

(6)	(x) the guarantee by the Issuer or any Guarantor of Indebtedness of the Issuer or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is incurred pursuant to the Coverage Ratio Exception or is Permitted Indebtedness;

(7)	Hedging Obligations;

(8)	Purchase Money Indebtedness and Capital Lease Obligations of the Issuer or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any assets (including capital expenditures of the Issuer or any Restricted Subsidiary), and Refinancings thereof, in an aggregate amount at any time outstanding pursuant to this clause (8) not to exceed the greater of (x) $25.0 million and (y) 5.6% of Consolidated Net Tangible Assets;

(9)	Indebtedness of any Foreign Subsidiary in an aggregate amount not to exceed at any time outstanding pursuant to this clause (9) not to exceed the greater of (x) $50.0 million and (y) 16% of Consolidated Net Tangible Assets of Foreign Subsidiaries;

(10)	Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by worker’s compensation claims and other statutory or regulatory obligations, self-insurance obligations, tender, bid, performance, government contract, surety or appeal bonds, standby letters of credit and warranty and contractual service obligations of like nature, trade letters of credit or documentary letters of credit, in each case to the extent incurred in the ordinary course of business of the Issuer or such Restricted Subsidiary;

(11)	customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any assets of the Issuer or any Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition);

(12)	obligations in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

(13)	Indebtedness in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds);

(14)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(15)	Indebtedness consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(16)	Acquired Indebtedness; provided that after giving effect to such acquisition or merger, either

•	the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

•	the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(17)	Indebtedness consisting of the financing of insurance premiums;

(18)	Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business; and

(19)	additional Indebtedness in an aggregate principal amount not to exceed $40.0 million at any time outstanding pursuant to this clause (19).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (19) above or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Issuer, in its sole discretion, may divide and classify such Indebtedness in more than one of the types of Indebtedness described and may later redivide and reclassify such item into any one or more of the categories of Indebtedness described above (provided that at the time of reclassification it meets the criteria in such category or categories); provided that any Indebtedness outstanding under the Credit Facilities on December 9, 2010, after the application of the net proceeds from the sale of the Notes, will be treated as Incurred on December 9, 2010 under clause (3) of the second paragraph above. The maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as the result of fluctuations in the exchange rates of currencies. In determining the amount of Indebtedness outstanding under one of the clauses above, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock.

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to, this section, any other obligation of the obligor on such Indebtedness (or of any other Person who could have incurred such Indebtedness under this section) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness.

Notwithstanding the foregoing, the Issuer will not, and will not permit any other Guarantor to, incur any Indebtedness that purports to be by its terms (or by the terms of any agreement or instrument governing such Indebtedness) subordinated in right of payment to any other Indebtedness of the Issuer or of such other Guarantor, as the case may be, unless such Indebtedness is also by its terms made subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, to at least the same extent as such Indebtedness is subordinated in right of payment to such other Indebtedness of the Issuer or such Guarantor, as the case may be.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, declare or make a Restricted Payment if:

(1)	a Default has occurred and is continuing or would result therefrom;

(2)	the Issuer could not incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(3)	the aggregate amount of such Restricted Payment, together with all other Restricted Payments (the amount of any Restricted Payments made in assets other than cash to be valued at its Fair Market Value) declared or made since the Issue Date (other than any Restricted Payment described in clause (2), (3), (4), (6), (10) or (11) of the next paragraph), would exceed the sum (the “Basket”) of:

(a)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the first day of the Issuer’s fiscal quarter during which the Issue Date of the outstanding notes occurred to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(b)

the aggregate Net Cash Proceeds (i) as a contribution to the common equity capital of the Issuer or (ii) from the issuance and sale (other than to a Subsidiary of the Issuer) of, and the Fair Market Value of any property received in exchange for, Qualified Stock received by the Issuer subsequent to the Issue Date) or from the issue or sale of debt securities of the Issuer that have been converted or exchanged into Qualified Stock, together with the aggregate cash and Temporary Cash Investments received by the Issuer or any of its Restricted Subsidiaries at the time of such conversion or exchange; provided that for purposes of determining the Fair Market Value of property received (other than of any asset with a public trading market) in excess of $40.0 million shall be determined by an Independent Financial Advisor, which determination shall be evidenced by an opinion addressed to the Issuer and delivered to the Trustee; plus

(c)	the amount by which Indebtedness or Disqualified Stock incurred or issued subsequent to the Issue Date is reduced on the Issuer’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Issuer) into Qualified Stock (less the amount of any cash, or the Fair Market Value of any other asset, distributed by the Issuer or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate Net Cash Proceeds received by the Issuer or any Restricted Subsidiary after the date the Notes were initially issued from the issuance and sale (other than to a Subsidiary of the Issuer) of such Indebtedness or Disqualified Stock; plus

(d)	to the extent not included in the calculation of the Consolidated Net Income referred to in (a), an amount equal to, without duplication:

•

100% of the aggregate net proceeds (including the Fair Market Value of assets) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment (other than a Permitted Investment) made by the Issuer or any Restricted Subsidiary since the date the outstanding notes were issued; plus

•

the net reduction in or return on any Investments (other than Permitted Investments) in any Person resulting from dividends, repayments of loans or advances or other Transfers of assets subsequent to the Issue Date, in each case to the Issuer or any Restricted Subsidiary from such Person (including by way of such Person becoming a Restricted Subsidiary); plus

•

if the Basket was reduced as the result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary;

provided that the foregoing in this clause (d) shall not exceed, in the aggregate, the amount of all Investments which previously reduced the Basket; plus

•

100% of any dividends received in cash by the Issuer or a Restricted Subsidiary of the Issuer after the Issue Date from an Unrestricted Subsidiary of the Issuer; provided that such amount shall be limited to 50% of any such dividends in the event that the aggregate amount of dividends received from such Unrestricted Subsidiary exceed the amount of the Issuer’s or such Restricted Subsidiary’s Investment in such Unrestricted Subsidiary.

The provisions of the foregoing paragraph shall not prohibit the following:

(1)	dividends paid within 90 days after the date of declaration thereof if at such date of declaration such dividend would have been permitted under the Indenture;

(2)	any repurchase, redemption, retirement or other acquisition of Capital Stock or Subordinated Obligations made in exchange for, or out of the proceeds of the substantially concurrent issuance and sale (other than to a Subsidiary of the Issuer) of, Qualified Stock or, with respect to any such Subordinated Obligations, in exchange for or out of the proceeds of the substantially concurrent incurrence and sale (other than to a Subsidiary of the Issuer) of Refinancing Indebtedness thereof; provided that (x) no such exchange or issuance and sale shall increase the Basket and (y) no Default has occurred and is continuing or would occur as a consequence thereof;

(3)	payments by the Issuer or any Restricted Subsidiary in respect of Indebtedness of the Issuer or any Restricted Subsidiary owed to the Issuer or another Restricted Subsidiary;

(4)	repurchases of Capital Stock deemed to occur upon (a) the exercise of stock options, warrants or similar rights if such Capital Stock represents a portion of the exercise price thereof, (b) the withholding of a portion of the Capital Stock used to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards or (c) upon the cancellation of stock options, warrants or other equity awards;

(5)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer;

(6)	Restricted Payments in an aggregate amount since the Issue Date not to exceed $45.0 million pursuant to this clause (6);

(7)	so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition of shares of Capital Stock of the Issuer or any of its Subsidiaries from consultants, former consultants, employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such Restricted Payments pursuant to this clause (7) (excluding amounts representing cancellation of Indebtedness) shall not exceed $3.0 million in any calendar year (with unused amounts in any calendar year being carried over to the next succeeding calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Issuer to any future, present or former employees, directors or consultants of the Issuer or any of its Subsidiaries that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Issuer or the Restricted Subsidiaries after the Issue Date; less

(c)	the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (7).

(8)	the declaration and payment of dividends on Disqualified Stock and Preferred Stock issued by a Restricted Subsidiary issued pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness”; so long as at the time of payment of such dividend, no Default shall have occurred and be continuing (or result therefrom);

(9)	the declaration and payment of cash dividends in respect of OMNOVA’s Common Stock in an amount not to exceed $2.0 million in any calendar year;

(10)	the purchase or acquisition of the Issuer’s common stock in open-market purchases for matching contributions to any employees of the Issuer or its Subsidiaries pursuant to any employee stock purchase plan, deferred compensation plan or other benefit plan; or

(11)	the purchase, repurchase, redemption, acquisition or retirement for nominal value common stock or preferred stock purchase rights in each case issued in connection with any shareholder rights plan that may be adopted by the Issuer.

Limitation on Liens

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Lien of any kind securing Indebtedness on any asset of the Issuer or any Restricted Subsidiary (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens (the “Initial Liens”), unless the Notes and the Guarantees are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided that if the obligations so secured are subordinated in right of payment by their terms to the Notes or a Guarantee, the Lien securing such obligations will also have subordinated Lien priority by its terms to the Lien securing the Notes and the Guarantees at least to a comparable extent. Any Lien created for the benefit of the holders of the Notes pursuant to the foregoing sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Transactions with Affiliates

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, in one transaction or series of related transactions, Transfer any of its assets to, or purchase any assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of the Issuer (an “Affiliate Transaction”), unless the terms thereof, taken as a whole, are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm’s-length dealings with a Person that is not such an affiliate.

The Board of Directors must approve each Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $25.0 million. This approval must be evidenced by a board resolution that states that such board has determined that the transaction complies with the foregoing provisions.

If the Issuer or any Restricted Subsidiary enters into an Affiliate Transaction that involves aggregate payments or other assets or services with a Fair Market Value in excess of $40.0 million, then prior to the consummation of that Affiliate Transaction, the Issuer must obtain a favorable opinion from an Independent Financial Advisor that it has determined such Affiliate Transaction to be fair, from a financial point of view, and deliver that opinion to the Trustee.

The provisions of the three foregoing paragraphs will not prohibit the following:

(1)	transactions exclusively between, among or solely for the benefit of (a) the Issuer and one or more Restricted Subsidiaries or (b) Restricted Subsidiaries;

(2)	customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, and agreements to register securities of directors, officers, employees or other affiliates;

(3)	Restricted Payments which are made in accordance with the covenant described under “—Limitation on Restricted Payments” and Investments constituting Permitted Investments;

(4)	any issuance by the Issuer or any Restricted Subsidiary of Qualified Stock;

(5)	transactions with a Person that is an affiliate solely because the Issuer or any Restricted Subsidiary owns Capital Stock in such Person; provided that no affiliate of the Issuer (other than a Restricted Subsidiary) owns more than 10% of the Capital Stock in such Person;

(6)	purchases and sales of raw materials or Inventory in the ordinary course of business on market terms; or

(7)	any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the holders of the Notes in any material respect.

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(i) the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets included in such Asset Sale; and

(ii) at least 75% of the total consideration received in such Asset Sale consists of cash, Temporary Cash Investments or assets referred to in clause (c) below, in each case, valued at the Fair Market Value thereof, or a combination of the foregoing.

For purposes of clause (ii) above, the following shall be deemed to be cash:

•

the amount (without duplication) of any liability (other than Subordinated Obligations) that would be recorded on a balance sheet prepared in accordance with GAAP of the Issuer or such Restricted Subsidiary that is expressly (i) assumed by a Person other than the Issuer or a Restricted Subsidiary, or (ii) expunged by the holder of such liability, and with respect to which, in each case, the Issuer or such Restricted Subsidiary, as the case may be, is unconditionally released from further liability with respect thereto;

•

the amount of any obligations or securities received from such Transferee that are within 180 days repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments actually so received);

•

any contingent earn-out obligation received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate potential payout, taken together with all other contingent earn-out obligations received pursuant to this clause since the Issue Date that are at the time outstanding and held by the Issuer or any Restricted Subsidiary, not to exceed $20.0 million; and

•

any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause since the Issue Date that is at the time outstanding and held by the Issuer or any Restricted Subsidiary, not to exceed the greater of (x) $25.0 million or (y) 5.5% of Consolidated Net Tangible Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

If at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary in connection with any Asset Sale is repaid, converted into or sold or otherwise disposed of for cash or Temporary Cash Investments (other than interest received with respect to any such non-cash consideration), then the date of such repayment, conversion, sale or other disposition shall be deemed to constitute the date of an Asset Sale hereunder and the Net Available Proceeds thereof shall be applied in accordance with this covenant.

If the Issuer or any Restricted Subsidiary engages in an Asset Sale, the Issuer or a Restricted Subsidiary shall, no later than 365 days following the consummation thereof, apply an amount equal to all or any of the Net Available Proceeds therefrom as follows:

(a)	to repay or otherwise retire amounts owing under the Credit Facilities in accordance with the Credit Facilities;

(b)	to repay or otherwise retire amounts owing under other Indebtedness (other than Subordinated Obligations) that is secured by a Lien, which Lien is permitted by the Indenture, and, in the case the Indebtedness repaid or retired is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; and/or

(c)	to make (i) an Investment in or expenditure for assets (including Capital Stock of any Person) that replace the assets that were the subject of the Asset Sale or in assets (including Capital Stock of any Person) that will be used in the Permitted Business and (ii) capital expenditures that will be used in the Permitted Business (or, in each case of (i) and (ii), enter into a binding commitment for any such investment or expenditure); provided that such binding commitment shall be treated as a permitted application of the Net Available Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such investment or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 365-day period. If the Investment or expenditure contemplated by such binding commitment is not consummated on or before the 180th day, such commitment shall be deemed not to have been a permitted application of Net Available Proceeds.

In addition to the foregoing, any Investment, expenditure or capital expenditure of the type described in the foregoing clauses (a), (b) and (c), in each case made within 180 days prior to an Asset Sale, shall be deemed to satisfy this paragraph with respect to the application of the Net Available Proceeds from such Asset Sale.

The amount of Net Available Proceeds not applied or invested as provided in this paragraph will constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds equals or exceeds $20.0 million, the Issuer will be required to (and at any time the Issuer may) make an offer to purchase from all noteholders an aggregate principal amount of Notes and, if the Issuer is required to do so under the terms of any other Indebtedness ranking pari passu with such Notes, such other Indebtedness on a pro rata basis with the Notes, equal to the amount of such Excess Proceeds (a “Net Proceeds Offer”) in accordance with the procedures set forth in the Indenture.

The offer price for the Notes will be payable in cash and will be equal to 100% of the principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest thereon, if any, to the date such Net Proceeds Offer is consummated (the “Offered Price”). If the aggregate Offered Price of Notes validly tendered and not withdrawn by noteholders thereof exceeds the amount of Excess Proceeds, subject to applicable DTC procedures for Global Notes, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer in accordance with the foregoing provisions, the amount of Excess Proceeds shall be reduced to zero.

To the extent that the aggregate Offered Price of Notes tendered pursuant to a Net Proceeds Offer (and if applicable, the aggregate amount of pari passu Indebtedness being repaid, on a pro rata basis with the Notes) is less than the Excess Proceeds (such shortfall constituting a “Net Proceeds Deficiency”), the Issuer may use the Net Proceeds Deficiency, or a portion thereof, for any purpose not prohibited by the Indenture.

In the event of the Transfer of substantially all (but not all) of the assets of the Issuer and the Restricted Subsidiaries as an entirety to a Person in a transaction covered by and effected in accordance with the covenant described under “—Merger, Consolidation and Sale of Assets,” the Transferee shall be deemed to have sold for cash at Fair Market Value the assets of the Issuer and the Restricted Subsidiaries not so Transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale (with such Fair Market Value being deemed to be Net Available Proceeds for such purpose).

Pending the final application of any Net Available Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Proceeds in any manner that is not prohibited by the Indenture.

The Issuer shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with any purchase of Notes pursuant to the Indenture. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of this compliance.

Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	pay dividends or make any other distributions on its Capital Stock to the Issuer or any other Restricted Subsidiary or pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary;

(b)	make any loans or advances to, or guarantee any Indebtedness of, the Issuer or any other Restricted Subsidiary; or

(c)	Transfer any of its assets to the Issuer or any other Restricted Subsidiary; except:

(1)	any encumbrance or restriction pursuant to an agreement as in effect at or entered into on the Issue Date (including the Indenture and the Credit Facilities), as such encumbrance or restriction is in effect on the Issue Date;

(2)	any Lien permitted under the Indenture that restricts the Transfer of assets which are subject to such Lien;

(3)	restrictions on the Transfer of assets imposed under any agreement to sell such assets permitted under the Indenture pending the closing of such sale;

(4)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the assets of any Person, other than the Person or the assets of the Person so acquired;

(5)	customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the Transfer of ownership interests in or the payment of dividends or distributions from such partnership, limited liability company, joint venture or similar Person;

(6)	Purchase Money Indebtedness and Capital Lease Obligations incurred in accordance with the terms of the Indenture that impose restrictions of the nature described in clause (c) above on the assets acquired;

(7)	any encumbrances or restrictions imposed by any amendments or Refinancings of the contracts, instruments or obligations referred to in clause (1), (4) or (6) above or clause (11) below; provided that such amendments or Refinancings are, in the good faith judgment of the Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or Refinancing;

(8)	covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers or suppliers in the ordinary course of business;

(9)	any such encumbrance or restriction consisting of customary provisions in leases governing leasehold interests to the extent such provisions restrict the Transfer of the lease or the property leased thereunder;

(10)	customary provisions in leases, subleases, licenses, sublicenses and service contracts in the ordinary course of business of the Issuer and the Restricted Subsidiaries between the Issuer or any Restricted Subsidiary and its customers and other contracts restricting the assignment thereof;

(11)	any agreement as in effect at the time any Person becomes a Subsidiary of the Issuer; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(12)	any agreement with respect to Indebtedness of a Foreign Subsidiary permitted under the Indenture so long as such prohibitions or limitations are only with respect to the properties and revenues of such Subsidiary or any Subsidiary of such Foreign Subsidiary;

(13)	indentures, agreements, notes, instruments and other documents governing Indebtedness permitted to be incurred under the Indenture so long as the restrictions imposed pursuant to such Indebtedness are no more restrictive, taken as a whole, than those restrictions contained in the Credit Facilities on the Issue Date; and

(14)	any restriction imposed by applicable law, rule, regulation or order.

Additional Guarantees

The Issuer will cause any Domestic Subsidiary, whether currently existing, or subsequently acquired or created, that Guarantees the Issuer’s obligations or the obligations of any Domestic Subsidiary (other than an Unrestricted Subsidiary) under any of the Credit Facilities, to fully and unconditionally and jointly and severally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms set forth in the Indenture. Thereafter, such Domestic Subsidiary shall be a Guarantor for all purposes of the Indenture until released in accordance with the terms of the Indenture.

Merger, Consolidation and Sale of Assets

(A) The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or Transfer (or cause or permit any Restricted Subsidiary of the Issuer to Transfer) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the Issuer and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless

(1)	either:

(a)	the Issuer is the surviving or continuing Person; or

(b)	the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Transferee of such assets (the “Issuer Surviving Entity”):

(x)	is a corporation, partnership or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; and

(y)	expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant under the Notes and the Indenture on the part of the Issuer to be performed or observed; and

(2)	each of the conditions specified in paragraph (C) below is satisfied.

For purposes of the foregoing, the Transfer in a single transaction or series of related transactions of all or substantially all of the assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the assets of the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), shall be deemed to be the Transfer of all or substantially all of the assets of the Issuer.

Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (1) and (2) will not prohibit (a) a merger between the Issuer and a Restricted Subsidiary that is a wholly owned Subsidiary of the Issuer or (b) a merger between the Issuer and an Affiliate solely for the purpose of converting the Issuer into a corporation organized under the laws of the United States or any state thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(B) No Guarantor will, and the Issuer will not cause or permit any such Guarantor to, consolidate with or merge with or into any Person unless:

(1)	either:

(a)	such Guarantor shall be the surviving or continuing Person; or

(b)	the Person (if other than a Guarantor) formed by such consolidation or into which such Guarantor is merged shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, all of the obligations of such Guarantor under its Guarantee and the performance of every covenant under such Guarantor’s Guarantee and the Indenture on the part of such Guarantor to be performed or observed; and

(2)	each of the conditions specified in paragraph (C) below (other than clause (1) thereof) is satisfied.

The requirements of this paragraph (A) and (B) shall not apply to (x) a consolidation or merger of any Guarantor with and into the Issuer or any other Guarantor, so long as the Issuer or a Guarantor survives such consolidation or merger, or (y) a Transfer of any Guarantor that complies with the covenant described under “—Limitation on Asset Sales,” to the extent subject thereto.

(C) The following additional conditions shall apply to each transaction described in paragraph (A) or (B), except that clause (1) below shall not apply to a transaction described in paragraph (B):

(1)	immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Issuer (or the Issuer Surviving Entity, if applicable):

(x)	could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

(y)	the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition or merger;

(2)	immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default has occurred and is continuing; and

(3)	the Issuer shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable.

SEC Reports

Whether or not the Issuer is then subject to Section 13(a) or 15(d) of the Exchange Act, the Issuer will electronically file with the Commission, so long as the Notes are outstanding, the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) if the Issuer were so subject, and such documents will be filed with the Commission on or prior to the respective dates (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) by which the Issuer would be required so to file such documents if the Issuer were so subject (the “Required Filing Dates”), unless, in any case, if such filings are not then permitted by the Commission.

If such filings with the Commission are not then permitted by the Commission, or such filings are not generally available on the Internet free of charge, the Issuer will, within 15 days of each Required Filing Date, transmit by mail to noteholders, as their names and addresses appear in the Note register, without cost to such noteholders, and file with the Trustee copies of, the annual reports, quarterly reports and other periodic reports that the Issuer would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Issuer were subject to such Section 13(a) or 15(d), and, promptly upon written request, supply copies of such documents to any prospective holder or beneficial owner at the Issuer’s cost.

So long as the rules and regulations of the Commission would allow (including pursuant to any applicable exemptive relief) the Issuer to file periodic reports or information (if they were required by the Exchange Act to file such reports or information) on a consolidated or combined basis, the Issuer will be deemed to have satisfied their requirements in the above paragraphs if the Issuer files the reports and other information of the types otherwise so required within the applicable time periods. The Issuer also will comply with the other provisions of TIA § 314(a).

Conduct of Business

The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Permitted Business.

Covenant Suspension

During any period of time following the Issue Date that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1) “—Limitation on Incurrence of Indebtedness”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Transactions with Affiliates”;

(4) “—Limitation on Asset Sales”;

(5) “—Limitation on Dividend and Other Restrictions Affecting Restricted Subsidiaries”;

(6) “—Additional Guarantees”;

(7) “—Conduct of Business”; and

(8) clause (C)(1) of “—Merger, Consolidation and Asset Sales.”

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the day of a Covenant Suspension Event and ending on a Reversion Date is called a “Suspension Period.” The Issuer shall notify the Trustee and the Holders of the commencement or termination of any Suspension Period. The ability of the Issuer and the Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date. Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination thereof or thereafter based solely upon events that occurred during the Suspension Period). On the Reversion Date, all Indebtedness incurred or Preferred Stock issued by Restricted Subsidiaries during the Suspension Period will be deemed to have been incurred or issued pursuant to clause (2) of the second paragraph of “—Limitation on Incurrence of Indebtedness.”

Events of Default

Any of the following shall constitute an Event of Default:

(1) default for 30 days in the payment when due of interest on any Note;

(2) default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

(3) failure to perform or comply with the covenant described under “—Change of Control”;

(4) failure to perform or comply with the covenant described under “—SEC Reports” and continuance of such failure to perform or comply for a period of 90 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(5) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than any specified in clause (1), (2), (3) or (4) above) which failure continues for 60 days after written notice thereof has been given to the Issuer by the Trustee or to the Issuer and the Trustee by the holders of at least 25% in aggregate principal amount of then outstanding Notes;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary, whether such Indebtedness now exists or is created after the Issue Date, which

•	is caused by a failure to pay such Indebtedness at Stated Maturity (after giving effect to any grace period related thereto) (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its Stated Maturity;

and in each case, the principal amount of any such Indebtedness as to which a Payment Default or acceleration shall have occurred, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more, and such Indebtedness has not been discharged or such acceleration has not been rescinded or annulled within 20 days, as applicable;

(7) one or more final and non-appealable judgments, orders or decrees for the payment of money of $25.0 million or more, individually or in the aggregate, shall be entered against the Issuer or any Restricted Subsidiary or any of their respective properties and which final and non-appealable judgments, orders or decrees are not covered by third party indemnities or insurance as to which coverage has not been disclaimed or are not paid, discharged, bonded or stayed within 60 days after their entry;

(8) certain events in bankruptcy, insolvency or reorganization affecting the Issuer or any Significant Subsidiary;

(9) the Guarantee of any Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or is found invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

If an Event of Default occurs and is continuing (other than an Event of Default described in clause (8) above with respect to the Issuer), the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default described in clause (8) above occurs with respect to the Issuer, the principal of and interest on all the Notes will immediately become due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Except to enforce the right to receive payment of principal or interest when due, no noteholder may pursue any remedy with respect to the Indenture or the Notes unless:

•	such holder has previously given the Trustee notice that an Event of Default is continuing;

•	holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

•	such holders have offered the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability.

The Indenture will provide that if a Default occurs and is continuing and is known to the Trustee, the Trustee must send to each noteholder notice of the Default within 90 days after it occurs. Notwithstanding the foregoing, except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interest of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute a Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Except as provided below, the Notes and the Indenture may be amended with the consent of the holders of a majority of the aggregate principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding.

Without the consent of each holder of an outstanding Note affected thereby, no amendment or waiver may:

•	reduce the principal of or change the fixed maturity of any Note;

•

alter the provisions with respect to the redemption or purchase provisions of any Note or the Indenture in a manner adverse to the holders of the Notes (other than the provisions of the Indenture relating to any offer to purchase required under the covenants described under “—Change of Control”);

•	waive a redemption or purchase payment due with respect to any Note;

•	reduce the rate of or change the time for payment of interest on any Note;

•

waive a Default in the payment of principal or interest on the Notes (except that holders of at least a majority in aggregate principal amount of then outstanding Notes may (x) rescind an acceleration of the Notes that resulted from a non-payment Default and (y) waive the payment Default that resulted from such acceleration);

•	make the principal of or interest on any Note payable in money other than United States Dollars;

•	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes;

•	make the Notes or any Guarantee subordinated by their or its terms in right of payment to any other Indebtedness;

•	release any Guarantor that is a Significant Subsidiary from its Guarantee except in compliance with the Indenture; or

•	make any change in the amendment and waiver provisions of the Indenture.

Without the consent of any noteholder, the Issuer, the Guarantors and the Trustee may amend the Notes, the Guarantees and the Indenture:

•	to cure any ambiguity, defect or inconsistency;

•

to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under the Indenture in accordance with the covenant described under “—Merger, Consolidation and Sale of Assets”;

•	to provide for uncertificated Notes in addition to or in place of certificated Notes;

•	to add a Guarantor;

•	to release a Guarantor from its Guarantee when permitted by the Indenture;

•	to add to the covenants of the Issuer for the benefit of the noteholders or to surrender any right or power conferred upon the Issuer;

•	to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act;

•	to provide for or confirm the issuance of additional Notes in accordance with the terms of the Indenture;

•	to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee;

•	to make any other change that does not materially adversely affect the legal rights of any noteholder; or

•	to conform the Indenture to this Description of the Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver.

After an amendment or waiver under the Indenture becomes effective, the Issuer is required to send to noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Transfer

The Notes will be issued in registered form and are transferable only upon the surrender of the outstanding notes. No service charge will be made for any registration of transfer or exchange of the outstanding notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Discharge of Indenture and Defeasance

The Indenture will, subject to certain surviving provisions, cease to be of further effect when:

(1) the Issuer delivers to the Trustee all outstanding Notes (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

(2) all outstanding Notes (a) have become due and payable or (b) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Issuer. and the Issuer irrevocably deposits with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon, and if in either case the Issuer pays all other sums payable under the Indenture by the Issuer. The Trustee will acknowledge satisfaction and discharge of the Indenture on demand of the Issuer accompanied by an Officer’s Certificate and an opinion of counsel and at the cost and expense of the Issuer.

Subject to the conditions to defeasance described below and in the Indenture and the survival of certain provisions, the Issuer at any time may terminate:

(1) all its obligations under the Notes and the Indenture (“legal defeasance option”); or

(2) its obligations under certain restrictive covenants and the related Events of Default (“covenant defeasance option”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Issuer exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default referred to in clause (2) of the immediately preceding paragraph.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law).

Concerning the Trustee

Wells Fargo Bank, National Association has been appointed by the Issuer as Registrar and Paying Agent with regard to the Notes. Principal of the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer, which, unless otherwise provided by the Issuer, will be the corporate trust office of the Trustee. Payment of interest will be made by check mailed to the addresses of the noteholders as such addresses appear in the Note register or, at the election of the Issuer in the manner prescribed by the Indenture, by wire transfer of immediately available funds.

The Indenture provides that if an Event of Default occurs (and is not cured or waived), the Trustee will be required, in the exercise of its rights and powers vested in it by the Indenture, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any noteholder, unless such noteholder shall have offered to the Trustee security or indemnity satisfactory to it against any cost, expense and liabilities which might be incurred by it in compliance with such request.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Issuer or any of its Subsidiaries will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Governing Law

The Indenture will provide that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means (1) with respect to any Person that becomes a Restricted Subsidiary after the Issue Date, Indebtedness of such Person and its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary and (2) with respect to the Issuer or any Restricted Subsidiary, any Indebtedness of a Person (other than the Issuer or a Restricted Subsidiary) existing at the time such Person is merged with or into the Issuer or a Restricted Subsidiary, or Indebtedness expressly assumed in connection with the acquisition of the stock or any asset or assets from another Person; provided that such Indebtedness was not incurred by such Person in connection with or in contemplation of such merger or acquisition.

“affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the outstanding principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at November 1, 2014 (such redemption price being set forth in the table appearing above under the caption “Optional Redemption”) plus (ii) all required interest payments due on such Note through November 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the outstanding principal amount of such Note.

“Asset Sale” means any Transfer by the Issuer or any Restricted Subsidiary (other than to the Issuer or a Restricted Subsidiary) of:

1.	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares and, to the extent required by local ownership laws in foreign countries, shares owned by foreign shareholders);

2.	all or substantially all the assets of any division, business segment or comparable line of business of the Issuer or any Restricted Subsidiary; or

3.	any other assets of the Issuer or any Restricted Subsidiary outside of the ordinary course of business of the Issuer or such Restricted Subsidiary.

Notwithstanding the foregoing, the term “Asset Sale” shall not include:

(1) for purposes of the covenant described under “—Certain Covenants—Limitation on Asset Sales,” a Transfer that constitutes a Permitted Investment or a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” or permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets”;

(2) sales or grants of non-exclusive licenses to use the patents, trade secrets, know-how and other intellectual property of the Issuer or any Restricted Subsidiary to the extent that such licenses are granted in the ordinary course of business, and do not prohibit the Issuer or any Restricted Subsidiary from using the technologies licensed and do not require the Issuer or any Restricted Subsidiary to pay any fees for any such use;

(3) a Transfer pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Issuer or any Restricted Subsidiary with a Lien on such assets, if such Lien is permitted under the Indenture;

(4) a Transfer involving only cash, Temporary Cash Investments or Inventory in the ordinary course of business;

(5) any Transfer of damaged, worn-out or obsolete equipment in the ordinary course of business;

(6) the lease or sublease of any real or personal property in the ordinary course of business;

(7) a Transfer of assets having a Fair Market Value and a sale price of less than the greater of (x) $5.0 million and (y) 1.1% of Consolidated Net Tangible Assets;

(8) any Transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received;

(9) dispositions of accounts receivable in connection with the collection or compromise thereof;

(10) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property which is concurrently purchased pursuant to a transaction otherwise permitted hereunder, in each case under Section 1031 of the Code;

(11) dispositions of the Equity Interests of or other Investments in any joint venture to the extent required by the terms of customary buy/sell type arrangements entered into in connection with the formation of such joint venture;

(12) any disposition by or among the Issuer and the Restricted Subsidiaries; and

(13) sales of interests in or assets of Unrestricted Subsidiaries.

“Basket” has the meaning set forth under “—Certain Covenants—Limitation on Restricted Payments.”

“Capital Lease Obligations” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP (except for temporary treatment of construction-related expenditures paid by any Person other than the Issuer or any of its Restricted Subsidiaries under EITF 97-10, “The Effect of Lessee Involvement in Asset Construction,” which will ultimately be treated as operating leases upon a sale-leaseback transaction), and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations, partnership, membership or other equivalents of or interests in (however designated) equity of such Person, including any Common Stock and Preferred Stock, but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following events:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of the Issuer;

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the Issuer was approved by a vote of the majority of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the Issuer consolidates with or merges with or into another Person or another Person merges with or into the Issuer, or all or substantially all the assets of the Issuer and the Restricted Subsidiaries, taken as a whole, are Transferred to another Person, and, in the case of any such merger or consolidation, the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person; or

(4) the Issuer liquidates or dissolves or the stockholders of the Issuer adopt a plan of liquidation or dissolution.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Agreement” means any commodity agreement other than commodity agreements relating to raw materials used in the ordinary course of the Issuer’s business.

“Common Stock” of any Person means Capital Stock in such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Stock of any other class in such Person.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available to (b) Consolidated Fixed Charges for such period; provided that:

(1) if since the beginning of such period the Issuer or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding prior to the event for which the calculation is being made, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in the case of Indebtedness used to finance working capital needs incurred under a revolving credit or similar arrangement, the amount thereof shall be deemed to be the average daily balance of such Indebtedness during such period);

(2) if since the beginning of such period the Issuer or any Restricted Subsidiary has Transferred any assets in an Asset Sale, EBITDA for such period shall be calculated by giving effect to the EBITDA (whether positive or negative) directly attributable to the assets which are the subject of such Transfer for such period, and Consolidated Fixed Charges for such period shall be reduced by an amount equal to the Consolidated Fixed Charges directly attributable to any Indebtedness of the Issuer or any Restricted Subsidiary repaid, repurchased, defeased, assumed by a third person (to the extent the Issuer and its

Restricted Subsidiaries are no longer liable for such Indebtedness) or otherwise discharged with respect to the Issuer and its continuing Restricted Subsidiaries in connection with such Transfer for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Fixed Charges for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Issuer and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, which acquisition constitutes all or substantially all of an operating unit, division of a business or product line, including any such Investment or acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(4) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Transfer of assets in an Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or clause (3) above if made by the Issuer or a Restricted Subsidiary during such period, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Transfer, Investment or acquisition occurred on the first day of such period; and

(5) if since the beginning of such period the Issuer or any Restricted Subsidiary has repaid any Indebtedness that no longer remains outstanding on such date of determination, EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to the repayment of such Indebtedness as if such Indebtedness had repaid on the first day of such period as if such discharge had occurred on the first day of such period.

Pro forma calculations pursuant to this definition shall be (i) based on the reasonable good faith judgment of a responsible financial or accounting officer of the Issuer and (ii) set forth in a certificate delivered to the Trustee from such officer (it may include, for the avoidance of doubt, cost savings and operating expense reductions resulting from such transaction (which are being given pro forma effect) that are reasonably expected to be realized in the twelve-month period immediately subsequent to such transaction). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness; provided that any Interest Rate Agreements with a remaining term of less than 12 months shall be taken into account for the number of months remaining).

“Consolidated Fixed Charges” means, with respect to any period, the sum (without duplication) of:

(1) the interest expense of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, including, without limitation:

•	amortization of debt issuance costs and debt discount;

•	the net payments, if any, under Interest Rate Agreements (including amortization of discounts);

•	the interest portion of any deferred payment obligation;

•	accrued interest;

•	commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers acceptance financings;

(2) the interest component of the Capital Lease Obligations paid or accrued during such period;

(3) all interest capitalized during such period;

(4) the product of:

•

the amount of all dividends on any series of Preferred Stock of the Issuer and the Restricted Subsidiaries (other than dividends paid in Qualified Stock and other than dividends paid to the Issuer or to a Restricted Subsidiary) paid, accrued or scheduled to be paid or accrued during such period; and

•	a fraction, the numerator of which is one and the denominator of which is one minus then current effective consolidated Federal, state and local tax rate of the Issuer, expressed as a decimal.

Consolidated Fixed Charges will exclude (x) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses, (y) any expensing of interim loan commitment and other financing fees and (z) non-cash interest on any convertible or exchangeable notes that exists by virtue of the bifurcation of the debt and equity components of convertible or exchangeable notes and the application FASB Staff Position APB 14-1 or any similar provision.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Issuer and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that there shall not be included in such Consolidated Net Income:

(1) any extraordinary gains (net of taxes, fees and expenses relating to the transaction giving rise thereto) or losses or expenses;

(2) any net income or loss of any Person if such Person is not a Restricted Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the Issuer or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below);

(3) solely for the purposes of determining the amount available for Restricted Payments under clause (3)(a) of “—Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Restricted Subsidiary or its stockholders;

(4) any gain or loss realized upon any Asset Sale (net of taxes, fees and expenses relating to the transaction giving rise thereto);

(5) any net after-tax income or loss from discontinued operations; and

(6) any gain or loss realized as a result of the cumulative effect of a change in accounting principles.

“Consolidated Net Tangible Assets” means, as of any date of determination, the Total Assets less the sum of (1) the goodwill, net, and other intangible assets, and (2) all current liabilities, in each case, reflected on the most recent consolidated balance sheet of the Issuer and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter for which financial statements are available, as of the date of determination, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Coverage Ratio Exception” has the meaning set forth in the proviso in the first paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness.”

“Credit Facilities” means (i) the asset-backed revolving credit agreement dated as of May 28, 2003 (as amended on May 22, 2007, and as further amended on December 28, 2007) among the Company, as borrower, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent, together with the related documents thereto (including, without limitation, any guarantee, collateral and security agreements and/or documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified or Refinanced from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders, (ii) the senior secured term loan credit agreement dated as of May 22, 2007 among the Company, as borrower, the lenders named therein, and Deutsche Bank Trust Company Americas, as administrative agent and as collateral agent, together with the related documents thereto (including, without limitation, any guarantee, collateral and security agreements and/or documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder), all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and (iii) any other agreements evidencing Indebtedness, in each case together with any related notes, guarantees, collateral and security documents (including mortgages, pledge agreements and other security arrangements), instruments and agreements executed in connection therewith, and in each case as amended, amended and restated, supplemented, modified, succeeded, replaced or Refinanced from time to time, including, without limitation, any agreement or agreements extending the maturity of, or Refinancing (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder), all or any portion of the Indebtedness under such agreement, including, without limitation, any indenture or indentures, with the same or any other agents, creditor, lender or group of creditors, lenders, trustees or noteholders.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or a beneficiary.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by a senior financial officer of the Issuer, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; or

(2) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes and for consideration that is not Qualified Stock;

provided that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Stock, and that is not convertible, puttable or exchangeable for Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Qualified Stock;

provided further that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the Issuer or any Restricted Subsidiary to redeem or purchase such Capital Stock upon the occurrence of a change in control occurring prior to the final maturity date of the Notes shall not constitute Disqualified Stock if the change in control provisions applicable to such Capital Stock are no more favorable to such holders than the provisions described under the caption “—Change of Control” and such Capital Stock specifically provides that the Issuer or such Restricted Subsidiary will not redeem or purchase any such Capital Stock pursuant to such provisions prior to the Issuer’s purchase of the Notes as required pursuant to the provisions described under the caption “—Change of Control.”

“Domestic Subsidiary” means a Restricted Subsidiary of the Issuer that is not a Foreign Subsidiary.

“EBITDA” for any period means the sum of Consolidated Net Income for such period plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1) Consolidated Fixed Charges;

(2) income tax expense determined on a consolidated basis in accordance with GAAP;

(3) depreciation expense determined on a consolidated basis in accordance with GAAP;

(4) amortization expense determined on a consolidated basis in accordance with GAAP;

(5) amounts attributable to minority interest;

(6) any extraordinary non-cash charge (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(7) all costs and expenses arising from or related to the issuance of the Notes, the incurrence of the Credit Facilities and the Acquisition;

(8) non-cash stock compensation, including any non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements;

(9) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss;

(10) cash charges related to the Jeannette flood not to exceed $600,000, a Thailand customs duty claim not to exceed $800,000, the Uniroyal settlement not to exceed $300,000 and to the Columbus, Mississippi strike not to exceed $6 million in the aggregate;

(11) one-time cash charges associated with plant closures, strikes and other restructuring charges, in all cases not exceeding $6 million in the aggregate prior to the final maturity date of the Notes (excluding any such charges pursuant to the Transactions);

(12) to the extent non-recurring and not capitalized, any fees, costs and expenses of the Issuer and its Restricted Subsidiaries incurred as a result of Permitted Acquisitions, Investments, Asset Sales permitted hereunder and the issuance, repayment or amendment of Equity Interests or Indebtedness permitted hereunder (in each case, whether or not consummated);

(13) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification; and

(14) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification;

provided that EBITDA shall be reduced by the following:

(a) all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period, (y) income from pension plans, retiree health plans and adjustments to last-in-first-out reserves and (z) the amount attributable to minority interests);

(b) any non-recurring gains; and

(c) amounts paid in cash as dividends or other distributions to holders of minority interests.

“Equity Offering” means a public or private offering or placement of Capital Stock of the Issuer (other than Disqualified Stock) that generates gross proceeds to the Issuer thereof of at least $25.0 million.

“Fair Market Value” means, with respect to any asset, the price (after taking into account any liabilities relating to such assets) that would be negotiated in an arm’s-length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction. Fair Market Value (other than of any asset with a public trading market) in excess of $25.0 million shall be determined by the Board of Directors acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee.

“Foreign Subsidiary” means (i) a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a State thereof or the District of Columbia, (ii) any Restricted Subsidiary that has no material assets other than Capital Stock, securities or indebtedness of one or more Foreign Subsidiaries and (iii) a Subsidiary of an entity described in the preceding clauses (i) and (ii).

“GAAP” means generally accepted accounting principles in the United States of America as in effect and adopted by the Issuer on the Issue Date.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person guaranteeing any obligation.

“Guarantee” means a full and unconditional senior guarantee of the Notes pursuant to the Indenture.

“Guarantor” means any Restricted Subsidiary of the Issuer that issues a Guarantee of the Notes, in each case, until such Person is released from its Guarantee in accordance with the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement entered into in the ordinary course of business and not for speculative purposes.

“incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Subsidiary at the time it becomes a Restricted Subsidiary. Neither the accrual of interest nor the accretion of original issue discount shall be deemed to be an incurrence of Indebtedness; provided, however, that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness. The term “incurrence” when used as a noun shall have a correlative meaning. The accrual of interest, the payment of fees, premiums and additional payments on or with respect to Indebtedness, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness or Disqualified Stock, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the realization of any Permitted Lien and the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of the Indenture.

“Indebtedness” means, with respect to any Person, without duplication, and whether or not contingent:

(1) all indebtedness of such Person for borrowed money or for the deferred purchase price of assets or services or which is evidenced by a note, bond, debenture or similar instrument, to the extent it would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2) all Capital Lease Obligations of such Person;

(3) all obligations of such Person in respect of letters of credit or bankers’ acceptances issued or created for the account of such Person (other than obligations with respect to letters of credit or bankers’ acceptances securing obligations (other than obligations described in (1) or (2) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(4) net obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements;

(5) all Disqualified Stock issued by such Person and all Preferred Stock issued by any Restricted Subsidiary of such Person, in each case, valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends thereon;

(6) to the extent not otherwise included, any guarantee by such Person of any other Person’s indebtedness or other obligations described in clauses (1) through (5) above; and

(7) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness.

For the avoidance of doubt, “Indebtedness” shall not include:

(a) current trade payables or other accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices;

(b) deferred tax obligations;

(c) minority interest;

(d) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business;

(e) obligations of the Issuer or any Restricted Subsidiary pursuant to contracts for, or options, puts or similar arrangements relating to, the purchase of raw materials or the sale of Inventory at a time in the future entered into in the ordinary course of business; and

(f) any endorsement for collection or deposits in the ordinary course of business.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value is to be determined in good faith by the board of directors of the Issuer of such Disqualified Stock. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations as described above at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP. For purposes of determining any particular amount Indebtedness, guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Indebtedness otherwise included in the determination of a particular amount will not be included.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers or affiliates do not, have a material financial interest in the Issuer or any of its Subsidiaries; and

•	which, in the judgment of the Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Rate Agreement” means any interest rate swap, cap, floor or collar agreement or other similar financial agreement or arrangement.

“Inventory” has the meaning provided in the Uniform Commercial Code of the State of New York, as amended.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. “Investment” excludes (a) any Restricted Payment of the type described in clause (2) of the definition of “Restricted Payment” and (b) any purchase or acquisition of Indebtedness of the Issuer or any of its Subsidiaries.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Issuer’s direct and indirect equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(2) any asset Transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such Transfer; and

(3) if the Issuer or any Restricted Subsidiary Transfers any Capital Stock of any direct or indirect Restricted Subsidiary, or any Restricted Subsidiary issues Capital Stock, such that, after giving effect to any such Transfer or issuance, such Person is no longer a Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such Transfer or issuance equal to the Fair Market Value of the Capital Stock of such Person held by the Issuer or such Restricted Subsidiary immediately following any such Transfer or issuance.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in either case, an equivalent rating by any other Rating Agency.

“Issue Date” means the date on which the Notes are originally issued.

“Issuer Surviving Entity” has the meaning set forth under “—Certain Covenants—Merger, Consolidation and Sale of Assets.”

“Lien” means, any mortgage, deed of trust, lien, pledge, charge, debenture, security interest or encumbrance of any kind in respect of an asset with respect to any asset then held by the Issuer or a Restricted Subsidiary, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the UCC or equivalent statutes) of any jurisdiction other than to evidence a lease.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Proceeds” from an Asset Sale means the aggregate cash proceeds received by such Person and/or its affiliates in respect of such transaction, which amount is equal to the excess, if any, of:

(1) the cash received by such Person and/or its affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such transaction, over

(2) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is repaid by such person in connection with such transaction (other than any such Indebtedness assumed by the purchaser of such assets), plus (b) all fees, commissions, and other expenses incurred by such Person in connection with such transaction, plus (c) provision for taxes, including income taxes, attributable to the transaction or attributable to required prepayments or repayments of Indebtedness with the proceeds of such transaction, including any withholding taxes imposed on the repatriation of proceeds plus (d) a reasonable reserve for the after-tax cost of any indemnification payments (fixed or contingent) attributable to seller’s indemnities to purchaser in respect of such transaction undertaken by the Issuer or any of its Restricted Subsidiaries in connection with such transaction, plus (e) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such transaction, plus (f) any reasonable reserves established by, and reflected on the financial statements of, the Issuer and its Restricted Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (c) above) (x) associated with the assets that are the subject of such event and (y) retained by the Issuer or any Restricted Subsidiary to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by the Issuer or any Restricted Subsidiary within 18 months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Available Proceeds” on the date of such reduction.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing such Indebtedness.

“Officer” means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of OMNOVA.

“Officer’s Certificate” means a certificate signed by an Officer.

“Permitted Business” means (1) the same or a similar line of business as the Issuer and the Restricted Subsidiaries are engaged in on the Issue Date as described in this prospectus and (2) such business activities as are complementary, incidental, ancillary or related to, or are reasonable extensions of, the foregoing. Without limiting anything in the foregoing sentence, businesses related to the manufacturing, sale or distribution of chemicals are Permitted Businesses.

“Permitted Indebtedness” has the meaning set forth in the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness.”

“Permitted Investment” means:

(1) any Investment in cash, Temporary Cash Investments or the Notes;

(2) any Investment in the Issuer or any Restricted Subsidiary;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person, if as a result of such Investment:

•	such Person becomes a Restricted Subsidiary; or

•	such Person is merged or consolidated with or into, or Transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) receivables owing to the Issuer or any Restricted Subsidiary and loans and advances or other extensions of trade credit to customers and suppliers if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) loans or advances (or guarantees of loans or advances) to employees of the Issuer or any Restricted Subsidiary that are made in the ordinary course of business of the Issuer or such Restricted Subsidiary, in an aggregate amount, taken together with all other loans or advances made pursuant to this clause (5) that are at the time outstanding, not to exceed $5.0 million;

(6) Investments to the extent such Investment represents the non-cash portion of the consideration received in an Asset Sale as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Asset Sales” or represents consideration received from the sale of assets not considered to be an Asset Sale for purposes of such covenant;

(7) Investments of cash or Temporary Cash Investments in any Restricted Subsidiary that is not a Guarantor in the form of Indebtedness that is not subordinated by its terms to any other obligations;

(8) Investments received in settlement of obligations owed to the Issuer or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Issuer or any Restricted Subsidiary;

(9) Hedging Obligations incurred pursuant to clause (7) of the definition of “Permitted Indebtedness”;

(10) additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of $25.0 million or 5.5% of Consolidated Net Tangible Assets;

(11) any guarantees of Indebtedness permitted by clause (6) of the definition of “Permitted Indebtedness”;

(12) Investments consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Issuer or any of its Subsidiaries uses or sells in the ordinary course of business;

(13) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business of the Issuer and its Subsidiaries;

(14) Investments existing on the Issue Date, and any extensions thereof on terms no less favorable and in amounts no greater than exist on the Issue Date;

(15) advances of payroll payments to employees in the ordinary course of business;

(16) Investments in respect of Treasury Services Agreements permitted under clause (13) of the definition of “Permitted Indebtedness”; and

(17) Investments the payment for which consists solely of Qualified Stock of the Issuer or net cash proceeds of a substantially concurrent sale of Qualified Stock of the Issuer.

The amount of any Permitted Investment made in assets other than cash shall be its Fair Market Value.

The amount of any Investments outstanding for purposes of clause (10) or (16) above and the amount of Investments deemed made since the Issue Date for purposes of clause (6) of the second paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be equal to the aggregate amount of Investments made pursuant to such clause reduced (but not below zero) by the following (to the extent not included in the calculation of Consolidated Net Income for purposes of determining the Basket and without duplication):

•

the aggregate net proceeds (including the Fair Market Value of assets other than cash) received by the Issuer or any Restricted Subsidiary upon the sale or other disposition of any Investment made pursuant to such clause;

•	the net reduction in Investments made pursuant to such clause resulting from dividends, repayments of loans or advances or other Transfers of assets to the Issuer or any Restricted Subsidiary;

•

to the extent that the amount available for Investments under such clause was reduced as the result of the designation of an Unrestricted Subsidiary, the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated, or liquidated or merged into, a Restricted Subsidiary; and

•	the net reduction in Investments made pursuant to such clause resulting from repayment of letters of credit or the expiration of letters of credit undrawn.

“Permitted Liens” means:

(1) Liens on assets or shares of stock of a Person at the time such Person becomes a Subsidiary or when such assets or shares of stock are acquired (including by way of merger with such Person); provided that (a) such Lien was not incurred in anticipation of or in connection with the transaction or series of related transactions pursuant to which such Person became a Subsidiary or such assets were acquired and (b) such Lien does not extend to cover any assets of the Issuer or any other Restricted Subsidiary;

(2) Liens existing on the Issue Date other than Liens securing Indebtedness incurred under clause (3) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

(3) Liens imposed by law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, employees’, laborers’, employers’, suppliers’, banks’, repairmen’s and other like Liens, in each case, for sums not yet due or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(4) Liens for taxes, assessments and other governmental charges not yet due or payable or subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings and that are appropriately reserved for in accordance with GAAP if required by GAAP;

(5) Liens on assets acquired or constructed after the Issue Date securing Purchase Money Indebtedness and Capital Lease Obligations; provided that such Liens shall in no event extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Purchase Money Indebtedness or Capital Lease Obligations;

(6) zoning restrictions, easements, rights-of-way, restrictions on the use of real property, other similar encumbrances on real property incurred in the ordinary course of business and minor irregularities of title to real property that do not (a) secure Indebtedness or (b) individually or in the aggregate materially impair the value of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of the Issuer and the Restricted Subsidiaries at such real property;

(7) terminable or short-term leases or permits for occupancy, which leases or permits (a) expressly grant to the Issuer or any Restricted Subsidiary the right to terminate them at any time on not more than six months’ notice and (b) do not individually or in the aggregate interfere with the operation of the business of the Issuer or any Restricted Subsidiary or individually or in the aggregate impair the use (for its intended purpose) or the value of the property subject thereto;

(8) Liens created by or resulting from any litigation or other proceedings or resulting from operation of law with respect to any judgments, awards or orders to the extent that such litigation, other proceedings, judgments, awards or orders do not cause or constitute an Event of Default;

(9) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Issuer or any Restricted Subsidiary in accordance with the provisions of the Indenture in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(10) Liens securing Refinancing Indebtedness relating to Permitted Liens of the type described in clauses (1), (2) and (5) of this definition; provided that such Liens extend only to the assets securing the Indebtedness being Refinanced;

(11) other Liens securing obligations in an aggregate amount at any time outstanding not to exceed the greater of $10.0 million or 2.5% of Consolidated Net Tangible Assets;

(12) Liens securing Indebtedness not to exceed an amount equal to the greater of (x) Indebtedness permitted incurred under clause (3) of the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness,” and (y) a maximum principal amount of Indebtedness such that, as of such date, and after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Indebtedness Leverage Ratio of OMNOVA and the Restricted Subsidiaries would not exceed 2.75 to 1.0;

(13) Liens securing Hedging Obligations of the type described in clause (7) of the definition of “Permitted Indebtedness”;

(14) Liens securing Indebtedness of Foreign Subsidiaries; provided that such Lien does not extend to the property or assets of any Subsidiary of OMNOVA other than a Foreign Subsidiary;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens securing Indebtedness of a Restricted Subsidiary owed to and held by the Issuer or a Restricted Subsidiary;

(17) pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(18) Liens in favor of banks that arise under Article 4 of the UCC on items in collection and documents relating thereto and proceeds thereof and Liens arising under Section 2-711 of the UCC;

(19) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent or deposits as security for the payment of insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and pledges or deposits to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection the foregoing activities, in each case incurred in the ordinary course of business, and pledges or deposits arising in connection with any attachment unless such Lien shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(21) Liens in favor of the issuers of surety, performance, judgment, appeal and like bonds or letters of credit issued in the ordinary course of business;

(22) Liens occurring solely by the filing of a UCC statement (or similar filings), which filing (A) has not been consented to by the Issuer or any Restricted Subsidiary or (B) arises solely as a precautionary measure in connection with operating leases or consignment of goods;

(23) any obligations or duties affecting any property of the Issuer or any Restricted Subsidiary to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(24) Liens on any property in favor of domestic or foreign governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable;

(25) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(26) deposits, pledges or other Liens to secure obligations under purchase or sale agreements;

(27) Liens in the form of licenses, leases or subleases on any asset incurred by the Issuer or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Issuer or such Subsidiary and is incurred in the ordinary course of business;

(28) Liens on receivables subject to factoring transactions;

(29) Liens on goods or inventory (and proceeds thereof) the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of the Issuer or any Restricted Subsidiary; provided that such Lien secures only the obligations of the Issuer or such Restricted Subsidiary in respect of such letter of credit or banker’s acceptance;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Issuer or any of its Restricted Subsidiaries;

(31) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

(32) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(33) Liens or other matters disclosed in title policies in connection with the Credit Facilities;

(34) Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under “—Certain Covenants—Limitation on Asset Sales” in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;

(35) Liens securing Indebtedness permitted to be incurred under clauses (13) or (19) under “—Certain Covenants—Limitation on Incurrence of Indebtedness”;

(36) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(37) licenses of intellectual property granted in the ordinary course of business; and

(38) other Liens (not securing Indebtedness) incidental to the conduct of the business of the Issuer or any of the Restricted Subsidiaries or the ownership of their assets that do not individually or in the aggregate materially adversely affect the value of the Issuer or the operation of the business of the Issuer and the Restricted Subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” mean Indebtedness:

•

consisting of the deferred purchase price of assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations, mortgages and obligations in respect of industrial revenue bonds or similar Indebtedness; and

•	incurred to finance the acquisition by the Issuer or a Restricted Subsidiary of an asset, including additions and improvements or the installation, construction or improvement of such asset;

provided that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further that such Indebtedness is incurred within 180 days after such acquisition of, or the completion of construction of, such asset by the Issuer or Restricted Subsidiary.

“Qualified Stock” means any Capital Stock of the Issuer other than Disqualified Stock.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, increase, replace, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, in part or in whole. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness being Refinanced as of the date of such proposed Refinancing (plus the amount of any accrued and unpaid interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred in connection with such Refinancing); or

(2) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if the Indebtedness being Refinanced is subordinated in right of payment by its terms to the Notes or a Guarantee, then such Refinancing Indebtedness shall be subordinated in right of payment by its terms to the Notes or such Guarantee at least to the same extent and in the same manner as the Indebtedness being Refinanced and (y) the obligor(s) on the Refinancing Indebtedness shall not include any Person that is not the Issuer or a Guarantor or a Person that is an obligor on the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement described under “Exchange Offer; Registration Rights.”

“Restricted Payment” means, with respect to any Person:

(1) any dividend or other distribution declared or paid on any Capital Stock of the Issuer (other than dividends or distributions payable solely in Qualified Stock);

(2) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer;

(3) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations prior to the Stated Maturity thereof (other than any Purchase Money Indebtedness incurred after the Issue Date upon the sale, condemnation or casualty of the related asset); or

(4) the making of an Investment (other than a Permitted Investment), including any Investment in an Unrestricted Subsidiary (including by the designation of any Subsidiary of the Issuer as an Unrestricted Subsidiary).

“Restricted Subsidiary” means each Subsidiary of the Issuer that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of:

(i) the aggregate amount of Indebtedness of such Person and its Restricted Subsidiaries secured by a Lien as of such date of calculation (determined on a consolidated basis in accordance with GAAP), to

(ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred and in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Significant Subsidiary” means (1) any Restricted Subsidiary that is a “significant subsidiary” of the Issuer on a consolidated basis within the meaning of Regulation S-X promulgated by the SEC or (2) any Restricted

Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (8) or (9) under “—Events of Default” has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

“Special Mandatory Redemption” has the meaning ascribed to such term under “—Special Mandatory Redemption.”

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means any Indebtedness of the Issuer or a Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is subordinated by its terms in right of payment to the Notes or the Guarantee of the Issuer or such Guarantor.

“Subsidiary” means, in respect of any Person, any corporation, association, partnership or other business entity of which Voting Stock representing more than 50% of the total voting power of all outstanding Voting Stock of such Person is at the time owned, directly or indirectly, by such Person.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) investments in time or demand deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A-2” or higher by Moody’s, “A” or higher by S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an affiliate of the Issuer) organized and in existence under the laws of the United States of America, any State thereof or the District of Columbia or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is “P-2” or higher from Moody’s, “A-2” or higher from S&P or the equivalent rating by any other nationally recognized statistical rating organization (as defined above);

(5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Moody’s or “A” by S&P; and

(6) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (1) through (5) above.

“Total Assets” means, as applicable, (x) the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis or (y) the total assets of the Foreign Subsidiaries, in each case as shown on the most recent balance sheet of the Issuer.

“Transfer” means to sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, consolidation, merger or otherwise, in one transaction or a series of transactions. “Transferred,” “Transferor” and “Transferee” have correlative meanings.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to November 1, 2014; provided, however, that if the period from the redemption date to November 1, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to November 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Treasury Services Agreements” means, with respect to the Issuer or any of its Restricted Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services or cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such services.

“UCC” means the Uniform Commercial Code in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” means:

•	any Subsidiary of the Issuer that at the time of determination shall have been designated an Unrestricted Subsidiary by the Company; and

•	any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any assets of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:

•	no Default has occurred and is continuing or would occur as a consequence thereof;

•

(x) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception or (y) the Consolidated Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such designation; and

•

either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments” (treating the Fair Market Value of the Issuer’s proportionate interest in the net worth of such Subsidiary on such date calculated in accordance with GAAP as the amount of the Investment).

The Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

•	no Default has occurred and is continuing; and

•

Indebtedness of such Unrestricted Subsidiary and all Liens on any asset of such Unrestricted Subsidiary outstanding immediately following such redesignation would, if incurred at such time, be permitted to be incurred under the Indenture.

Any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, that involves total assets of $10.0 million or more shall be approved by the Board of Directors.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) then outstanding aggregate principal amount of such Indebtedness into

(2) the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Issuer and/or one or more Wholly Owned Subsidiaries.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

The exchange notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (collectively, the “Global Note”).We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary (“participants”) and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC or its nominee is the registered owner or holder of the exchange notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers, registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of exchange notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the

Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by OMNOVA, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days or (iii) if there is an event of default under the indenture.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for U.S. federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes will generally include your holding period for outstanding notes, your adjusted tax basis in the exchange notes immediately following the exchange will generally be the same as your adjusted tax basis in your outstanding notes immediately before the exchange, and all of the U.S. federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes. It is not a complete analysis of all the potential tax considerations relating to the notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all relating to the U.S. federal income tax treatment of debt instruments as currently in effect and publicly available. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below.

This summary assumes that you purchased your outstanding notes upon their initial issuance at their issue price (within the meaning of Section 1273 of the Code) and that you held your outstanding notes, and you will hold your exchange notes, as capital assets (within the meaning of Section 1221 of the Code). This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	brokers and dealers in securities or currencies;

•	persons who have ceased to be citizens or residents of the United States;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities.

This summary of material U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, or the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. If you are considering purchasing the notes, you are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under the U.S. federal estate or gift tax rules, under the laws of any state, local, or foreign taxing jurisdiction or under any applicable income tax treaty.

Consequences to U.S. Holders of Holding the Exchange Notes

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder” of the exchange notes. Certain consequences to “Non-U.S. Holders” of the exchange notes are described under “—Consequences to Non-U.S. Holders of Holding the Exchange Notes,” below. “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds exchange notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your tax advisor regarding the tax consequences of holding the exchange notes to you.

Payments of Interest

Interest paid on the exchange notes will generally be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously taxed, will be taxable as such) and your adjusted tax basis in the exchange note. Your adjusted tax basis in a note generally will be your cost for the note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal, premium (if any) and interest on and the proceeds of certain sales of exchange notes unless you are an exempt recipient. Backup withholding of tax (currently at a rate of 28% and scheduled to increase to 31% in 2011) generally will apply to such payments if you fail to provide your taxpayer identification number or proper certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Medicare Tax

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, interest and gain on the disposition of the exchange notes. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their investment in the exchange notes.

Consequences to Non-U.S. Holders of Holding the Exchange Notes

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, is a holder of a note, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of acquiring, holding or disposing of the exchange notes.

Income or Withholding Tax

Subject to the discussion of backup withholding below, if you are a Non-U.S. Holder you will generally not be subject to U.S. federal income tax on interest paid on the exchange notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States) and you will not be subject to the 30% U.S. federal withholding tax, provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is directly or indirectly related to us through actual or constructive stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an applicable IRS Form W (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the exchange notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, unless:

•

that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

•

if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, redemption, retirement or other taxable disposition and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on such gain in the manner described below under “—Interest or Gain Effectively Connected with a U.S. Trade or Business.” If you are described in the second bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, redemption, retirement or other taxable disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on any sale, exchange, redemption, retirement or other taxable disposition of exchange notes is attributable to accrued but unpaid interest on the exchange note not previously included in income, this amount generally will be treated in the same manner as payments of interest as described under the heading “—Payments of Interest” above.

Interest or Gain Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest on an exchange note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of an exchange note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax with respect to interest if you provide an IRS Form W-8ECI, as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest or gain effectively connected with your trade or business in the United States will be included in your earnings and profits.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments on the notes and proceeds from the sale or other disposition of the exchange notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of ERISA and the Code is based on ERISA and the Code, judicial decisions and U.S. Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the exchange notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the ERISA-related issues that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on Plans and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the exchange notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the exchange notes satisfies these requirements.

An investor who is considering acquiring the exchange notes with the assets of a Plan Entity must consider whether the acquisition and holding of the exchange notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan Entity and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan Entity. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property or extensions of credit between a Plan Entity and a party in interest or disqualified person (such as a purchase of exchange notes). Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan Entity from dealing with the assets of the Plan Entity for its own benefit (for example when a fiduciary of a Plan Entity uses its position to cause the Plan Entity to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; PTCE 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the exchange notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

As a general rule, Governmental Plans, Church Plans and non-U.S. plans are not subject to the above-described requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to the above-described requirements of ERISA or Section 4975 of the Code, it may be subject to Similar Law. A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the exchange notes.

The exchange notes may be acquired by a Plan Entity or by a Governmental Plan, Church Plan or non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. The exchange notes may not be purchased by or transferred to any investor unless such investor represents it will comply with the restrictions regarding sale, acquisition, and transfer under ERISA which are designed to ensure that the acquisition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA, the Code or a Similar Law.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets all legal requirements applicable to investments by Plan Entities, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan Entity, Governmental Plan, Church Plan or non-U.S. plan.

PLAN OF DISTRIBUTION

Except as discussed below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for its own account in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until     , 2011, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes exchanged hereby will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements of OMNOVA Solutions Inc. appearing in OMNOVA Solutions Inc.’s 2010 Annual Report (Form 10-K) for the year ended November 30, 2010, and the effectiveness of OMNOVA Solutions Inc.’s internal control over financial reporting as of November 30, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Eliokem International SAS and subsidiaries as of and for the years ended December 31, 2009, 2008 and 2007 have been incorporated by reference in this prospectus by reference to our Current Report on Form 8-K, filed on December 15, 2010, and have been audited by Deloitte & Assocíés, independent auditors, as stated in their report appearing herein.

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov and at our website at http://www.omnova.com. Copies of documents we file with the Commission can be read at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of our filings at prescribed rates by writing to the Public Reference Room of the Commission at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. In addition, our common shares are listed on The New York Stock Exchange, and our reports, proxy statements and other information can be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

In this prospectus, we are “incorporating by reference” certain documents that we file with the Commission. This means that we can disclose important information to you by referring you to those documents. Any information that we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information that we file with the Commission after the date of this prospectus and until this offering is completed will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the Commission and any filings that we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus until this offering is completed:

•	our Annual Report on Form 10-K for the fiscal year ended November 30, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended February 28, 2011; and

•	our Current Reports on Form 8-K filed on December 15, 2010 and March 22, 2011.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the Commission, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than exhibits, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing to or telephoning us at the following address and telephone number:

OMNOVA Solutions Inc.

175 Ghent Road Fairlawn, Ohio 44333

Attn: Corporate Secretary

Telephone: (330) 869-4200

You should rely only on the information contained or incorporated by reference into this prospectus or in any term sheet that we provide. We have not authorized any other person to provide you with different information. If anyone provides you with different inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may change after that date.

$250,000,000

7.875% Senior Notes due 2018

PROSPECTUS

    , 2011

PART II

Item 20.	Indemnification of Directors and Officers.

Ohio Law

Section 1701.13(E)(1) of the Ohio Revised Code provides that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Section 1701.13(E)(2) further specifies that a corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of (a) any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless, and only to the extent, that the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper, and (b) any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code concerning unlawful loans, dividends and distribution of assets.

To the extent that a director, trustee, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to above, Section 1701.13(E)(3) provides that he or she is entitled to be indemnified against his or her reasonable expenses incurred in connection with such action, suit or proceeding.

Section 1701.13(E)(5) requires a corporation to pay any expenses, including attorney’s fees, of a director in defending an action, suit, or proceeding referred to above as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he or she agrees to both (i) repay such amount if it is proved by clear and convincing evidence that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably cooperate with the corporation concerning the action, suit, or proceeding.

Finally, Section 1701.13(E)(6) states that the indemnification authorized under Ohio law is not exclusive and is in addition to any other rights to indemnification granted by the Company’s Articles of Incorporation or Code of Regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise. Section 1701.13(E)(7) specifically authorizes companies to purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent for any liability asserted against him or her or arising out of his or her status as such.

Code of Regulations

The Company’s Code of Regulations provides that it shall indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a member of the Company’s board of directors or an officer, employee, member, manager or agent of the Company, or is or was serving at the Company’s request as a director, trustee, officer, employee or agent of another corporation, limited liability company, or a partnership, joint venture, trust or other enterprise.

In addition, the Company’s Code of Regulations provides that the Company will pay, to the full extent required by law, expenses, including attorney’s fees, incurred by a member of the Company’s board of directors in defending such action, suit or proceeding as they are incurred, in advance of the final disposition thereof, and may pay, in the same manner and to the full extent permitted by law, such expenses incurred by any other person. The Company’s indemnification and payment, is not exclusive of, and shall be in addition to, any other rights the indemnified parties have under law, the Articles of Incorporation, any agreements, vote of shareholders or disinterested members of the board of directors or otherwise.

Insurance

Under the terms of the Company’s directors’ and officers’ insurance policy, the Company’s directors and officers are insured against certain liabilities, including liabilities arising under the Securities Act of 1933.

Indemnification Agreements

In addition, the Company has entered into indemnification agreements with each of its directors and officers (“Indemnitees”). In general, the indemnification agreements provide that, subject to the procedures, limitations and exceptions set forth therein, the Company will indemnify the Indemnitee for all damages, losses, liabilities, judgments, fines, penalties or amounts paid in settlement which Indemnitee becomes obligated to pay (“Losses”), arising out of any Claim (as defined below) (x) arising out of any actual or alleged act or omission by Indemnitee in his or her capacity as a director, officer, employee or agent of the Company or as a director, officer, employee, member, manager, trustee or agent of any corporation, limited liability company, partnership, joint venture, trust, plan or other entity or enterprise as to which Indemnitee is or was serving at the request of the Company as a director, officer, employee, member, manager, trustee or agent (“Other Enterprise”) or (y) by reason of the fact that Indemnitee is a current or former director, officer, employee or agent of the Company or by reason of the fact that Indemnitee is a current or former director, officer, employee, member, manager, trustee or agent of any Other Enterprise (an “Indemnifiable Claim”). For purposes of the indemnification agreements, Claim is defined as (i) any threatened, asserted, pending or completed claim, demand, action, suit or proceeding against Indemnitee, whether civil, criminal, administrative, arbitrative, investigative or other (including by or in the right of the Company), and whether made pursuant to federal, state or other law; or (ii) any threatened, pending or completed inquiry or investigation, whether made, instituted or conducted by the Company or any other person, (including any governmental entity) that Indemnitee believes in good faith might lead to the institution of any such claim, demand, action, suit or proceeding; or (iii) any subpoena or any discovery request seeking information, documents or testimony from Indemnitee whether or not the Indemnitee is a party to or the subject of the underlying claim, demand, action, suit or proceeding or the subject of any such inquiry or investigation. Subject to the terms of the indemnification agreements, Indemnitees also have the right to payment or advancement by the Company of reasonable expenses arising out of an Indemnifiable Claim or the enforcement of the indemnification agreements, which are paid or incurred by the Indemnitee or which Indemnitee reasonably determines are likely to be so paid or incurred by Indemnitee. Finally, the indemnification agreements require the Company to use commercially reasonable efforts to maintain in effect directors’ and officers’ liability insurance.

Item 21.	Exhibits And Financial Statement Schedules

(a) Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 10 filed by OMNOVA Solutions Inc. on July 9, 1999 (File No. 1-15147)).

3.2	Amended and Restated Code of Regulations of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form 10 filed by OMNOVA Solutions Inc. on July 9, 1999 (File No. 1-15147)).

3.3*	Amended Articles of Incorporation of OMNOVA Wallcovering (USA), Inc.

3.4*	Code of Regulations of OMNOVA Wallcovering (USA), Inc.

3.5*	Articles of Incorporation of Decorative Products Thailand, Inc.

3.6*	Regulations of Decorative Products Thailand, Inc.

4.1	Indenture, dated as of November 3, 2010, by and among OMNOVA Solutions Inc., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by OMNOVA Solutions Inc. on November 4, 2010).

4.2	Registration Rights Agreement, dated as of November 3, 2010, by and among OMNOVA Solutions Inc., the Guarantors (as defined therein) and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the OMNOVA Solutions Inc. on November 4, 2010).

4.3*	First Supplemental Indenture, dated as of December 14, 2010, to Indenture, dated as of November 3, 2010, by and among OMNOVA Solutions Inc., the Additional Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee.

5.1	Opinion of Jones Day.

12.1	Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to OMNOVA Solutions Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2011 (File No. 1-15147)).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to OMNOVA Solutions Inc.’s Annual Report on Form 10-K for the year ended November 30, 2010 (File No. 1-15147)).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Assocíés.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1*	Power of Attorney for OMNOVA Solutions Inc.

24.2*	Power of Attorney for Decorative Products Thailand, Inc.

24.3*	Power of Attorney for OMNOVA Wallcovering (USA), Inc.

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients.

(b) Financial Statement Schedules. None.

(c) Reports, Opinions and Appraisals. None.

*	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(d) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of Ohio, on May 12, 2011.

OMNOVA SOLUTIONS INC.

By:	/s/ Michael E. Hicks
Name:	Michael E. Hicks
Title:	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin M. McMullen Kevin M. McMullen	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 12, 2011

/s/ Michael E. Hicks Michael E. Hicks	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 12, 2011

* David J. D’Antoni	Director	May 12, 2011

* Michael J. Merriman	Director	May 12, 2011

* Steven W. Percy	Director	May 12, 2011

* Larry B. Porcellato	Director	May 12, 2011

* Allan R. Rothwell	Director	May 12, 2011

* William R. Seelbach	Director	May 12, 2011

* Robert A. Stefanko	Director	May 12, 2011

*	The undersigned by signing her name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which has been filed herewith on behalf of such directors and officers.

By:	/s/ Kristine C. Syrvalin
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of Ohio, on May 12, 2011.

DECORATIVE PRODUCTS THAILAND, INC.

By:	/s/ Kevin M. McMullen
Name:	Kevin M. McMullen
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin M. McMullen Kevin M. McMullen	President and Director (Principal Executive Officer)	May 12, 2011

/s/ Michael E. Hicks Michael E. Hicks	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 12, 2011

* James C. LeMay	Director	May 12, 2011

/s/ Kristine C. Syrvalin Kristine C. Syrvalin	Director	May 12, 2011

*	The undersigned by signing her name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which has been filed herewith on behalf of such directors and officers.

By:	/s/ Kristine C. Syrvalin
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairlawn, State of Ohio, on May 12, 2011.

OMNOVA WALLCOVERING (USA), INC.

By:	/s/ Kevin M. McMullen
Name:	Kevin M. McMullen
Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin M. McMullen Kevin M. McMullen	President and Director (Principal Executive Officer)	May 12, 2011

/s/ Michael E. Hicks Michael E. Hicks	Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 12, 2011

* James C. LeMay	Director	May 12, 2011

*	The undersigned by signing her name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which has been filed herewith on behalf of such directors and officers.

By:	/s/ Kristine C. Syrvalin
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.1	Amended and Restated Articles of Incorporation of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form 10 filed by OMNOVA Solutions Inc. on July 9, 1999 (File No. 1-15147)).

3.2	Amended and Restated Code of Regulations of OMNOVA Solutions Inc. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form 10 filed by OMNOVA Solutions Inc. on July 9, 1999 (File No. 1-15147)).

3.3*	Amended Articles of Incorporation of OMNOVA Wallcovering (USA), Inc.

3.4*	Code of Regulations of OMNOVA Wallcovering (USA), Inc.

3.5*	Articles of Incorporation of Decorative Products Thailand, Inc.

3.6*	Regulations of Decorative Products Thailand, Inc.

4.1	Indenture, dated as of November 3, 2010, by and among OMNOVA Solutions Inc., the Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by OMNOVA Solutions Inc. on November 4, 2010).

4.2	Registration Rights Agreement, dated as of November 3, 2010, by and among OMNOVA Solutions Inc., the Guarantors (as defined therein) and the initial purchasers party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by the OMNOVA Solutions Inc. on November 4, 2010).

4.3*	First Supplemental Indenture, dated as of December 14, 2010, to Indenture, dated as of November 3, 2010, by and among OMNOVA Solutions Inc., the Additional Guarantors (as defined therein) and Wells Fargo Bank, National Association, as trustee.

5.1	Opinion of Jones Day.

12.1	Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to OMNOVA Solutions Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2011 (File No. 1-15147)).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to OMNOVA Solutions Inc.’s Annual Report on Form 10-K for the year ended November 30, 2010 (File No. 1-15147)).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Deloitte & Assocíés.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1*	Power of Attorney for OMNOVA Solutions Inc.

24.2*	Power of Attorney for Decorative Products Thailand, Inc.

24.3*	Power of Attorney for OMNOVA Wallcovering (USA), Inc.

25.1*	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4*	Form of Letter to Clients.

*	Previously filed.